    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              THE AES CORPORATION

             (Exact name of registrant as specified in its charter)

            DELAWARE                             4991                            54-1163725
  (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                         ------------------------------

                             1001 NORTH 19TH STREET
                           ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                 BARRY J. SHARP
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              THE AES CORPORATION
                             1001 NORTH 19TH STREET
                           ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

           RONALD C. BARUSCH, ESQ.                                RICHARD HALL, ESQ.
            PANKAJ K. SINHA, ESQ.                               CRAVATH, SWAINE & MOORE
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                         825 EIGHTH AVENUE
         1440 NEW YORK AVENUE, N.W.                            NEW YORK, NEW YORK 10019
           WASHINGTON, D.C. 20005                                   (212) 474-1000
               (202) 371-7000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and after all other conditions under the share exchange agreement are satisfied or waived.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED(1)            SHARE                PRICE         REGISTRATION FEE(2)
Common Stock, par value $0.01 per
  share                                     71,861,583               N/A                  N/A               $524,447

(1) This Registration Statement relates to common stock, par value $0.01 per share, of The AES Corporation ("AES") issuable to holders of common stock, no par value, of IPALCO Enterprises, Inc. ("IPALCO") in the proposed share exchange described herein. Under the share exchange agreement the final exchange ratio will vary, subject to a maximum of 0.794. The amount of AES common stock to be registered has been determined by multiplying an assumed maximum exchange ratio of 0.794 for each share of IPALCO common stock by the maximum aggregate number of shares of IPALCO common stock outstanding prior to the share exchange, assuming the exercise of all outstanding IPALCO options (whether or not currently exercisable). The actual exchange ratio will not be determined until just prior to the closing date.

(2) The registration fee was calculated pursuant to Rules 457(f)(1) and 457(c) based upon the per share market value of the shares of IPALCO common stock to be cancelled in the share exchange which is the average of the high and low sales prices of IPALCO common stock on the New York Stock
    Exchange, Inc. Composite Tape on August 15, 2000 multiplied by 85,904,469 shares.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      [LOGO OF IPALCO]       [LOGO OF AES]

                     SPECIAL MEETING OF IPALCO SHAREHOLDERS

To the shareholders of IPALCO Enterprises, Inc.:

    We invite you to attend a special meeting of the shareholders of IPALCO Enterprises, Inc., which will be held at 11:00 a.m., Indianapolis time on
/            /, 2000 at One Monument Circle, Indianapolis, Indiana.

    At this important meeting, you will be asked to approve an Agreement and Plan of Share Exchange between IPALCO Enterprises, Inc. and The AES Corporation. Pursuant to the share exchange agreement, IPALCO and AES will effect a share exchange in which IPALCO will become a wholly-owned subsidiary of AES.

    In the share exchange, your IPALCO common shares will be exchanged for AES common stock. Under the terms of the share exchange agreement, the final exchange ratio will be determined five business days prior to the closing, based on the average daily closing prices of AES common stock for the preceding twenty trading days. Upon closing, each share of IPALCO common stock will be exchanged for AES shares with a market value of $25.00, subject to adjustment as described below, so long as the average price of AES common stock (determined as described above) is not below $31.50. If the average price of AES common stock is below $31.50, you will receive a fixed ratio of 0.794 (subject to adjustment) shares of AES common stock per share of IPALCO common stock. Subject to adjustment, if the average price of AES common stock is below $26.45 (an effective price to you of $21.00 per share of IPALCO common stock), IPALCO has the right to terminate the transaction. If the closing is delayed beyond March 31, 2001, because of delay in receiving certain regulatory approvals, and all other conditions are satisfied, then the purchase price per IPALCO share will be increased by $0.15, plus a daily increase equal to $0.375 per calendar quarter (equivalent to $0.00411 per day). AES will pay you cash in lieu of issuing any fractional shares.

    Approval by our shareholders and certain regulatory bodies is necessary before we can complete the share exchange. We currently expect that those conditions will be met and the share exchange will close in early 2001.

    THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS INCLUDES A SUMMARY OF THE TERMS OF THE SHARE EXCHANGE AGREEMENT AND CERTAIN RELATED INFORMATION. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY.

    YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE SHARE EXCHANGE AGREEMENT, AND HAS DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF IPALCO AND ITS SHAREHOLDERS FOR IPALCO TO BE ACQUIRED BY AES PURSUANT TO THE TERMS OF THE SHARE EXCHANGE AGREEMENT. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SHARE EXCHANGE AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE EXCHANGE AGREEMENT.

    If you have any questions concerning the proposed transaction, please call our proxy solicitors, D.F. King & Co., Inc., toll-free at 1-800-758-5378. Please do not send in your stock certificates with your proxy card.

                                          Sincerely,
                                          John R. Hodowal
                                          Chairman of the Board and President

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the share exchange or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated /      /, 2000 and is first being
mailed to shareholders of IPALCO on or about /      /, 2000.

                             ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about AES and IPALCO from other documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

The AES Corporation                    IPALCO Enterprises, Inc.
1001 North 19th Street                 One Monument Circle
Arlington, Virginia 22209              Indianapolis, Indiana 46204
(703) 522-1315                         (317) 261-8261

    If you would like to request any documents, please do so by /          /,
2000 in order to receive them before the special meeting.

    See "Where You Can Find More Information" on page 66.

                            IPALCO ENTERPRISES, INC.
                              ONE MONUMENT CIRCLE
                             INDIANAPOLIS, IN 46204

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON /      /, 2000

                            ------------------------

Dear IPALCO Shareholder:

    A special meeting of the shareholders of IPALCO Enterprises, Inc. ("IPALCO") will be held on
/    /, 2000 at 11:00 a.m., Indianapolis time, at One Monument Circle,
Indianapolis, Indiana for the following purposes:

        1. To consider and vote upon a proposal to approve an Agreement and Plan of Share Exchange, dated as of July 15, 2000, attached as Annex A to the accompanying proxy statement/ prospectus, providing for the share exchange between IPALCO and The AES Corporation ("AES"), pursuant to which IPALCO will become a wholly-owned subsidiary of AES. As a result of the share exchange, each outstanding share of IPALCO common stock will be exchanged for AES common stock with a market value of $25.00 per IPALCO share, as more fully described in the accompanying proxy statement/prospectus.

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    Shareholders of record at the close of business on /            /, 2000 will
be entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. It is very important that your shares be represented at the special meeting. Approval of the share exchange agreement will require the affirmative vote of at least a majority of IPALCO's outstanding common shares. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the share exchange agreement.

    YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE SHARE EXCHANGE AGREEMENT, AND HAS DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF IPALCO AND ITS SHAREHOLDERS FOR IPALCO TO BE ACQUIRED BY AES PURSUANT TO THE TERMS OF THE SHARE EXCHANGE AGREEMENT. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SHARE EXCHANGE AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE EXCHANGE AGREEMENT.

    ALL IPALCO SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

                                          By order of the Board of Directors,
                                          John R. Hodowal
                                          Chairman of the Board and President

/        /, 2000
Indianapolis, Indiana

                               TABLE OF CONTENTS

PROXY STATEMENT                                                       PROSPECTUS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE BETWEEN AES
  AND IPALCO................................................      1
SUMMARY.....................................................      3
THE COMPANIES...............................................     15
  AES.......................................................     15
  IPALCO....................................................     15
THE SPECIAL MEETING OF IPALCO SHAREHOLDERS..................     16
  Proxy Statement/Prospectus................................     16
  Date, Time and Place of the Special Meeting...............     16
  Record Date and Voting Power..............................     16
  Required Vote.............................................     16
  Voting; Proxies...........................................     16
THE SHARE EXCHANGE..........................................     18
  General Description of the Share Exchange.................     18
  Background................................................     18
  AES's Reasons for the Share Exchange......................     21
  IPALCO's Reasons for the Share Exchange...................     21
  Recommendation of IPALCO's Board of Directors.............     23
  Opinion of IPALCO's Financial Advisor.....................     23
  Interests of IPALCO's Officers and Directors in the Share
    Exchange................................................     30
  Management and Operation of IPALCO After the Share
    Exchange................................................     33
  Description of Exchange of Stock..........................     34
  Certain United States Federal Income Tax Consequences of
    the Share Exchange......................................     34
  No Dissenters' or Appraisal Rights........................     35
  Anticipated Accounting Treatment..........................     36
  Governmental Approvals and Regulatory Matters.............     36
  Securities Laws Matters...................................     38
  New York Stock Exchange Matters...........................     38
CERTAIN TERMS OF THE AGREEMENT AND PLAN OF SHARE EXCHANGE...     39
  The Share Exchange........................................     39
  Effective Time of the Share Exchange......................     39
  Manner and Basis of Effecting the Share Exchange..........     39
  Treatment of Stock Options and Restricted Stock...........     39
  Representations and Warranties............................     40
  Covenants; Conduct of Business Prior to the Share
    Exchange................................................     40
  Limitation on Considering Other Acquisition Proposals.....     44
  Conditions to the Share Exchange..........................     45
  Termination of the Share Exchange Agreement...............     47
  Expenses and Termination Fees.............................     47
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......     48
DESCRIPTION OF AES CAPITAL STOCK............................     57
  General...................................................     57
  Transfer Agent and Registrar..............................     57
COMPARATIVE RIGHTS OF IPALCO SHAREHOLDERS AND AES
  SHAREHOLDERS..............................................     58
INDEPENDENT ACCOUNTANTS.....................................     66
LEGAL MATTERS...............................................     66

                                                                PAGE
                                                              --------
EXPERTS.....................................................     66
WHERE YOU CAN FIND MORE INFORMATION.........................     66

Annexes:
Annex A: Agreement and Plan of Share Exchange...............    A-1
Annex B: Opinion of UBS Warburg LLC.........................    B-1

     QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE BETWEEN AES AND IPALCO

Q: WHY IS IPALCO EFFECTING A SHARE EXCHANGE WITH AES? WHAT WILL HAPPEN TO IPALCO AFTER THE SHARE EXCHANGE?

A: IPALCO is effecting a share exchange with AES in order to become part of a larger, more diversified company with significantly greater financial resources and a greater ability to respond to utility industry pressures such as deregulation, new regulatory compliance costs and increasing competition for customers. AES will acquire IPALCO through the share exchange and, as described below, IPALCO shareholders will receive AES common stock in exchange for their IPALCO common stock. IPALCO will then become a wholly-owned subsidiary of AES.

Q:  WHAT WILL I RECEIVE IN THE EXCHANGE?

A: Under the terms of the share exchange agreement, the final exchange ratio will be determined five business days prior to the closing, based on the average daily closing prices of AES common stock for the preceding twenty trading days. Upon closing, each share of IPALCO common stock will be exchanged for AES shares with a market value of $25.00, subject to adjustment as described below, so long as the average price of AES common stock (determined as described above) is not below $31.50. If the average price of AES common stock is below $31.50, you will receive a fixed ratio of 0.794 (subject to adjustment) shares of AES common stock per share of IPALCO common stock. Subject to adjustment, if the average price of AES common stock is below $26.45 (an effective price to you of $21.00 per share of IPALCO common stock), IPALCO has the right to terminate the transaction. If the closing is delayed beyond March 31, 2001, because of delay in receiving certain regulatory approvals, and all other conditions are satisfied, then the purchase price per IPALCO share will be increased by $0.15, plus a daily increase equal to $0.375 per calendar quarter (equivalent to $0.00411 per day). AES will pay you cash in lieu of issuing any fractional shares. We encourage you to obtain current market quotations for AES and IPALCO common stock.

Q:  WILL I RECEIVE DIVIDENDS ON MY AES SHARES?

A:  AES does not currently pay or intend to pay dividends on its common stock.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE SHARE EXCHANGE?

A: We are working to complete the share exchange as quickly as possible and expect to do so in early 2001 following receipt of necessary regulatory approvals.

Q: WHO CAN VOTE ON THE SHARE EXCHANGE AGREEMENT? WHAT VOTE IS REQUIRED TO APPROVE THE SHARE EXCHANGE AGREEMENT?

A:  All IPALCO common shareholders of record at the close of business on
/            /, 2000 are entitled to vote on the share exchange agreement. An affirmative vote of at least a majority of the total outstanding shares of IPALCO common stock is required to approve the share exchange agreement.

Q:  WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement/prospectus carefully, including its attachments, and to consider how the share exchange affects you. Then, mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of IPALCO shareholders.

Q:  WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: Failure to return your proxy card will have the same effect as voting against the share exchange.

Q:  MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting of IPALCO shareholders and vote your shares in person, rather than, or in addition to, signing and returning your proxy card.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the closing is completed, you will receive written instructions for exchanging your shares of IPALCO common stock for shares of AES common stock and a cash payment for any fractional shares of AES common stock to which you would otherwise be entitled.

Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE?

A: AES and IPALCO have structured the share exchange so that, in general, IPALCO shareholders will not recognize gain or loss for United States federal income tax purposes in the share exchange on the exchange of their IPALCO stock, except that IPALCO shareholders will generally be taxed on any cash they receive in lieu of any fractional shares. IPALCO and AES will not be obligated to complete the share exchange unless each receives legal opinions to this effect. After receipt of shareholder approval, neither IPALCO nor AES may waive the requirement that legal opinions be provided unless further shareholder approval is obtained with appropriate disclosure.

    Because tax matters are complicated, we encourage you to contact your tax advisors to determine the particular tax consequences of the share exchange to you. To review the tax consequences to IPALCO shareholders in greater detail, see pages 34 through 35 of this proxy statement/prospectus.

Q:  AM I ENTITLED TO DISSENTERS' RIGHTS OR APPRAISAL RIGHTS?

A: No. Indiana law does not provide for dissenters' rights or appraisal rights in connection with the share exchange.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies, without charge, of this proxy statement/prospectus, or if you have questions about the share exchange, including the procedures for voting your shares, you should contact:

                         D.F. King & Co., Inc.
                         77 Water Street, 20th Floor
                         New York, NY 10005
                         Banks and Brokers call: (212) 269-5550
                         All others call toll-free: (800) 758-5378
                         Facsimile: (212) 509-6052

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE SHARE EXCHANGE, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE REFER. IN ADDITION, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE SHARE EXCHANGE AGREEMENT WHICH IS ATTACHED AS ANNEX A. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT INFORMATION ABOUT IPALCO AND AES INTO THIS PROXY STATEMENT/PROSPECTUS. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS BY FOLLOWING THE INSTRUCTIONS IN THE SECTION OF THIS PROXY STATEMENT/PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 66. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES AT VARIOUS POINTS IN THIS SUMMARY TO DIRECT YOU TO A MORE DETAILED DESCRIPTION OF THE TOPICS PRESENTED.

THE COMPANIES (PAGE 15)

The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

(703) 522-1315

    The AES Corporation, a Delaware corporation, is a global power company committed to serving the world's needs for electricity in a socially responsible way. AES's electricity generation business consists of sales to wholesale customers (generally, electric utilities, regional electric companies or wholesale commodity markets known as "power pools") for further resale to end users. AES also sells electricity directly to end users such as commercial, industrial, governmental and residential customers through its distribution business. The company's generating assets include interests in over 140 electric generation facilities totaling over 48 gigawatts of capacity. AES's electricity distribution network has over 957,000 km of conductor and associated rights of way and sells over 135,000 gigawatt hours per year to over 19 million end-use customers. In addition, through its various retail electricity supply businesses, AES sells electricity to over 154,000 end-use customers. Revenues during 1999 were approximately $3.25 billion and total assets at the end of 1999 were approximately $20.9 billion.

IPALCO Enterprises, Inc.
One Monument Circle
Indianapolis, Indiana 46204

(317) 261-8261

    IPALCO Enterprises, Inc. is a holding company incorporated in Indiana. IPALCO's main subsidiary is Indianapolis Power & Light Company, also an Indiana corporation. Indianapolis Power & Light Company is engaged primarily in generating, transmitting, distributing and selling electric energy in the city of Indianapolis and its surrounding and adjacent rural areas. IPALCO's total electric revenues during 1999 were approximately $800.4 million and total assets at the end of 1999 were approximately $2.3 billion.

GENERAL DESCRIPTION OF THE SHARE EXCHANGE (PAGE 18)

    Pursuant to the share exchange, each share of IPALCO common stock outstanding at the effective time will be exchanged automatically for a number of shares of AES common stock as described below, and IPALCO will become a wholly-owned subsidiary of AES.

    The exchange ratio will be determined by dividing $25.00 (the "Per Share Amount") by the average of the daily closing prices per share of AES common stock as reported on the New York Stock Exchange Composite Tape on each of the twenty trading days ending on the date immediately prior to the fifth trading day before the closing of the share exchange if such average trading price is greater than or equal to $31.50; however, if the average closing price is below $31.50, the exchange ratio will be determined by dividing the Per Share Amount by $31.50. Accordingly, subject to adjustment as described below, as an IPALCO shareholder you will receive a maximum of 0.794 shares of AES common stock in exchange for each share of IPALCO common stock you own. As a result, the method of determining the exchange ratio presents some risk to IPALCO shareholders that the value of AES common stock received in the share exchange will be less than $25.00. If the value of AES common stock to be received by IPALCO shareholders would be below $21.00, IPALCO has the right to terminate the share exchange agreement. As an example of the method of determining the exchange ratio, if the average closing price of AES common stock, determined as described above, were $50.00, you would receive 0.5 shares of AES common stock for each share of IPALCO common stock you own.

    The Per Share Amount may increase. If the closing of the share exchange occurs after the Trigger Date (as defined below), the Per Share Amount will be increased by $0.15, plus a daily increase equal to $0.375 per calendar quarter (equivalent to $0.00411 per day). The Trigger Date is defined as the latest of
(i) March 31, 2001, (ii) the date which is 30 days after the certification required by the Indiana Utility Regulatory Commission (the "IURC") is issued, and (iii) the date on which all the conditions (other than the receipt of approval of the share exchange from the SEC and the exemption of AES from registration as a holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA")) have been satisfied or waived by AES. Notwithstanding the foregoing, the Trigger Date will not occur if the approval required by the Federal Energy Regulatory Commission (the "FERC") is not received until after the receipt of the SEC approvals referred to above.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE
  (PAGE 34)

    AES and IPALCO have structured the share exchange so that, in general, IPALCO shareholders will not recognize gain or loss for United States federal income tax purposes as a result of the share exchange, except for taxes payable because of cash received by IPALCO shareholders in lieu of fractional shares. It is a condition to the share exchange that the parties receive legal opinions to this effect.

REASONS FOR THE SHARE EXCHANGE

    AES (PAGE 21)

    AES's board of directors has identified several potential benefits of the share exchange that it believes will contribute to the success of the combined company. These potential benefits include:

    - strengthening AES's ability to take advantage of changes in the electric utility industry by serving customers in IPALCO's service territories; and

    - adding some of the most efficient coal-powered, low-cost generating plants in the Midwest and a highly respected brand name to the AES family.

    For the strategic reasons set forth above, the AES board of directors has unanimously determined that the share exchange agreement and the share exchange are in the best interests of AES and its shareholders and that AES should proceed with the share exchange agreement and the share exchange.

    IPALCO (PAGE 21)

    The IPALCO board of directors believes that IPALCO and its shareholders will realize a number of benefits from the share exchange, including, among other benefits, the following:

    - IPALCO believes that a business combination is its best strategic alternative and will enhance its ability to compete and to provide greater value to you;

    - AES's purchase price represents a significant premium over the historical price of IPALCO common stock; and

    - AES has significant resources, a strong reputation and past success in completing transactions.

RECOMMENDATION OF IPALCO'S BOARD OF DIRECTORS (PAGE 23)

    After careful consideration, IPALCO's board of directors has unanimously determined that the share exchange and the share exchange agreement are fair to you and in your best interests and the best interests of IPALCO. IPALCO's board of directors has approved the share exchange agreement and unanimously recommends that you vote FOR approval of the share exchange agreement.

OPINION OF IPALCO'S FINANCIAL ADVISOR (PAGE 23)

    In deciding to approve the share exchange, one of the factors that the IPALCO board of directors considered was the opinion of its financial advisor, UBS Warburg LLC, that, as of the date of the opinion, and based on the procedures followed, factors considered and assumptions made by UBS Warburg, and subject to the limitations set forth in the opinion, the exchange ratio in the share exchange agreement and the consideration to be received by the holders of IPALCO common stock in the share exchange is fair to the holders from a financial point of view. The complete UBS Warburg opinion describes the basis for its opinion and is attached as Annex B to this proxy statement/prospectus. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY.

THE SPECIAL MEETING OF IPALCO SHAREHOLDERS (PAGE 16)

    TIME, DATE AND PLACE. A special meeting of the shareholders of IPALCO will
be held on /      /, 2000 at the principal executive offices of IPALCO located at One Monument Circle, Indianapolis, Indiana at 11:00 a.m., Indianapolis time, to consider and approve the share exchange agreement.

    RECORD DATE AND VOTING POWER FOR IPALCO. You are entitled to vote at the special meeting if you owned shares of IPALCO common stock at the close of
business on /            /, 2000, which is the record date for the special
meeting. You will have one vote at the special meeting for each share of IPALCO common stock you owned at the close of business on the record date. On the
record date, there were /            / shares of IPALCO common stock entitled to
be voted at the special meeting.

    IPALCO REQUIRED VOTE. The approval of the share exchange agreement requires the affirmative vote of holders of a majority of the shares of IPALCO common stock outstanding at the close of business on the record date.

    SHARE OWNERSHIP OF MANAGEMENT.  The directors and executive officers of
IPALCO owned approximately /      /% of the shares of IPALCO common stock
outstanding at the close of business on the record date. The directors and executive officers of AES held no shares of IPALCO common stock outstanding at the close of business on the record date.

INTERESTS OF IPALCO'S OFFICERS AND DIRECTORS IN THE SHARE EXCHANGE (PAGE 30)

    When considering the recommendation of IPALCO's board of directors that you vote for approval of the share exchange agreement, you should be aware that a number of IPALCO's officers and directors have interests in the share exchange that are different from, or in addition to, yours. These interests include acceleration of vesting of restricted stock as a result of the share exchange, the payment of deferred compensation upon consummation of the share exchange, and the right to severance payments in the event of their termination without cause or resignation with good reason within three years of the completion of the share exchange.

    In determining the fairness of the share exchange to IPALCO shareholders, IPALCO's board of directors took into account these interests.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (PAGE 44)

    IPALCO has agreed not to approve a business combination or other similar transaction with another party while the share exchange is pending, unless the other party has made an unsolicited acquisition proposal, IPALCO's board of directors has given notice of the acquisition proposal to AES, IPALCO's board of directors has determined that the acquisition proposal is a superior proposal (as defined in the share exchange agreement) and IPALCO pays a fee of $60.0 million to AES and reimburses AES for certain reasonable fees and expenses up to $10.0 million.

CONDITIONS TO THE SHARE EXCHANGE (PAGE 45)

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of AES and IPALCO to complete the share exchange are subject to the satisfaction of certain conditions, including the following:

    - IPALCO shareholders must approve the share exchange agreement;

    - the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must become effective;

    - no law, injunction or order preventing the consummation of the share exchange may be in effect;

    - the waiting period applicable to the share exchange under the United States antitrust laws must expire or be terminated;

    - the parties must obtain a final order of the FERC under the Federal Power Act; and

    - the shares of AES common stock to be issued to IPALCO shareholders in the share exchange must be authorized for listing on the New York Stock Exchange.

    CONDITIONS TO THE OBLIGATION OF AES. The obligation of AES to complete the share exchange is subject to the satisfaction of additional conditions, including the following:

    - IPALCO's representations and warranties in the share exchange agreement must be true and correct, subject to certain materiality qualifiers, and IPALCO must perform in all material respects its obligations under the share exchange agreement;

    - AES must receive an SEC order granting AES an exemption from registration as a holding company pursuant to Section 3(a)(5) of PUHCA, and SEC approval of the share exchange pursuant to Section 9(a)(2) of PUHCA;

    - there must not occur anything that would have a material adverse effect on IPALCO;

    - the IURC must issue a certification under PUHCA; and

    - AES must receive an opinion of special tax counsel to the effect that the share exchange will qualify as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code.

    CONDITIONS TO THE OBLIGATION OF IPALCO. The obligation of IPALCO to complete the share exchange is subject to the satisfaction of additional conditions, including the following:

    - AES's representations and warranties in the share exchange agreement must be true and correct, subject to certain materiality qualifiers;

    - AES must perform in all material respects its obligations under the share exchange agreement; and

    - IPALCO must receive an opinion of special tax counsel to the effect that the share exchange will qualify as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code.

TERMINATION OF THE SHARE EXCHANGE AGREEMENT (PAGE 47)

    AES and IPALCO may jointly agree to terminate the share exchange agreement at any time before the share exchange is completed. In addition, either company may terminate the share exchange agreement if:

    - the share exchange is not completed on or before October 15, 2001, provided that this date will be extended for three additional months if regulatory approvals have not been obtained, and so long as the failure to consummate the share exchange is not the result of a breach of the share exchange agreement by the party seeking to terminate the share exchange agreement;

    - a court or government entity issues a final order prohibiting the share exchange;

    - IPALCO shareholders do not approve the share exchange agreement; or

    - the other company materially or wilfully breaches the share exchange agreement and the breach is not remedied within 30 days.

    In addition, AES may terminate the share exchange agreement if IPALCO's board of directors withdraws or modifies its recommendation that IPALCO shareholders approve the share exchange agreement in a manner adverse to AES, approves or recommends another acquisition proposal, or fails to reaffirm its recommendation to approve the share exchange after requested to do so by AES. IPALCO may terminate the share exchange agreement if its board of directors approves a superior proposal or if the value to be received by IPALCO shareholders is less than $21.00 per share of IPALCO common stock.

EXPENSES AND TERMINATION FEES (PAGE 47)

    The share exchange agreement provides that, in several circumstances, IPALCO or AES may be required to pay termination fees and reimburse expenses to the other party as described on page 47.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 36)

    The share exchange is expected to be accounted for as a pooling of interests, which means that AES and IPALCO will be treated as if they had always been combined for accounting and financial reporting purposes.

NO DISSENTERS' OR APPRAISAL RIGHTS (PAGE 35)

    IPALCO shareholders are not entitled to dissenters' rights as a result of the share exchange or to demand payment for their shares under Indiana law. See pages 16 to 17 for a description of the special meeting and voting procedures.

GOVERNMENTAL APPROVALS AND REGULATORY MATTERS (PAGE 36)

    The share exchange requires approvals under the Federal Power Act and PUHCA as described on pages 36 to 37. AES and IPALCO will file an application with the FERC requesting it to approve the share exchange. The FERC will approve the share exchange if it finds it to be consistent with public interest.

    AES will also seek approval from the SEC pursuant to Section 9(a)(2) of PUHCA. Section 9(a)(2) of PUHCA requires an entity owning 5% or more of the outstanding voting securities of a public utility company to obtain the approval of the SEC prior to acquiring 5% or more of the voting securities of any additional public utility company. AES will also file an application with the SEC for an order exempting AES, pursuant to Section 3(a)(5) of PUHCA, from the provisions of PUHCA with respect to the share exchange.

    The IURC must issue a certification pursuant to Section 33(a) of PUHCA relating to AES's investments in foreign utility companies.

FORWARD-LOOKING INFORMATION

    All statements included or incorporated by reference in this proxy statement/prospectus or made by management of AES or IPALCO, other than statements of historical fact regarding AES or IPALCO, are forward-looking statements. Examples of forward-looking statements include statements regarding AES's or IPALCO's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "projection," "potential" or "continue," or the negative of these or other comparable words. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and other important factors, including those that could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of AES or IPALCO. For a description of certain of these risks, please refer to AES's and IPALCO's filings with the SEC pursuant to the Securities Exchange Act of 1934.

                          COMPARATIVE PER COMMON SHARE
                     MARKET PRICE AND DIVIDEND INFORMATION

    Shares of IPALCO common stock and AES common stock are traded on the New York Stock Exchange under the symbols "IPL" and "AES", respectively. On
July 14, 2000, the last full trading day prior to the public announcement of the proposed share exchange, IPALCO common stock closed at $21.50 and AES common stock closed at $50.375. On August 15, 2000, IPALCO common stock closed at $23.125 and AES common stock closed at $56.875. This table sets forth, for the periods indicated, the range of high and low per share sales prices for AES common stock and IPALCO common stock as reported on the NYSE, and quarterly dividends paid on IPALCO common stock.

                                                                      AES                                    IPALCO
                                                                COMMON STOCK(1)                         COMMON STOCK(2)
                                              ---------------------------------------------------   ------------------------

                                                        HIGH                       LOW                        HIGH
                                              ------------------------   ------------------------   ------------------------
FISCAL YEAR 1998
  First quarter.............................  $                  27.16   $                  19.69   $                  22.69
  Second quarter............................  $                  29.00   $                  22.81   $                  23.06
  Third quarter.............................  $                  27.69   $                  11.50   $                  23.88
  Fourth quarter............................  $                  23.69   $                  16.00   $                  27.81
FISCAL YEAR 1999
  First quarter.............................  $                  24.63   $                  16.41   $                  28.59
  Second quarter............................  $                  29.88   $                  18.38   $                  24.75
  Third quarter.............................  $                  33.34   $                  26.53   $                  22.88
  Fourth quarter............................  $                  38.19   $                  25.22   $                  21.00
FISCAL YEAR 2000
  First quarter.............................  $                  44.72   $                  34.25   $                  20.94
  Second quarter............................  $                  49.63   $                  35.56   $                  21.25
  Third Quarter (through August 15, 2000)...  $                  59.69   $                  45.13   $                  23.56

                                                             IPALCO
                                                        COMMON STOCK(2)
                                              ------------------------------------
                                                                         DIVIDENDS
                                                        LOW                PAID
                                              ------------------------   ---------
FISCAL YEAR 1998
  First quarter.............................  $                  19.91    $0.1250
  Second quarter............................  $                  20.09    $0.1375
  Third quarter.............................  $                  20.72    $0.1375
  Fourth quarter............................  $                  22.75    $0.1375
FISCAL YEAR 1999
  First quarter.............................  $                  21.81    $0.1375
  Second quarter............................  $                  21.00    $0.1500
  Third quarter.............................  $                  18.94    $0.1500
  Fourth quarter............................  $                  15.63    $0.1500
FISCAL YEAR 2000
  First quarter.............................  $                  15.81    $0.1500
  Second quarter............................  $                  18.94    $0.1625
  Third Quarter (through August 15, 2000)...  $                  20.13    $0.1625

(1) Adjusted to reflect a two-for-one stock split of AES's common stock effected in June 2000.

(2) Adjusted to reflect a two-for-one stock split of IPALCO's common stock effected in March 1999.

    The following table sets forth the per share closing price of AES common stock and IPALCO common stock as reported on the NYSE on July 14, 2000, the last full trading day before the public announcement of the proposed share exchange, and on August 15, 2000, and the equivalent per share price of IPALCO common stock on these dates:

                                                 AES             IPALCO       EQUIVALENT PER
                                             COMMON STOCK     COMMON STOCK      SHARE PRICE
                                            --------------   --------------   ---------------
July 14, 2000.............................      50.375           21.50            $25.00
August 15, 2000...........................      56.875          23.125            $25.00

    AES has not paid cash dividends on its common stock since December 1993. AES policy is to retain earnings for use in its equity investments in projects. Following the share exchange, AES common stock will continue to be listed on the New York Stock Exchange and there will be no further market for IPALCO common stock.

                AES SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below are summary selected financial data for AES as of December 31, 1999 and June 30, 2000 and for the five year period ended December 31, 1999 and for the six month periods ended June 30, 1999 and June 30, 2000. The summary selected financial data for the five year period ended December 31, 1999 have been extracted from AES's audited consolidated financial statements which are incorporated by reference in this proxy statement/prospectus. The unaudited data for the six month periods ended June 30, 1999 and June 30, 2000 have been extracted from AES's quarterly unaudited reports filed on Form 10-Q, which are incorporated by reference in this proxy statement/ prospectus.

                                                                                                          SIX MONTHS ENDED
                                                                                                              JUNE 30,
                                                              YEARS ENDED DECEMBER 31,                       (UNAUDITED)
                                                ----------------------------------------------------   -----------------------
                                                  1995       1996       1997       1998       1999       1999           2000
                                                --------   --------   --------   --------   --------   --------       --------
                                                     (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE             (IN MILLIONS OF
                                                                      AMOUNTS)                           DOLLARS, EXCEPT PER
                                                                                                           SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues......................................   $  679    $   835    $ 1,411    $ 2,398    $ 3,253    $ 1,278        $ 3,014
Income before extraordinary item..............      107        125        188        307        245         58            292
Net income....................................      107        125        185        311        228         58            285

BALANCE SHEET DATA:
Total assets..................................   $2,341    $ 3,622    $ 8,909    $10,781    $20,880    $11,237        $29,020
Long-term debt................................    1,307      2,118      5,731      7,196     13,017      7,886         17,248
Short-term borrowings.........................       50         88         --          8        335         --             --
Stockholders' equity..........................      549        721      1,481      1,794      2,637      1,514          3,990

CASH FLOW DATA:
Cash flows from operations....................   $  200    $   195    $   193    $   528    $   197    $   159        $   611
Cash flows from financing activities..........      127        886      3,723      1,503      6,369      1,106          2,728
Cash flows (used in) investing activities.....     (343)    (1,135)    (3,799)    (1,842)    (6,388)    (1,365)        (2,808)

EARNINGS PER SHARE DATA:
Basic earnings per share:
Before extraordinary item.....................   $ 0.36    $  0.41    $  0.57    $  0.87    $  0.64    $  0.16        $  0.69
Extraordinary item............................       --         --      (0.01)      0.01      (0.04)        --          (0.02)
                                                 ------    -------    -------    -------    -------    -------        -------
Basic earnings per share......................   $ 0.36    $  0.41    $  0.56    $  0.88    $  0.60    $  0.16        $  0.67
                                                 ======    =======    =======    =======    =======    =======        =======
Diluted earnings per share:
Before extraordinary item.....................   $ 0.35    $  0.40    $  0.56    $  0.84    $  0.62    $  0.16        $  0.66
Extraordinary item............................       --         --      (0.01)      0.01      (0.04)        --          (0.02)
                                                 ------    -------    -------    -------    -------    -------        -------
Diluted earnings per share....................   $ 0.35    $  0.40    $  0.55    $  0.85    $  0.58    $  0.16        $  0.64
                                                 ======    =======    =======    =======    =======    =======        =======

              IPALCO SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below are summary selected financial data for IPALCO as of December 31, 1999 and June 30, 2000 and for the five year period ended December 31, 1999 and for the six month periods ending June 30, 1999 and June 30, 2000. The summary financial data for the five year period ended December 31, 1999 have been extracted from IPALCO's consolidated audited financial statements which are incorporated by reference in this proxy statement/prospectus. The unaudited data for the six month periods ended June 30, 1999 and June 30, 2000 have been extracted from IPALCO's quarterly unaudited reports filed on Form 10-Q, which are incorporated by reference in this proxy statement/ prospectus.

                                                                                                             SIX MONTHS ENDED
                                                                                                                 JUNE 30,
                                                            YEARS ENDED DECEMBER 31,                            (UNAUDITED)
                                         --------------------------------------------------------------   -----------------------
                                            1995         1996         1997         1998         1999         1999         2000
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)            (IN THOUSANDS OF
                                                                                                            DOLLARS, EXCEPT PER
                                                                                                              SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues...............................  $  709,206   $  762,503   $  776,427   $  821,256   $  834,652   $  403,841   $  415,789
Income from operations before
  cumulative effect of change in
  accounting principle.................      98,778      114,275       95,699      130,119      128,947       64,249      121,307
Net income.............................      98,778      114,275      114,046      130,119      128,947       64,249      121,307
BALANCE SHEET DATA:
Total assets...........................  $2,230,029   $2,182,701   $2,155,558   $2,118,945   $2,315,837   $2,103,437   $2,105,502
Long-term debt.........................     716,100      673,841    1,035,940      909,399      922,527      956,428      823,963
Short-term borrowings..................      69,122       46,000       33,700       25,200       57,578        6,623        6,000
Preferred stock of subsidiary..........      51,898       51,898        9,135       59,135       59,135       59,135       59,135
Shareholders' equity...................     821,109      856,186      524,546      574,191      677,746      532,055      665,486
CASH FLOW DATA:
Cash flows from operations.............  $  206,217   $  247,141   $  229,627   $  235,407   $  213,788   $  131,937   $  103,957
Cash flows from (used in) financing
  activities...........................       9,071     (143,851)    (149,581)    (164,385)     (86,587)     (77,618)    (176,051)
Cash flows from (used in) investing
  activities...........................    (211,882)     (95,527)     (82,070)     (79,240)    (112,341)     (38,195)      69,410
EARNINGS PER SHARE DATA:
Basic earnings per share:
Before cumulative effect of change in
  accounting principle.................  $     0.87   $     1.00   $     1.00   $     1.45   $     1.50   $     0.74   $     1.42
Cumulative effect of change in
  accounting principle.................          --           --         0.19           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Basic earnings per share...............  $     0.87   $     1.00   $     1.19   $     1.45   $     1.50   $     0.74   $     1.42
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Diluted earnings per share:
Before cumulative effect of change in
  accounting principle.................  $     0.87   $     1.00   $     0.99   $     1.43   $     1.49   $     0.74   $     1.40
Cumulative effect of change in
  accounting principle.................          --           --         0.19           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Diluted earnings per share.............  $     0.87   $     1.00   $     1.18   $     1.43   $     1.49   $     0.74   $     1.40
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Cash dividends per common share........  $     0.72   $     0.74   $     0.56   $     0.54   $     0.59   $     0.29   $     0.31
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

AES AND SUBSIDIARY COMPANIES SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                                  INFORMATION

    The summary unaudited pro forma consolidated financial information of AES presented below has been derived from the unaudited pro forma consolidated financial statements of AES included elsewhere in this proxy statement/prospectus. You should read the information below in conjunction with the unaudited pro forma consolidated financial statements and related notes thereto.

                                       YEAR ENDED     YEAR ENDED     YEAR ENDED      SIX MONTHS       SIX MONTHS
                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ENDED JUNE 30,   ENDED JUNE 30,
                                          1997           1998           1999            1999             2000
                                      ------------   ------------   ------------   --------------   --------------
                                                   (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues............................     $2,187         $3,219         $4,088          $1,682           $3,430
Income before extraordinary item....        283            446            383             128              414
Net income..........................        298            450            366             128              407

EARNINGS PER SHARE DATA:
Basic earnings per share - excluding
  extraordinary item................     $ 0.74         $ 1.11         $ 0.90          $ 0.31           $ 0.89
Diluted earnings per share -
  excluding extraordinary item......     $ 0.73         $ 1.07         $ 0.88          $ 0.31           $ 0.84


BALANCE SHEET DATA:
Total assets................................................    $31,142
Long-term debt..............................................     18,078
Short-term borrowings.......................................         --
Stockholders' equity........................................      4,602

                           COMPARATIVE PER SHARE DATA

    The information below presents:

    - the historical earnings from continuing operations, book value and cash dividends per share of AES common stock and the historical earnings from continuing operations, book value and cash dividends per share of IPALCO common stock; and

    - the unaudited combined pro forma earnings from continuing operations, book value and cash dividends per share of AES common stock after giving effect to the proposed share exchange using the pooling of interests method of accounting for business combinations and the unaudited equivalent pro forma earnings from continuing operations, book value and cash dividends per share of IPALCO common stock, in both cases, attributable to an assumed ratio of 0.50 shares of AES common stock received for each share of IPALCO common stock.

    You should read the table below in conjunction with the respective audited and unaudited consolidated financial statements and notes thereto of AES and IPALCO incorporated by reference in this proxy statement/prospectus and the unaudited consolidated pro forma financial information and notes thereto included elsewhere in this proxy statement/prospectus.

                                      AES

                                                                                     SIX MONTHS ENDED
                                                                                      JUNE 30, 2000
                                                      1997       1998       1999       (UNAUDITED)
                                                    --------   --------   --------   ----------------
HISTORICAL PER SHARE DATA:
Earnings from continuing operations: (1)
  Basic earnings per share........................  $  0.57    $  0.87    $  0.64         $  0.69
  Diluted earnings per share......................  $  0.56    $  0.84    $  0.62         $  0.66
Cash dividends per share..........................       --         --         --              --
Book value per share (2)...............................................   $  6.89         $  9.42

                                     IPALCO

                                                                                     SIX MONTHS ENDED
                                                                                      JUNE 30, 2000
                                                      1997       1998       1999       (UNAUDITED)
                                                    --------   --------   --------   ----------------
HISTORICAL PER SHARE DATA:
Earnings from continuing operations: (1)
  Basic earnings per share........................  $  1.00    $  1.45    $  1.50         $  1.42
  Diluted earnings per share......................  $  0.99    $  1.43    $  1.49         $  1.40
Cash dividends per share..........................  $0.5600    $0.5375    $0.5875         $0.3125
Book value per share (2)...............................................   $  7.91         $  7.76

                   AES UNAUDITED PRO FORMA CONSOLIDATED DATA

                                                                                     SIX MONTHS ENDED
                                                      1997       1998       1999      JUNE 30, 2000
                                                    --------   --------   --------   ----------------
AES UNAUDITED PRO FORMA CONSOLIDATED PER SHARE
  DATA:
Earnings from continuing operations: (1)
  Basic earnings per share........................  $  0.74    $  1.11    $  0.90         $  0.89
  Diluted earnings per share......................  $  0.73    $  1.07    $  0.88         $  0.84
Cash dividends per share..........................  $0.1384    $0.1208    $0.1187         $0.0574
Book value per share (2)...............................................   $  7.71         $  9.87

                   IPALCO EQUIVALENT UNAUDITED PRO FORMA DATA

                                                                                     SIX MONTHS ENDED
                                                      1997       1998       1999      JUNE 30, 2000
                                                    --------   --------   --------   ----------------
IPALCO EQUIVALENT UNAUDITED PRO FORMA PER SHARE
  DATA: (3)
Earnings from continuing operations: (1)
  Basic earnings per share........................  $  1.48    $  2.22    $  1.80         $  1.78
  Diluted earnings per share......................  $  1.46    $  2.14    $  1.76         $  1.68
Cash dividends per share..........................  $0.2767    $0.2416    $0.2374         $0.1148
Book value per share...................................................   $ 15.42         $ 19.74

------------------------

(1) Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Earnings are adjusted to include the effects of interest savings from convertible securities for diluted earnings per share calculations. Common equivalent shares consist of the shares issuable upon the exercise of stock options and warrants as well as convertible securities. Common equivalent shares are excluded from the computations if their effect is antidilutive. All earnings per share data exclude the effects of extraordinary items and cumulative effect of change in accounting principle.

(2) The historical book value per AES share is computed by dividing stockholders' equity by the number of shares of common stock outstanding as of June 30, 2000 and December 31, 1999. The historical book value per IPALCO share is computed by dividing shareholders' equity by the number of shares of common stock outstanding as of June 30, 2000 and December 31, 1999. The unaudited pro forma combined book value per AES share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of AES common stock outstanding as of June 30, 2000 and December 31, 1999, assuming the share exchange had occurred as of that date at an assumed ratio of 0.50 shares of AES common stock issued for each IPALCO share of common stock.

(3) The equivalent combined pro forma earnings, book value and cash dividends per IPALCO share is calculated by dividing the unaudited consolidated pro forma share amounts by an assumed ratio of 0.50 shares of AES common stock for each share of IPALCO common stock.

                                 THE COMPANIES

AES

    AES is a global power company committed to serving the world's needs for electricity in a socially responsible way. AES's electricity generation business consists of sales to wholesale customers (generally, electric utilities, regional electric companies or wholesale commodity markets known as "power pools") for further resale to end users. AES also sells electricity directly to end users such as commercial, industrial, governmental and residential customers through its distribution business.

    Sales by AES's generation business are made under long-term contracts from power plants owned by AES subsidiaries and affiliates, as well as directly into power pools. AES owns new plants constructed for such purposes ("greenfield" plants) as well as older power plants acquired through competitively bid privatization initiatives or negotiated acquisitions.

    Electricity sales by AES's distribution businesses, including affiliates, are generally made pursuant to the provisions of long-term electricity sale concessions granted by the appropriate governmental authorities. In certain cases, these distribution companies are "integrated," in that they also own electric power plants for the purpose of generating a portion of the electricity they sell.

    The company's generating assets include interests in over 140 electric generation facilities totaling over 48 gigawatts of capacity. AES's electricity distribution network has over 957,000 km of conductor and associated rights of way and sells over 135,000 gigawatt hours per year to over 19 million end-use customers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers. Revenues during 1999 were approximately $3.25 billion and total assets at the end of 1999 were approximately $20.9 billion.

    AES was incorporated in Delaware in 1981.

IPALCO

    IPALCO is a holding company and its principal subsidiaries are Indianapolis Power & Light Company ("IPL") and Mid-America Capital Resources, Inc.

    IPL is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the State of Indiana, the most distant point being about forty miles from Indianapolis. It also produces, distributes and sells steam within a limited area in Indianapolis.

    IPL owns and operates three primarily coal-fired generating plants that are used for electric generation. IPL also operates one coal and gas-fired plant. For electric generation, the total gross nameplate rating is 3,024 megawatts, winter capability is 3,036 megawatts and summer capability is 2,956 megawatts.

    Mid-America Capital Resources, Inc., the holding company for the unregulated activities of IPALCO, has as subsidiaries Mid-America Energy Resources, Inc., Indianapolis Campus Energy, Inc., Cleveland Thermal Energy Corporation and Cleveland District Cooling Corporation. Cleveland Thermal owns and operates a district heating system in Cleveland, Ohio. Cleveland Cooling owns and operates a district cooling system also located in Cleveland. Cleveland Thermal and Cleveland Cooling conduct business jointly under the name Cleveland Energy Resources.

    IPALCO has previously entered into agreements to sell certain assets, including the Perry K steam plant and downtown steam distribution system operated by IPL, the central city chilled water cooling and distribution system owned by Mid-America Energy Resources, Inc., and the chilled water cooling system ownded by Indianapolis Campus Energy, Inc. This sale is expected to be completed during 2000.

    IPALCO's total electric revenues during 1999 were approximately $800.4 million and total assets at the end of 1999 were approximately $2.3 billion.

    IPALCO was incorporated in Indiana in 1983.

                   THE SPECIAL MEETING OF IPALCO SHAREHOLDERS

PROXY STATEMENT/PROSPECTUS

    This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by IPALCO's board of directors with respect to the proposed share exchange.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting of shareholders of IPALCO is scheduled to be held as follows:

    /      /, 2000

    11:00 a.m. Indianapolis time

    One Monument Circle
    Indianapolis, Indiana

RECORD DATE AND VOTING POWER

    IPALCO's board of directors has fixed the close of business on
/            /, 2000 as the record date for determination of IPALCO shareholders entitled to notice of and entitled to vote at the special meeting. On the record
date, there were /            / shares of IPALCO common stock outstanding held
by approximately /            / holders of record. Each holder of IPALCO common
stock is entitled to one vote for each share of IPALCO common stock held on the record date.

REQUIRED VOTE

    A majority of the outstanding shares of IPALCO common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum at the special meeting. The affirmative vote of the holders of at least a majority of IPALCO's common stock outstanding and entitled to vote at the special meeting is required to approve the share exchange agreement.

    As of the record date for the special meeting, IPALCO directors and
executive officers beneficially owned approximately /            / shares of
IPALCO common stock, which represented approximately /      /% of all
outstanding shares of IPALCO common stock entitled to vote at the special meeting.

VOTING; PROXIES

    All shares of IPALCO common stock represented by properly executed proxy cards received before or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on the proxy cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR approval of the share exchange agreement. You are urged to mark the box on the proxy card to indicate how to vote your shares. If a properly executed proxy card is returned and the shareholder has abstained from voting on approval of the share exchange agreement, the IPALCO common stock represented by the proxy will be considered present at the special meeting for the purposes of determining a quorum but will not be considered to have been voted in favor of approval of the share exchange agreement. Similarly, if an executed proxy card is returned by a broker holding shares of IPALCO common stock in street name that indicates the broker does not have discretionary authority to vote for approval of the share exchange agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered to have been voted in favor of approval of the share exchange agreement. Your broker will vote your shares only if you indicate how you want the broker to vote by following the instructions provided to you by your broker.

    Because approval of the share exchange agreement requires the affirmative vote of holders of at least a majority of IPALCO's common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes all will have the same effect as votes against approval of the share exchange agreement.

    If any other matters properly come before the special meeting, the proxy will vote the shares represented by the enclosed proxy card in accordance with his best judgment, unless authority to do so is withheld by you in your proxy. You may revoke your proxy at any time prior to its exercise at the special meeting by:

    - notifying in writing the Secretary of IPALCO at One Monument Circle, Indianapolis, Indiana 46204;

    - granting a subsequent proxy; or

    - appearing in person and voting at the special meeting.

    Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

    IPALCO and AES will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. IPALCO has retained D.F. King & Co., Inc. at an estimated cost of $15,000 plus reimbursement of expenses to assist in the solicitation of proxies. IPALCO also will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus and related materials to and obtain voting instructions from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. INSTRUCTIONS FOR THE EXCHANGE OF YOUR SHARES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE SHARE EXCHANGE.

                               THE SHARE EXCHANGE

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED SHARE EXCHANGE AND THE RELATED TRANSACTIONS, BUT IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT FOR YOU TO KNOW. FOR A MORE COMPLETE UNDERSTANDING OF THE SHARE EXCHANGE, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE REFER.

GENERAL DESCRIPTION OF THE SHARE EXCHANGE

    At the effective time, IPALCO will become a wholly-owned subsidiary of AES. Pursuant to the share exchange, each share of IPALCO common stock outstanding at the effective time will be exchanged automatically for a number of shares of AES common stock as described below. The exchange ratio will be determined by dividing $25.00 (the "Per Share Amount") by the average of the daily closing prices per share of AES common stock as reported on the New York Stock Exchange Composite Tape on each of the twenty trading days ending on the date immediately prior to the fifth trading day before the closing of the share exchange if such average trading price is greater than or equal to $31.50; however, if the average closing price is below $31.50, the exchange ratio will be determined by dividing the Per Share Amount by $31.50. Accordingly, subject to adjustment as described below, as an IPALCO shareholder you will receive a maximum of 0.794 shares of AES common stock in exchange for each share of IPALCO common stock you own. As a result, the method of determining the exchange ratio presents some risk to IPALCO shareholders that the value of AES common stock received in the share exchange will be less than $25.00. If the value of AES common stock to be received by IPALCO shareholders would be below $21.00, IPALCO has the right to terminate the share exchange agreement.

    The Per Share Amount may increase. If the closing of the share exchange occurs after the Trigger Date (as defined below), the Per Share Amount will be increased by $0.15, plus a daily increase equal to $0.375 per calendar quarter (equivalent to $0.00411 per day). The Trigger Date is defined as the latest of
(i) March 31, 2001, (ii) the date which is 30 days after the certification required by the Indiana Utility Regulatory Commission is issued, and (iii) the date on which all the conditions (other than the receipt of approval of the share exchange from the SEC and the exemption of AES from registration as a holding company under PUHCA) have been satisfied or waived by AES. Notwithstanding the foregoing, the Trigger Date will not occur if the approval required by the FERC is not received until after the receipt of the SEC approvals referred to above.

    Based on the number of shares of IPALCO common stock and AES common stock outstanding as of the record date, and the market price of AES common stock as of that date, shares of AES common stock will be issuable pursuant to the share exchange agreement representing approximately / /% of the total AES common stock expected to be outstanding after such issuance. This assumes that no IPALCO or AES stock options or warrants are exercised prior to the share exchange.

BACKGROUND

    In 1999, IPALCO's stock price, as well as the stock prices of most other companies in the regulated utility industry, significantly underperformed those of the broader market. Utility companies have struggled to create value for their shareholders in an environment of regulatory uncertainty, declining power prices, rising interest rates and increasing consolidation. Business combinations involving power companies in the midwestern United States announced or completed since the beginning of 1999 include the purchase of Columbia Energy Group by Nisource, the purchase of Illinova by Dynegy, the combination of Unicom and Peco Energy, the acquisition of CILCORP by AES, the acquisition of Central and South West Corporation by AEP and the acquisition of LG&E Corporation by PowerGen. As a result of these and other business combinations, IPALCO has become a relatively smaller company in the shrinking universe of utility companies. IPALCO occasionally received informal expressions of interest from potential acquirors, none of which led to serious discussions or firm proposals. As

IPALCO assessed this challenging new environment and its strategy for the future, management noted these trends and began to consider the possibility of a transforming transaction such as a business combination.

    In late 1999, John R. Hodowal, Chairman and President of IPALCO, was approached by a financial sponsor (Acquiror No. 1) who indicated an interest in taking IPALCO "private" through a leveraged acquisition at a potential cash purchase price of approximately $23 per share of IPALCO common stock. In response, IPALCO retained UBS Warburg as its financial advisor and began to consider Acquiror No. 1's proposal, as well as other potential alternatives.

    On February 29, 2000, at a regular meeting of the IPALCO board, the IPALCO board discussed the indication of interest of Acquiror No. 1. The IPALCO board discussed and evaluated the factors that would be necessary to create additional shareholder value over the next several years, including a reversal of macroeconomic trends, a reduction in regulatory uncertainty and management of environmental risk. The IPALCO board also discussed its alternatives in light of these factors, including stock repurchases, a management buyout and continued execution of IPALCO's core business plan. After discussing these and other alternatives, as well as IPALCO's future prospects for growth, the IPALCO board determined to proceed with consideration of a business combination. In addition, the IPALCO board authorized IPALCO management and its advisors to continue to negotiate with Acquiror No. 1.

    Pursuant to the authorization of the IPALCO board, IPALCO management directed UBS Warburg to make initial contacts with a number of other potential acquirors to determine whether they had an interest in exploring a possible business combination with IPALCO. UBS Warburg contacted six major financial sponsors based upon their interest in the energy industry and their ability to lead a large transaction. UBS Warburg also contacted certain potential foreign acquirors, none of whom expressed an interest in acquiring IPALCO. In addition, IPALCO management and UBS Warburg conducted an analysis of potential domestic strategic acquirors, considering the strategic direction of these companies, the price these companies might be willing and able to pay and the regulatory issues that would be raised by a business combination with each.

    Four of the six financial sponsors contacted by UBS Warburg indicated that they were not prepared to make a proposal to acquire IPALCO. One financial sponsor suggested a price of approximately $20.00 per share of IPALCO common stock, and another (Acquiror No. 2) indicated a price in the range of $22.00 to $23.00 per share of IPALCO common stock. During March, Acquiror No. 1 conducted extensive due diligence with respect to IPALCO.

    At a meeting of the IPALCO board on March 28, the IPALCO board, together with IPALCO management and outside industry consultants, reviewed the current state of the power industry and the alternatives available to IPALCO. In addition, UBS Warburg and IPALCO management reviewed with the IPALCO board the discussions with Acquiror No. 1 and Acquiror No. 2, and the IPALCO board instructed IPALCO management and its advisors to continue to pursue negotiations with these parties.

    In late March and early April, IPALCO conducted negotiations with Acquiror No. 1 and Acquiror No. 2 with respect to price, regulatory issues, contractual issues and financing issues. In early April, each of Acquiror No. 1 and Acquiror No. 2 indicated a willingness to acquire IPALCO in an all cash transaction at a price of $23.50 per share of IPALCO common stock. At a meeting of the IPALCO board on April 19, the IPALCO board reviewed and discussed each of these proposals.

    In late April, Thomas A. Tribone, Executive Vice President of AES, contacted Mr. Hodowal and proposed a business combination of IPALCO and AES. Mr. Hodowal informed Mr. Tribone that other potential acquirors had begun discussions and due diligence with IPALCO. Mr. Tribone expressed a willingness to move quickly in an effort to catch up with these other potential acquirors.

    At a meeting held on April 25, the IPALCO board discussed its alternatives with IPALCO management and outside consultants, reviewed the status of negotiations with each of Acquiror No. 1 and Acquiror No. 2 and discussed and determined to pursue the indication of interest from AES. Over the course of late April and early May, AES and Acquiror No. 2 conducted extensive due diligence investigations and AES, Acquiror No. 1 and Acquiror No. 2 engaged in detailed discussions with respect to regulatory and contractual issues.

    On May 19, AES presented a proposal to acquire IPALCO in an all cash transaction at a purchase price of $25.00 per share of IPALCO common stock. Pursuant to the terms of this offer, AES anticipated obtaining assurances from the SEC that SEC approval of the business combination would not be necessary under Section 9(a)(2) of PUHCA.

    In late May, Acquiror No. 1 withdrew its proposal to purchase IPALCO, citing concerns relating to its ability to finance the transaction. Also in late May, a domestic utility (Acquiror No. 3) approached UBS Warburg and expressed an interest in acquiring IPALCO at a cash purchase price of approximately $25.00 per share of IPALCO common stock.

    On May 23, the IPALCO board received an update from IPALCO management and its advisors as to the status of the discussions with AES, Acquiror No. 2 and Acquiror No. 3. The IPALCO board instructed IPALCO management to continue negotiations with each of these parties. In early June, after conducting initial due diligence, Acquiror No. 3 advised IPALCO that it was no longer interested in pursuing an acquisition of IPALCO. Also in early June, Acquiror No. 1 again expressed interest in a transaction with IPALCO, with different debt and equity investors, and indicated a preliminary price of $23.50 per share of IPALCO common stock. This price indication, however, was subject to conducting additional due diligence and securing additional financing.

    On June 16, at a meeting of the IPALCO board, IPALCO management and its advisors discussed the status of negotiations with each of AES, Acquiror No. 1 and Acquiror No. 2, and outlined the major issues presented by a potential business combination with each.

    On June 20, Acquiror No. 2 presented a proposal to acquire IPALCO in an all cash transaction for $23.50 per share of IPALCO common stock. On June 22, AES informed IPALCO that it was no longer willing to offer a cash purchase price of $25.00 per share of IPALCO common stock, but would be willing to offer this amount in the form of AES common stock. AES also informed IPALCO at this time that the consummation of a business combination with IPALCO would likely require the approval of the SEC under Section 9(a)(2) of PUHCA.

    On June 23 and June 25, IPALCO management and its advisors met with AES management and its advisors and discussed the terms and structure of the AES proposal, including the terms of any "collar" and any increase in the purchase price for delay in closing the share exchange. The parties also discussed the regulatory issues presented by the contemplated structure.

    On June 27, the IPALCO board met to consider the proposals of AES and Acquiror No. 2. After discussing the ability of each of AES and Acquiror No. 2 to successfully complete a business combination, the implications of AES's shift from cash to stock, including the tax treatment of the transaction as a tax-free reorganization, and the benefits to shareholders, prospects for growth and effects on customers and employees presented by each proposal, the IPALCO board determined that the proposed business combination with AES presented the more attractive alternative for IPALCO. At the direction of the IPALCO board, Mr. Hodowal contacted Mr. Tribone and informed him that, subject to favorable resolution of the open financial issues, IPALCO would be willing to negotiate exclusively with AES in an effort to reach prompt agreement on the structure and other terms of a business combination.

    From June 28 until July 13, IPALCO and AES negotiated the terms and structure of the business combination. IPALCO management and its representatives conducted a due diligence investigation of AES, and examined the regulatory issues raised by a business combination with AES. On July 12, Mr. Hodowal and Mr. Tribone met, together with IPALCO's regulatory counsel and AES's regulatory counsel, with representatives of the SEC staff to discuss the contemplated structure of the proposed business combination and the regulatory issues posed by such a structure.

    On July 14, the IPALCO board met to consider the share exchange agreement and the transactions contemplated thereby. Representatives of UBS Warburg and Cravath, Swaine & Moore made presentations to the IPALCO board and discussed with the IPALCO board their views and analyses of various aspects of the proposed share exchange. UBS Warburg delivered its oral opinion (subsequently confirmed in writing) to the IPALCO board to the effect that as of such date the consideration to be received by IPALCO shareholders pursuant to the share exchange agreement is fair from a financial point of view to such holders. The IPALCO board reviewed and considered, among other things, the matters described under "IPALCO's Reasons for the Share Exchange." After a full discussion, the IPALCO board, by the unanimous vote of all directors, resolved that the share exchange agreement is fair to and in the best interests of IPALCO and its shareholders, approved the share exchange agreement and resolved to recommend that the shareholders of IPALCO vote to approve the share exchange agreement. IPALCO and AES executed the share exchange agreement on July 15, 2000.

AES'S REASONS FOR THE SHARE EXCHANGE

    AES's board of directors has identified several potential benefits of the share exchange that it believes will contribute to the success of the combined company. These potential benefits include:

    - strengthening AES's ability to take advantage of changes in the electric utility industry by serving customers in IPALCO's service territories; and

    - adding some of the most efficient coal-powered, low-cost generating plants in the Midwest and a highly respected brand name to the AES family.

    For the strategic reasons set forth above, the AES board of directors unanimously determined that the share exchange agreement and the share exchange are in the best interests of AES and its shareholders and that AES should proceed with the share exchange agreement and the share exchange.

IPALCO'S REASONS FOR THE SHARE EXCHANGE

    IPALCO is combining with AES in order to become part of a larger and more diversified company that will enable IPALCO to continue to grow and respond to emerging competitive pressures. IPALCO's board of directors has concluded that the terms of the share exchange agreement are in the best interest of IPALCO's shareholders, customers and employees, and are more attractive than the terms of other alternatives available to IPALCO. The IPALCO board's conclusion was based upon a number of factors, including the financial presentation and opinion of UBS Warburg, the overall price and premium offered, and the reputation and resources offered by AES. The IPALCO board's analysis in reaching this conclusion is described in more detail below:

- IPALCO BELIEVES THAT A BUSINESS COMBINATION IS ITS BEST STRATEGIC ALTERNATIVE.

    The IPALCO board believes that a business combination represents the best strategic alternative currently available and is in the best interests of IPALCO's shareholders, customers and employees. Without the share exchange, or an equally attractive alternative transaction, the IPALCO board believes there is a significant risk that IPALCO's limited size and resources will inhibit its ability to compete in a deregulated utility industry and eventually cause an unacceptable erosion of shareholder value. In addition, the IPALCO board believes that macroeconomic trends, regulatory uncertainty and environmental risk will, absent the share exchange or an equally attractive alternative transaction, combine to limit IPALCO's prospects for significant growth in shareholder value. The IPALCO board reviewed a number of possible alternatives to the share exchange, including continuing to operate IPALCO as an independent public entity, restructuring IPALCO through a share repurchase or recapitalization, acquiring one or more other companies in the power industry, selling specific assets of IPALCO and selling IPALCO to other financial or strategic buyers. In addition, in previous years IPALCO has pursued various growth initiatives, including extensive consideration of possible acquisitions of neighboring utilities to expand IPALCO's geographic reach, and investments in unregulated businesses such as cable television, radio, energy storage, energy management, thermal energy production and distribution, energy brokering and e-commerce. While some of these initiatives were successful, IPALCO remains primarily a regulated regional utility. Based on a variety of factors, including presentations by management, UBS Warburg and outside industry consultants as to IPALCO's alternatives and as to various valuation matters and the factors relating to IPALCO's alternatives, the IPALCO board concluded that none of the alternatives considered was likely to provide greater value to IPALCO's shareholders than the share exchange.

- AES'S PURCHASE PRICE REPRESENTS A SIGNIFICANT PREMIUM.

    The purchase price of $25.00 per share represents a premium of 16.3% over the closing price of IPALCO common stock on the last trading day prior to the announcement of the share exchange agreement, a premium of 22.3% over the average closing price of IPALCO common stock for the one month prior to the announcement of the share exchange agreement and a premium of 29.7% over the average closing price of IPALCO common stock for the one year prior to the announcement of the share exchange agreement.

- AES HAS SIGNIFICANT RESOURCES AND A STRONG REPUTATION.

    The IPALCO board looked closely at AES's business reputation, corporate culture and its past successes in completing other transactions. IPALCO believes that AES has significant financial and operational resources at its disposal and an excellent reputation for the quality and efficiency of its services throughout the world. AES also brings superior and varied management experience to the transaction. IPALCO believes that as a result of these factors, the transaction will enable IPALCO to develop, grow and compete in ways not currently possible. In addition, AES is well known in the power industry for successfully bringing its transactions to closure without undue delay or complication.

    In addition to the reasons described above, the IPALCO board considered the following factors in evaluating the share exchange:

    - The expected tax treatment of the share exchange as a tax-free reorganization for United States federal income tax purposes.

    - The analyses and presentation of UBS Warburg on the financial aspects of the share exchange, and its written opinion to the effect that, as of July 15, 2000, and based on and subject to the various considerations set forth in its opinion, the exchange ratio is fair, from a financial point of view, to IPALCO shareholders.

    - The interests of the officers and directors of IPALCO in the share exchange, including the matters described under "Interests of IPALCO's Officers and Directors in the Share Exchange."

    - The terms and conditions of the share exchange agreement, including the right of IPALCO, under certain circumstances, to respond to, evaluate and negotiate with respect to other business combination proposals.

    - The accounting treatment of the transaction using the pooling of interests method of accounting for business combinations.

    The IPALCO board believes that each of the above factors generally supported its determination and recommendation. The IPALCO board, did, however, consider the following potentially negative factors in its deliberations concerning the share exchange:

    - The fact that the market price of AES common stock has been relatively volatile, presenting some risk to IPALCO shareholders that the value of AES common stock received in the share exchange will be less than $25.00. The IPALCO board also considered the fact that the share exchange agreement provides that the value of the exchange ratio to IPALCO shareholders is fixed at $25.00 per share of IPALCO common stock unless the average trading price (as determined in accordance with the share exchange agreement) of the AES common stock is below $31.50, as well as the fact that IPALCO may terminate the share exchange agreement in the event that the value of the exchange ratio to IPALCO shareholders falls below $21.00 per share of IPALCO common stock.

    - The fact that the share exchange presents some degree of regulatory complexity, and that this complexity could delay the consummation of the share exchange. The IPALCO board also considered the fact that the share exchange agreement provides that the value of the exchange ratio to IPALCO shareholders increases in the event that consummation of the share exchange is significantly delayed due to the absence of PUHCA regulatory approvals. See "Governmental Approvals and Regulatory Matters."

RECOMMENDATION OF IPALCO'S BOARD OF DIRECTORS

    AFTER CAREFUL CONSIDERATION, IPALCO'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE SHARE EXCHANGE AND THE SHARE EXCHANGE AGREEMENT ARE FAIR TO YOU AND IN YOUR BEST INTERESTS AND IN THE BEST INTERESTS OF IPALCO. IPALCO'S BOARD OF DIRECTORS HAS APPROVED THE SHARE EXCHANGE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE SHARE EXCHANGE AGREEMENT.

    In considering the recommendation of the IPALCO board with respect to the share exchange agreement, you should be aware that certain directors and officers of IPALCO have interests in the share exchange that are different from, or are in addition to, the interests of IPALCO shareholders. Please see the section entitled "Interests of IPALCO's Officers and Directors in the Share Exchange" that begins on page 30 of this proxy statement/prospectus.

OPINION OF IPALCO'S FINANCIAL ADVISOR

    On July 14, 2000, at a meeting of the IPALCO board of directors held to evaluate the proposed share exchange, UBS Warburg delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the consideration, as defined in the fairness opinion letter, provided for in the share exchange was fair, from a financial point of view, to the holders of IPALCO common stock.

    The full text of UBS Warburg's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Annex B and is incorporated into this proxy statement/prospectus by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION PROVIDED FOR IN THE SHARE EXCHANGE AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE SHARE EXCHANGE OR ANY RELATED TRANSACTION. THE OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF IPALCO TO EFFECT THE SHARE EXCHANGE OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF IPALCO COMMON STOCK AS TO HOW TO VOTE OR OTHERWISE ACT WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED SHARE EXCHANGE. HOLDERS OF IPALCO COMMON STOCK ARE ENCOURAGED TO READ UBS WARBURG'S OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

    In arriving at its opinion, UBS Warburg:

    - reviewed certain publicly available business and historical financial information relating to IPALCO and AES;

    - reviewed certain internal financial information and other data relating to the business and financial prospects of IPALCO and AES, including estimates and financial forecasts prepared by the managements of IPALCO and AES that were provided to UBS Warburg by the managements of IPALCO and AES, and not publicly available;

    - conducted discussions with members of the senior managements of IPALCO and AES;

    - reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS Warburg believed to be generally comparable to those of IPALCO and AES;

    - compared the financial terms of the share exchange with the publicly available financial terms of certain other transactions which UBS Warburg believed to be generally relevant;

    - reviewed the share exchange agreement; and

    - conducted such other financial studies, analyses, and investigations, and considered such other information as UBS Warburg deemed necessary or appropriate.

    In connection with its review, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purposes of its opinion and UBS Warburg relied on that information being complete and accurate in all material respects. In addition, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of IPALCO or AES, and was not furnished with any such evaluation or appraisal.

    With respect to the financial forecasts and estimates related thereto that it reviewed, UBS Warburg assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of IPALCO and AES as to the future financial performance of their respective companies. UBS Warburg also assumed that the share exchange will be treated as a tax-free reorganization for United States federal income tax purposes. UBS Warburg's opinion is necessarily based on economic, monetary, market and other conditions existing, and information made available to UBS Warburg, on the date of its opinion.

    UBS Warburg was not asked to, and it did not, offer any opinion as to the material terms of the share exchange agreement (other than the consideration), the form of the share exchange, or any related agreement to be entered into by IPALCO. In rendering its opinion, UBS Warburg assumed that IPALCO and AES will comply with all the material terms of the share exchange agreement and that the share exchange will be validly consummated in accordance with its terms. UBS Warburg expressed no opinion as to the value of AES common stock when issued or the prices at which AES common stock will trade or otherwise be transferable after the announcement or consummation of the share exchange.

    In connection with rendering its opinion to the IPALCO board of directors, UBS Warburg performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to IPALCO, AES or the share exchange. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

    UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. UBS Warburg arrived at its ultimate opinion based on the results of all the analyses undertaken by it and assessed them as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

    The estimates of IPALCO's and AES's future performance provided by these companies' respective managements in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond IPALCO's and AES's control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

    The consideration provided for in the share exchange was determined through negotiations between IPALCO and AES and the decision to enter into the share exchange was solely that of IPALCO's board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by IPALCO's board of directors in its evaluation of the share exchange and should not be viewed as determinative of the views of IPALCO's board of directors or management with respect to the share exchange or the consideration provided for in the share exchange.

    The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with IPALCO's board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS Warburg's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS Warburg's financial analyses.

ANALYSIS OF SELECTED PUBLIC COMPANIES

    UBS Warburg compared selected financial information and operating statistics for IPALCO with corresponding financial information and operating statistics of selected publicly held companies in the electricity utility industry.

COMPARABLE ELECTRIC UTILITY COMPANIES

Allegheny Energy, Incorporated
Alliant Energy Corporation
Cinergy Corp.
Vectren Corporation
Wisconsin Energy Corporation
WPS Resources Corporation

    UBS Warburg reviewed common equity market prices per share as multiples of latest twelve months earnings per share and estimated calendar years 2000 and 2001 earnings per share. UBS Warburg also reviewed enterprise values, calculated as equity value, plus debt and preferred stock, less cash, as multiples of latest twelve months operating cash flow ("EBITDA") and operating income ("EBIT"). UBS Warburg then compared the multiples derived from the selected electric utility companies with corresponding multiples for IPALCO based on the closing prices of their common stock on July 12, 2000, as well as the multiples implied for IPALCO based on the consideration provided for in the share exchange. Multiples for the selected companies also were based on closing stock prices on July 12, 2000. Estimated financial data for the selected companies were based on publicly available consensus research analyst estimates, and estimated financial data for IPALCO were based on publicly available consensus research estimates. This analysis indicated the following implied low, mean, median and high equity value and enterprise value multiples for the selected electric utility companies, as compared to the multiples implied for IPALCO based on the closing price of their common stock on

July 12, 2000 and the multiples implied for IPALCO based on the consideration provided for in the share exchange:

                                                IMPLIED MULTIPLES OF
                                                      SELECTED
                                                  ELECTRIC UTILITY
                                                      COMPANIES                    IMPLIED     IMPLIED MULTIPLES OF
                                      -----------------------------------------   MULTIPLES      IPALCO BASED ON
                                        LOW        MEAN      MEDIAN      HIGH     OF IPALCO       CONSIDERATION
                                      --------   --------   --------   --------   ----------   --------------------
EQUITY VALUE AS A MULTIPLE OF:
Latest 12 months EPS................    11.3       12.3       12.4       13.4        14.5              17.2
Estimated 2000 EPS..................    10.0       11.0       10.7       12.3        13.4              15.9
Estimated 2001 EPS..................     9.5       10.4       10.1       12.0        12.2              14.5

ENTERPRISE VALUE AS A MULTIPLE OF:
Latest 12 months EBITDA.............     6.5        7.0        6.9        7.5         6.8               7.9
Latest 12 months EBIT...............     9.6       11.4       12.0       12.7        10.0              11.6

    UBS Warburg also compared selected financial information and operating statistics for AES with corresponding financial information and operating statistics of selected publicly held companies in the power generation industry.

COMPARABLE POWER GENERATION COMPANIES

Calpine Corporation
Dynegy Incorporated
NRG Energy, Incorporated

    UBS Warburg reviewed common equity market prices per share as multiples of latest twelve months earnings per share and estimated calendar years 2000 and 2001 earnings per share. UBS Warburg also reviewed enterprise values as multiples of latest twelve months EBITDA and EBIT. UBS Warburg then compared the multiples derived from the selected power generation companies with corresponding multiples for AES based on the closing price of their common stock on July 12, 2000. Multiples for the selected companies also were based on closing stock prices on July 12, 2000. Estimated financial data for the selected companies were based on publicly available consensus research analyst estimates, and estimated financial data for AES were based on publicly available research estimates. This analysis indicated the following implied mean equity value and enterprise value multiples for the selected power generation companies, as compared to the multiples implied for AES based on the closing price of their common stock on July 12, 2000:

                                                               IMPLIED MEAN
                                                                MULTIPLE OF         IMPLIED
                                                              SELECTED POWER       MULTIPLES
                                                           GENERATION COMPANIES      OF AES
                                                           ---------------------   ----------
EQUITY VALUE AS A MULTIPLE OF:
Latest 12 months EPS.....................................          57.2               39.8
Estimated 2000 EPS.......................................          37.0               34.4
Estimated 2001 EPS.......................................          29.0               26.5

ENTERPRISE VALUE AS A MULTIPLE OF:
Latest 12 months EBITDA..................................          31.9               26.4
Latest 12 months EBIT....................................          44.8               32.9

ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

    UBS Warburg reviewed implied equity and enterprise values in the following fourteen selected transactions since the beginning of 1998 in the electric utility industry:

ACQUIROR                                       TARGET
--------                                       ------
PowerGen Plc                                   LG&E Energy
Sierra Pacific Resources                       Portland General Electric
Berkshire Hathaway                             MidAmerican Energy Holdings Company
Consolidated Edison, Inc.                      Northeast Utilities
Carolina Power & Light Company                 Florida Progress Corporation
Energy East Corporation                        CMP Group, Inc.
Laurel Hill Partners                           TNP Enterprises, Inc.
New England Electric System                    Eastern Utilities Associates
National Grid Group Plc                        New England Electric System
Scottish Power PLC                             PacifiCorp
BEC Energy                                     Commonwealth Energy Corporation
AES                                            CILCORP, Inc.
CalEnergy Co., Inc.                            MidAmerican
Consolidated Edison, Inc.                      Orange and Rockland Utilities, Inc.

    UBS Warburg reviewed equity values as multiples of latest twelve months earnings per share, estimated fiscal year earnings per share and the estimated coming fiscal year earnings per share. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for IPALCO based on the consideration provided for in the share exchange. UBS Warburg also reviewed enterprise values as multiples of latest twelve months EBITDA and latest twelve months EBIT. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for IPALCO based on the consideration provided for in the share exchange.

                                                           IMPLIED MULTIPLES OF                 IMPLIED
                                                         SELECTED ELECTRIC UTILITY             MULTIPLES
                                                               TRANSACTIONS                    OF IPALCO
                                                 -----------------------------------------      BASED ON
                                                   LOW        MEAN      MEDIAN      HIGH     CONSIDERATION
                                                 --------   --------   --------   --------   --------------
EQUITY VALUE AS A MULTIPLE OF:
Latest 12 months EPS...........................    13.8       19.3       17.9       34.7          17.2
Estimated fiscal year EPS......................    14.2       18.7       18.0       34.8          15.9
Estimated coming fiscal year EPS...............    13.4       17.0       17.3       19.9          14.5

ENTERPRISE VALUE AS A MULTIPLE OF:
Latest 12 months EBITDA........................     5.4        8.0        8.1        9.7           7.9
Latest 12 months EBIT..........................     7.7       13.4       13.3       20.6          11.6

    UBS Warburg also analyzed the premium to be paid in the share exchange per share of IPALCO common stock based upon the closing price of IPALCO on July 12, 2000, and the closing price of

IPALCO one month prior based on the consideration to be received in the share exchange and compared it to the premiums paid in the selected precedent transactions over similar time periods. The following table summarizes the results of this analysis:

                         PREMIUM BASED ON STOCK PRICES
                             PRIOR TO ANNOUNCEMENT

                                                              ONE MONTH PRIOR   CURRENT
                                                              ---------------   --------
Low.........................................................       15.7%          4.9%
Mean........................................................       32.2%         27.8%
Median......................................................       29.3%         25.0%
High........................................................       54.7%         57.8%
IPALCO......................................................       27.0%         18.7%

    UBS Warburg believed that recent electric utility transactions were more relevant and therefore focused on the implied equity and enterprise values in the following eight selected transactions since the beginning of 1999:

ACQUIROR                                       TARGET
--------                                       ------
PowerGen Plc                                   LG&E Energy
Sierra Pacific Resources                       Portland General Electric
Berkshire Hathaway                             MidAmerican Energy Holdings Company
Consolidated Edison, Inc.                      Northeast Utilities
Carolina Power & Light Company                 Florida Progress Corporation
Energy East Corporation                        CMP Group, Inc.
Laurel Hill Partners                           TNP Enterprises, Inc.
New England Electric System                    Eastern Utilities Associates

    UBS Warburg reviewed equity values as multiples of latest twelve months earnings per share, estimated fiscal year earnings per share and the estimated coming fiscal year earnings per share. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for IPALCO based on the consideration provided for in the share exchange. UBS Warburg also reviewed enterprise values as multiples of latest twelve months EBITDA and latest twelve months EBIT. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for IPALCO based on the consideration provided for in the share exchange.

                                                           IMPLIED MULTIPLES OF                 IMPLIED
                                                         SELECTED ELECTRIC UTILITY             MULTIPLES
                                                               TRANSACTIONS                    OF IPALCO
                                                 -----------------------------------------      BASED ON
                                                   LOW        MEAN      MEDIAN      HIGH     CONSIDERATION
                                                 --------   --------   --------   --------   --------------
EQUITY VALUE AS A MULTIPLE OF:
Latest 12 months EPS...........................    13.8       17.3       17.9       21.9          17.2
Estimated fiscal year EPS......................    14.2       16.6       16.9       34.8          15.9
Estimated coming fiscal year EPS...............    13.4       16.1       16.8       18.4          14.5

ENTERPRISE VALUE AS A MULTIPLE OF:
Latest 12 months EBITDA........................     5.9        7.6        7.7        8.6           7.9
Latest 12 months EBIT..........................     8.8       13.1       13.1       20.6          11.6

    UBS Warburg also analyzed the premium to be paid in the share exchange per share of IPALCO common stock based upon the closing price of IPALCO on July 12, 2000, and the closing price of

IPALCO one month prior based on the consideration to be received in the share exchange and compared it to the premiums paid in the selected precedent transactions over similar time periods. The following table summarizes the results of this analysis:

                         PREMIUM BASED ON STOCK PRICES
                             PRIOR TO ANNOUNCEMENT

                                                              ONE MONTH PRIOR   CURRENT
                                                              ---------------   --------
Low.........................................................       21.6%          4.9%
Mean........................................................       37.0%         29.0%
Median......................................................       40.8%         25.9%
High........................................................       54.7%         57.8%
IPALCO......................................................       27.0%         18.7%

DISCOUNTED CASH FLOW ANALYSIS

    UBS Warburg performed a discounted cash flow valuation based upon projections furnished by the management of IPALCO. With respect to projections for IPALCO, UBS Warburg assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the management of IPALCO. Utilizing these projections, UBS Warburg discounted to present value, under assumed discount rates ranging from 8.0% to 9.0%, the free unleveraged cash flows through the year 2004 for IPALCO. UBS Warburg added to this amount the present value, under assumed discount rates ranging from 8.0% to 9.0%, of the terminal value, calculated by applying multiples ranging from 6.0x to 8.0x to EBITDA in year 2004. This analysis indicated that the net after-tax present value of the future cash flows ranged from $20.88 to $28.73 per share of IPALCO common stock on a stand-alone basis.

OTHER FACTORS

    In rendering its opinion, UBS Warburg also reviewed and considered other factors, including:

    - that, based upon the internal estimates of the managements of IPALCO and AES, the share exchange is expected to be accretive to AES's earning per share for calendar year 2001; and

    - historical market prices and volumes for IPALCO common stock and AES common stock.

MISCELLANEOUS

    Pursuant to the engagement letter between IPALCO and UBS Warburg, IPALCO paid UBS Warburg for its services in connection with its rendering of a fairness opinion (i) $250,000 upon IPALCO's engagement of UBS Warburg and
(ii) $2,000,000 upon the date that the board of directors orally requested UBS Warburg's fairness opinion and UBS Warburg advised the board of directors that it was prepared to render the opinion. IPALCO has also agreed to pay UBS Warburg a transaction fee upon the consummation of a transaction equal to 0.4% of the aggregate amount of consideration paid to IPALCO and its shareholders, against which the fees payable in (i) and (ii) are creditable. In addition, IPALCO has agreed to reimburse UBS Warburg for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

    IPALCO selected UBS Warburg as its financial advisor in connection with the share exchange because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

    In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of IPALCO and AES for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF IPALCO'S OFFICERS AND DIRECTORS IN THE SHARE EXCHANGE

    In considering the recommendation of the IPALCO board to vote for the proposal to adopt the share exchange agreement, shareholders of IPALCO should be aware that members of the IPALCO board and members of IPALCO's management have agreements or arrangements that provide them with interests in the share exchange that differ from those of IPALCO's shareholders. The IPALCO board was aware of these agreements and arrangements during its deliberations of the merits of the share exchange and in determining to recommend to the shareholders of IPALCO that they vote for the proposal to adopt the share exchange agreement.

TERMINATION BENEFIT AGREEMENTS

    Since 1989, IPALCO has had a policy of entering into termination benefit agreements with all its officers. These agreements provide for payment of severance benefits equal to 299.99% of the last five years' average compensation (as defined in Section 280G of the Tax Code) payable by IPALCO and its subsidiaries which was includable in the gross income of the officers, if IPALCO undergoes an "acquisition of control" while the agreement is in effect and if, within three years after an acquisition of control, any such officer is terminated "without cause" or "resigns for 'good reason'."

    The term "resign for 'good reason"' is defined in these agreements to mean, generally, and subject to lengthy qualifications and amplification: demotion; assignment of duties inconsistent with the officer's status, position or responsibilities; reduction in base salary or failure to grant annual increases commensurate with increases of the officers; relocation of the headquarters of IPALCO or IPL to a location outside Greater Indianapolis; or termination of the executive's participation in, or the existence of, an incentive compensation, insurance or pension program.

    Consummation of the share exchange will constitute an "acquisition of control" under the termination benefit agreements. In addition, AES's compensation approach differs from that of IPALCO and thus AES has indicated that it does not intend to offer compensation plans to IPALCO officers that are comparable to those historically available to these officers. In this event, these officers will have "good reason" to resign upon consummation of the share exchange, and would then be entitled to receive from and be paid by IPALCO the amounts provided for in the termination benefit agreements.

    The following table sets forth the name, position and expected cash amount payable under the IPALCO termination benefit agreements to the chief executive officer of IPALCO, the four other most highly-compensated officers of IPALCO and its subsidiaries, and the officers who are parties to termination benefit agreements as a group. The expected cash amount payable has been calculated based on the assumptions that the share exchange is consummated on January 1, 2001, that, prior to such date, IPALCO does not increase the base compensation of and does not grant any additional compensation items to any such officers, and that IPALCO pays bonuses in late 2000 to such officers which are commensurate with prior years. The calculation includes the effect of income received by certain of these officers upon payment of bonuses in February 2000 in connection with the sale by IPALCO of its interest in Internet Capital
Group, Inc., and also includes the effect of income received by these officers from stock options exercised between January 1, 2000, and August 15, 2000. Income received by these officers from the exercise of additional stock options between August 15, 2000 and December 31, 2000, would serve to increase the amounts from those set forth below. In addition, in certain instances the calculation of severance benefits under the termination benefit agreements described above, together with other payments and benefits which will occur as a result of the consummation of the share exchange (which payments and benefits are described below under "IPALCO Deferred Compensation" and "IPALCO Stock Options and Restricted Stock") could result in an excise tax under Section 280G of the Tax Code. Therefore, pursuant to the termination benefit agreements, the expected cash amounts payable under these agreements have been reduced to eliminate any such excise tax. The amount of such reduction has been calculated based upon the assumption that all outstanding payments under the IPALCO Long-Term Performance and Restricted Stock Incentive Plan that would not otherwise be payable on or prior to January 1, 2001, are accelerated to January 1, 2001. Payments under the termination benefit agreements are therefore correspondingly reduced to avoid taxation under Section 280G of the Tax Code.

                       AMOUNTS PAYABLE UNDER TERMINATION
                               BENEFIT AGREEMENTS

                                                                                    AMOUNT
                                                                              (AFTER SECTION 280G
NAME                                                 POSITION                     REDUCTION)
----                                   -------------------------------------  -------------------
John R. Hodowal......................  Chairman & President;
                                       Chairman & CEO of IPL                      $15,730,000
Ramon L. Humke.......................  Vice Chairman;
                                       President & COO of IPL                     $ 7,921,000
John R. Brehm........................  Vice President & Treasurer;
                                       SVP, Finance of IPL                        $ 4,157,000
Bryan G. Tabler......................  Vice President, Secretary &
                                       General Counsel; SVP, Secretary
                                       & General Counsel of IPL                   $ 1,424,000
Joseph A. Gustin.....................  Vice President, Information
                                       Services of IPL                            $ 1,220,000
Officers with Termination Benefit
  Agreements as a group (including
  above amounts).....................  N/A                                        $43,905,000

IPALCO DEFERRED COMPENSATION

    Certain directors and officers of IPALCO have deferred compensation under IPALCO's Deferred Compensation Plan. All amounts of deferred compensation will be due and payable upon consummation of the share exchange. The following table sets forth, as of August 15, 2000, for the chief executive officer of IPALCO and the four other most highly-compensated officers of IPALCO and its subsidiaries, the amounts, if any, of such deferred compensation to be paid to each such officer, as well as the total amount of deferred compensation to be paid.

                            DEFERRED COMPENSATION TO
                         BE PAID AT THE EFFECTIVE TIME

NAME                                                    POSITION                    AMOUNT
----                                     ---------------------------------------  ----------
John R. Hodowal........................  Chairman & President;
                                         Chairman & CEO of IPL                    $1,323,801
Ramon L. Humke.........................  Vice Chairman;
                                         President & COO of IPL                   $  159,752
John R. Brehm..........................  Vice President & Treasurer;
                                         SVP, Finance of IPL                      $        0
Bryan G. Tabler........................  Vice President, Secretary &
                                         General Counsel; SVP, Secretary
                                         & General Counsel of IPL                 $   70,462
Joseph A. Gustin.......................  Vice President, Information
                                         Services of IPL                          $        0

All directors and officers as a          N/A
  group................................                                           $3,116,966

IPALCO STOCK OPTIONS AND RESTRICTED STOCK

    Pursuant to the terms of the share exchange agreement, each IPALCO stock option outstanding immediately prior to the completion of the share exchange will be converted, upon completion of the share exchange, into an option to acquire, on the same terms and conditions, the number of shares of AES common stock that is equal to the product of the number of shares of IPALCO common stock that could have been acquired upon exercise of the option immediately before completion of the share exchange multiplied by the exchange ratio, rounded to the nearest whole share. The exercise price of these AES stock options will be the exercise price for the IPALCO stock options immediately before completion of the share exchange divided by the exchange ratio. With the exception of 20,000 IPALCO stock options granted to non-officers of the Company, all IPALCO stock options held by employees of IPALCO are already fully vested. Of the 606,000 IPALCO stock options held by current and former IPALCO directors, 528,000 are already fully vested, and the remainder of such IPALCO stock options will fully vest through the passage of time in November 2000.

    Certain executive officers of IPALCO hold restricted shares of IPALCO common stock and/or restricted stock grants representing the right to receive, upon vesting, restricted shares of IPALCO common stock. The following table sets forth, for the chief executive officer of IPALCO and the four other most highly-compensated officers of IPALCO and its subsidiaries, as well as the total amount of, the restricted shares of IPALCO common stock that are held by such officers or are subject to restricted stock grants and that, at the effective time, by virtue of the share exchange and without any further action on the part of any holder thereof, will be converted into the right to receive unrestricted shares of AES common stock. In each case, the number of shares subject to restricted stock grants has been calculated based upon the assumption that IPALCO's year 2000 stock price performance would rank among the highest 25% of companies comprising the Standard & Poor's 500 stock index. A lower ranking would result in numbers which are lower than those presented below.

                       SHARES OF IPALCO RESTRICTED STOCK

                                                                       NUMBER OF RESTRICTED SHARES
                                                                      HELD OR SUBJECT TO RESTRICTED
NAME                                           POSITION                       STOCK GRANTS
----                               ---------------------------------  -----------------------------
John R. Hodowal..................  Chairman & President;
                                   Chairman & CEO of IPL                         113,617
Ramon L. Humke...................  Vice Chairman;
                                   President & COO of IPL                         82,450
John R. Brehm....................  Vice President & Treasurer;
                                   SVP, Finance of IPL                            39,133
Bryan G. Tabler..................  Vice President Secretary &
                                   General Counsel; SVP, Secretary
                                   & General Counsel of IPL                       19,875
Joseph A. Gustin.................  Vice President, Information
                                   Services of IPL                                17,500

All officers and employees as a
  group..........................  N/A                                           454,545

INDEMNIFICATION AND INSURANCE

    The share exchange agreement provides that, upon completion of the share exchange, AES and IPALCO will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of IPALCO and its subsidiaries in all of their capacities:

    - to the extent they were indemnified or had the right to advancement of expenses as of July 15, 2000, which is the date of the share exchange agreement, pursuant to IPALCO's articles of incorporation, by-laws and indemnification agreements with any directors, officers and employees of IPALCO and its subsidiaries; and

    - to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the completion of the share exchange.

    The share exchange agreement also provides that, upon completion of the share exchange, AES and IPALCO will cause to be maintained, for a period of six years after completion of the share exchange, the current policies of directors' and officers' liability insurance maintained by IPALCO, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the share exchange, although AES and IPALCO will not be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by IPALCO for directors' and officers' liability insurance.

MANAGEMENT AND OPERATION OF IPALCO AFTER THE SHARE EXCHANGE

    Following the share exchange, IPALCO will continue its operations as a wholly-owned subsidiary of AES. Upon consummation of the share exchange, the members of IPALCO's board of directors prior to the share exchange will resign from their positions and a new board of directors will be appointed by AES and is expected to consist of AES officers. The membership of the AES board of directors will remain unchanged as a result of the share exchange. Shareholders of IPALCO will become shareholders of AES, and their rights as shareholders will be governed by AES's articles of incorporation and by-laws and the laws of the State of Delaware. For more information on the comparison of the rights of shareholders of IPALCO and AES, see "Comparative Rights of IPALCO Shareholders and AES Shareholders."

DESCRIPTION OF EXCHANGE OF STOCK

    When the share exchange is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your IPALCO stock certificates in exchange for AES stock certificates. When you deliver your IPALCO stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your IPALCO stock certificates will be canceled and you will receive AES stock certificates representing the number of full shares of AES common stock to which you are entitled under the share exchange agreement (and cash in lieu of fractional shares).

    YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

    You are not entitled to receive any dividends or other distributions on AES common stock with a record date after the share exchange is completed until you have surrendered your IPALCO stock certificates in exchange for AES stock certificates.

    If there is any dividend or other distribution on AES common stock with a record date after the share exchange and a payment date prior to the date you surrender your IPALCO stock certificates in exchange for AES stock certificates, you will receive it with respect to the whole shares of AES common stock issued to you promptly after your IPALCO stock certificates are surrendered. If there is any dividend or other distribution on AES common stock with a record date after the share exchange and a payment date after the date you surrender your IPALCO stock certificates in exchange for AES stock certificates, you will receive it with respect to the whole shares of AES common stock issued to you promptly after the payment date.

    AES will only issue an AES stock certificate or a check in lieu of fractional shares in a name other than the name in which a surrendered IPALCO stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE

    The following general discussion summarizes the anticipated material United States federal income tax consequences of the share exchange to holders of IPALCO common stock who exchange their IPALCO common stock for AES common stock in the share exchange. This discussion addresses only those shareholders who hold their IPALCO stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as:

    - financial institutions;

    - mutual funds;

    - tax-exempt organizations;

    - insurance companies;

    - dealers in securities or foreign currencies;

    - traders in securities who elect to apply a mark-to-market method of accounting;

    - foreign holders;

    - persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

    - holders who acquired their shares upon the exercise of employee stock options or similar derivative securities or otherwise as compensation.

    The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and federal laws other than federal income tax laws, are not addressed.

    IPALCO SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SHARE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

    It is a condition to the consummation of the share exchange that (i) AES receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to AES, dated as of the effective date of the share exchange, to the effect that the share exchange will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) IPALCO receive an opinion from Cravath, Swaine & Moore, special tax counsel to IPALCO, dated as of the effective date of the share exchange, to the effect that the share exchange will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The conditions relating to the tax opinions may not be waived by AES or IPALCO after receipt of the IPALCO shareholder approval unless further shareholder approval is obtained with appropriate disclosure. The opinions will be based on customary assumptions and customary representations made by AES and IPALCO. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the share exchange.

    Assuming the share exchange qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, holders of IPALCO stock who exchange their IPALCO stock solely for AES common stock in the share exchange will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of AES common stock. Each holder's tax basis in the AES common stock received in the share exchange will be the same as his or her aggregate tax basis in the IPALCO stock surrendered in the share exchange, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the AES common stock received in the share exchange by an IPALCO shareholder will include the holding period of the IPALCO stock that he or she surrendered in the share exchange.

    An IPALCO shareholder who receives cash in lieu of a fractional share of AES common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the AES common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual shareholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her IPALCO stock for more than one year on the date of the share exchange. The deductibility of capital losses is subject to limitations for both individuals and corporations.

NO DISSENTERS' OR APPRAISAL RIGHTS

    As a holder of IPALCO common stock you are not entitled to dissenters' rights or to demand payment for your shares under Indiana law.

ANTICIPATED ACCOUNTING TREATMENT

    The share exchange is expected to be accounted for as a pooling of interests. However, accounting for the share exchange as a pooling of interests is not a condition to completion of the share exchange. Under this method of accounting, the recorded assets and liabilities of AES and IPALCO will be carried forward to the books of the combined company at their historical recorded amounts, subject to any adjustments and reclassifications required to conform the accounting policies of the two companies. In addition, results of operations of the combined company will include results of AES and IPALCO for the entire fiscal year in which the share exchange occurs. The historical reported net income or loss of AES and IPALCO for prior periods will be combined and restated as net income or loss of AES after addressing any accounting conformity issues. See "Unaudited Pro Forma Consolidated Financial Statements" on page 48.

GOVERNMENTAL APPROVALS AND REGULATORY MATTERS

    HART-SCOTT-RODINO ACT

    Transactions such as the share exchange are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), the share exchange may not be consummated until the specified waiting period requirements of that act have been satisfied. AES and IPALCO will file notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission under the HSR.

    FEDERAL POWER ACT

    Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of the whole of its jurisdictional facilities or directly or indirectly merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The FERC approval is therefore required to consummate the share exchange. Under Section 203, the FERC will approve a share exchange if it finds it to be "consistent with the public interest." The FERC has stated in a Policy Statement that, in analyzing a share exchange under Section 203, it will evaluate the following criteria: (i) the effect of the share exchange on competition in electric power markets, utilizing an initial screening approach derived from the Department of Justice/Federal Trade Commission Horizontal Mergers Guidelines, to determine if the share exchange will result in an unacceptable increase in the applicants' market power; (ii) the effect of the share exchange on the applicants' wholesale sales and transmission customers; and (iii) the effect of the share exchange on state and federal regulation of the applicants. AES and IPALCO will file, at the earliest practicable date, an application with the FERC requesting that the FERC approve the share exchange under Section 203. No assurance can be given that the FERC will grant AES's and IPALCO's application.

    PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

    AES is required to obtain approval of the share exchange from the SEC pursuant to Section 9(a)(2) of PUHCA. AES is also seeking an order from the SEC under Section 3(a)(5) of PUHCA granting it an exemption from PUHCA's provisions (other than Section 9(a)(2)) so that AES will not be subject to regulation as a registered holding company under PUHCA.

    Section 9(a)(2) of PUHCA requires an entity owning, directly or indirectly, 5% or more of the outstanding voting securities of a public utility company (as defined in PUHCA), to obtain the approval of the SEC under Section 10 of PUHCA prior to acquiring a direct or indirect interest in 5% or more of the voting securities of any additional public utility company. AES currently holds indirectly in excess of 5% of the voting securities of a public utility company, Central Illinois Light Company ("CILCO"), and in acquiring IPALCO, AES will be acquiring indirectly 5% or more of the voting securities of a second public utility company.

    Under the standards contained in Section 10, the SEC is directed to approve AES's acquisition of IPALCO unless it finds that (i) the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the acquisition is not reasonable, (iii) the acquisition would unduly complicate the capital structure of AES's holding company system or would be detrimental to the proper functioning of AES's holding company system, or (iv) the acquisition would violate applicable state law. To approve the acquisition, the SEC must also find that the acquisition would tend towards the economical and efficient development of an integrated public utility system and that the acquisition would not be detrimental to the carrying out of the provisions of Section 11 of PUHCA, which generally limit the operations of a registered holding company system to a single integrated public utility system and other businesses reasonably incidental thereto. Although AES believes that SEC approval of the acquisition under PUHCA will be obtained on acceptable terms, it is not possible to predict with certainty the timing of such approval and whether the approval will be on acceptable terms.

    Under the applicable standards of Section 3(a)(5), unless the SEC finds an exemption to be detrimental to the interests of the public, investors or consumers, the SEC will exempt a holding company and its subsidiaries from the provisions of PUHCA (other than Section 9(a)(2)) if the SEC determines that the holding company is not, and derives no material part of its income, directly or indirectly, from one or more subsidiary companies the principal business of which within the United States is that of a "public utility company" (as defined in PUHCA). This exemption traditionally has been available to a holding company system with significant foreign operations whose United States utility operations do not account for a material part of the holding company's income on a relative basis and are small in size on an absolute basis. On August 20, 1999, AES obtained an order from the SEC exempting AES from the provisions of PUHCA (other than Section 9(a)(2)) pursuant to Section 3(a)(5) with respect to its acquisition of CILCORP, Inc., the parent company of CILCO. AES will file an application with the SEC for an order exempting AES, pursuant to
Section 3(a)(5), from the provisions of PUHCA (other than 9(a)(2)) with respect to its acquisition of IPALCO. The SEC's determination will be based, in part, on the specific facts of the share exchange, including the characteristics of IPALCO and AES. The share exchange agreement requires AES to include in its application a commitment, if required by regulatory order of the SEC, to divest its interests in CILCORP that are subject to the jurisdiction of the SEC under PUHCA if necessary to obtain the exemption. No assurance can be given that the SEC will grant AES's application.

    STATE UTILITY REGULATION

    Under Indiana law, as interpreted by the Indiana Supreme Court in a recent case, INDIANA BELL TEL. CO. V. INDIANA UTIL. REGULATORY COMM'N, 715 N.E.2d 351 (Ind. 1999), the IURC does not have jurisdiction to approve the acquisition of a public utility holding company such as IPALCO. The IURC must issue a certification pursuant to Section 33(a) of PUHCA, relating to AES's exemption from PUHCA for investments in foreign utility companies. Obtaining this certification is a condition to closing the share exchange. The Illinois Commerce Commission does not have jurisdiction over the share exchange.

    FEDERAL COMMUNICATIONS COMMISSION LICENSES

    IPALCO has certain radio licenses from the Federal Communications Commission which it utilizes in connection with its utility operations. The transfer of control of these licenses as a result of the share exchange will require approval of the FCC. IPALCO will make application for such approval.

SECURITIES LAWS MATTERS

    The shares of AES common stock to be received by IPALCO shareholders in the share exchange will be registered under the Securities Act and will be freely transferable without restriction, except for shares issued to any AES or IPALCO shareholder who is, or is expected to be, an "affiliate" of AES or IPALCO for purposes of Rule 145 under the Securities Act. An affiliate of AES or IPALCO is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with AES or IPALCO. Any subsequent transfer of AES common stock issued in the share exchange by any IPALCO affiliate will, under existing law, require one of the following:

    - registration of the transfer under the Securities Act;

    - compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances; or

    - availability of another exemption from registration.

The foregoing restrictions are expected to apply to, among other persons, directors and executive officers of IPALCO and any holders of 10% or more of the IPALCO common stock exchanged in the share exchange.

    SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired companies by affiliates of either company. SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if the affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a business combination during the period beginning 30 days before the completion of the business combination and ending when financial results covering at least 30 days of post-share exchange operations of the combined entity have been published in accordance with SEC Accounting Release No. 135.

    AES has agreed in the share exchange agreement to use its reasonable best efforts to cause each person who is an affiliate of AES, for purposes of qualifying the exchange for pooling of interests accounting treatment, to deliver to IPALCO on or prior to the closing of the share exchange a written agreement intended to preserve the ability to treat the share exchange as a pooling of interests and to ensure compliance with the Securities Act. IPALCO has agreed to the same undertaking with respect to its affiliates.

    This proxy statement/prospectus does not cover any resales of AES common stock, including AES common stock issuable upon the exercise of any assumed options, to be received by IPALCO shareholders upon completion of the share exchange. No person is authorized to make use of this proxy statement/prospectus in connection with any resale.

NEW YORK STOCK EXCHANGE MATTERS

    It is a condition to the completion of the share exchange that the shares of AES common stock to be issued in connection with the share exchange be approved for listing on the New York Stock Exchange at or before the closing of the share exchange.

           CERTAIN TERMS OF THE AGREEMENT AND PLAN OF SHARE EXCHANGE

    THE FOLLOWING SUMMARY DESCRIBES THE MATERIAL TERMS OF THE AGREEMENT AND PLAN OF SHARE EXCHANGE, DATED AS OF JULY 15, 2000, BETWEEN AES AND IPALCO. THE FULL TEXT OF THE SHARE EXCHANGE AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE HEREIN. WE ENCOURAGE YOU TO READ THE ENTIRE SHARE EXCHANGE AGREEMENT.

THE SHARE EXCHANGE

    The share exchange agreement provides that at the effective time, IPALCO will become a wholly-owned subsidiary of AES.

EFFECTIVE TIME OF THE SHARE EXCHANGE

    The closing of the share exchange will take place on or prior to the fifth business day following the date on which the conditions described in the share exchange agreement are satisfied or waived, or at any other time AES and IPALCO may mutually agree. The share exchange will become effective when the articles of share exchange are filed with the Secretary of State of the State of Indiana.

MANNER AND BASIS OF EFFECTING THE SHARE EXCHANGE

    As soon as reasonably practicable following the effective time, the exchange agent, as selected by AES, will mail a transmittal letter to each record holder of IPALCO common stock to exchange their IPALCO common stock certificates for AES common stock certificates and cash for any fractional share. Transmittal letters also will be available following completion of the share exchange at the
offices of the exchange agent, /      /. Additionally, holders of IPALCO common
stock may, at their option, after the effective time, physically surrender in person at the offices of the exchange agent their IPALCO stock certificates for AES common stock certificates. IPALCO shareholders should not exchange their stock certificates before the effective time. After the effective time, transfers of IPALCO common stock will not be registered on the stock transfer books of IPALCO.

    No fractional shares of AES common stock will be issued in the share exchange. Instead of any fractional share, you will receive a cash amount, rounded to the nearest whole cent, without interest, based on the average price of AES common stock determined as described on page 18.

    After the effective time, and until it is surrendered and exchanged, each certificate that previously evidenced IPALCO common stock will be deemed to evidence shares of AES common stock and the right to receive cash instead of any fractional shares. AES will not pay dividends or other distributions on any shares of AES common stock to be issued in exchange for any unsurrendered IPALCO common stock certificate until the IPALCO common stock certificate is surrendered as provided in the share exchange agreement.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK

    IPALCO STOCK OPTIONS. Each option to purchase a share of IPALCO common stock that is outstanding and unexercised at the effective time will be assumed by AES and will thereafter be deemed to constitute an option to acquire shares of AES common stock. The number of shares of AES common stock that will be subject to the assumed stock options will be determined by multiplying the number of shares of IPALCO common stock subject to the stock option by the exchange ratio, rounded to the nearest whole share. The exercise price of such assumed stock options will be the exercise price per share of IPALCO common stock under the original stock option divided by the exchange ratio. The assumed stock options will otherwise be subject to the same terms as the existing stock options. As of August 15, 2000, options to purchase a total of 4,360,980 shares of IPALCO common stock, at exercise prices ranging from $9.38 to $23.38, were held by approximately 59 current and former IPALCO employees, officers and directors. As of August 15, 2000, options to purchase a total of 3,275,254 shares of IPALCO common stock, at exercise prices ranging from $9.38 to $23.38, were held by current executive officers and directors of IPALCO.

    IPALCO RESTRICTED STOCK. Upon completion of the share exchange, each restricted stock grant under IPALCO's equity-based compensation plans will be exchangeable for that number of shares of restricted stock subject to such restricted stock grant. Following such exchange, all restrictions with respect to each share of IPALCO restricted stock will lapse. The unrestricted shares of IPALCO common stock resulting from the lapse of restrictions on the restricted stock will be exchanged for AES common stock in the same manner as other shares of IPALCO common stock. As of August 15, 2000, 239,495 shares of restricted stock were held by all IPALCO employees, officers and directors, of which 194,479 shares were held by executive officers and directors of IPALCO. Additionally, as of August 15, 2000, 434,823 shares subject to restricted stock grants were held by all IPALCO employees, officers and directors, of which 370,451 shares subject to restricted stock grants were held by executive officers and directors of IPALCO.

    Based on the IPALCO stock options outstanding at the record date, and assuming no IPALCO stock options are exercised prior to the effective time, AES
will be required at the effective time to reserve /      / shares of AES common
stock for issuance upon exercise of the IPALCO stock options assumed by AES.

REPRESENTATIONS AND WARRANTIES

    The share exchange agreement contains customary representations and warranties of IPALCO and AES relating to, among other things, certain aspects of their respective businesses and assets and other matters. The representations and warranties expire at the effective time of the share exchange.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE SHARE EXCHANGE

    AFFIRMATIVE COVENANTS OF IPALCO

    IPALCO has agreed that prior to the effective time it will:

    - conduct its business and operations only in the ordinary course in substantially the same manner as previously conducted, use all reasonable efforts to preserve intact its current business organization, maintain or renew or cause to be renewed its current rates and rates schedules, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, including regulators, so that its goodwill and ongoing business will be unimpaired at the effective time;

    - provide AES with reasonable access to its properties, books, contracts, personnel, records, tax returns and other documents and reasonable access to all information concerning IPALCO, its subsidiaries, directors, officers, shareholders and properties owned or operated by IPALCO;

    - deliver to AES certain financial statements and reports, filed with or sent to the SEC, the FERC or the public utility commission of any state;

    - promptly notify AES of any representation or warranty made by IPALCO that is qualified as to materiality becoming untrue or inaccurate or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, a material breach of any covenant or obligation of IPALCO and any change or event that could have a material adverse effect on IPALCO;

    - use all commercially reasonable efforts to file all notices, reports and other documents required to be filed with any governmental entities with respect to the share exchange, including the notifications required under the HSR and the certification from the IURC;

    - use all commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties, defend any lawsuits or legal proceedings challenging the share exchange or the share exchange agreement, and execute and deliver any additional instruments necessary to consummate the share exchange;

    - use its reasonable best efforts to develop jointly with AES, by no later than October 15, 2000, a plan for IPALCO to comply with emission limits imposed by governmental entities regarding NO(x) emissions;

    - maintain insurance, as customary in all material respects for companies engaged in the electric and gas utility industry;

    - use reasonable best efforts to maintain in effect all existing governmental permits which are material to the operations of IPALCO;

    - call and hold a meeting of its shareholders to vote on a proposal to approve the share exchange agreement; and

    - use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the share exchange.

    IPALCO's board of directors has agreed to recommend that the IPALCO shareholders vote for approval of the share exchange agreement. However, at any time before the IPALCO special meeting, IPALCO's board of directors is entitled to withdraw or modify its recommendation that the IPALCO shareholders vote to approve the share exchange agreement if certain requirements, including the following, are satisfied:

    - an unsolicited proposal or offer to purchase a business that constitutes 15% or more of net revenues, net income or net assets of IPALCO or 15% or more of voting securities of IPALCO or any merger, consolidation or business combination proposal is made and is not withdrawn;

    - IPALCO satisfies certain notice requirements;

    - IPALCO's board of directors reasonably believes in good faith, after consultation with its financial advisors, that the offer constitutes a superior offer; and

    - IPALCO reimburses AES for up to $10.0 million in reasonable fees and expenses and pays a fee of $60.0 million to AES.

For purposes of the share exchange agreement, the term "superior proposal" means any proposal made by a third party to acquire more than 50% of the voting power of the outstanding shares of IPALCO common stock or all or substantially all the assets of IPALCO on terms that IPALCO's board of directors determines, in its good faith judgment and based upon advice of its financial advisors and outside counsel, to be clearly and materially more favorable to IPALCO shareholders than the share exchange, taking into account any changes to the financial or other terms proposed by AES in response to the proposal, all financial, commercial and regulatory considerations of the proposal, the third party making the proposal, and the conditions and the prospects for completion of the proposal.

    NEGATIVE COVENANTS OF IPALCO

    IPALCO has agreed, subject to certain exceptions, that, before the effective time, except as otherwise agreed to in writing by AES, it will not, will not agree to and will not permit any of its subsidiaries to:

    - declare, set aside or pay any dividend on, or make any other distribution with respect to, any shares of capital stock or, subject to exceptions under certain IPALCO plans, purchase, redeem or otherwise acquire any shares of capital stock or other securities other than dividends and distributions between IPALCO and any of its wholly-owned subsidiaries and dividends and distributions declared and paid by partially-owned subsidiaries, except for certain splits or reclassifications and the payment of a fixed amount of regular quarterly dividends;

    - sell, issue, deliver or grant any capital stock, any voting security, or any securities convertible into, or any option or right to acquire, any capital stock or other security;

    - amend its articles of organization or by-laws or the articles of incorporation or by-laws of IPL;

    - acquire, publicly propose to acquire or agree to acquire by merging or consolidating with any business, corporation or other business organization or acquire any assets, except for purchases of inventory in the ordinary course of business and except for purchases consistent with past practices with a value of less than $10,000,000;

    - make capital expenditures exceeding 110% of currently contemplated capital expenditures;

    - enter into, become bound by, amend or terminate any material contract or any contract with a term longer than 24 months or a contract in excess of $10,000,000, other than in the ordinary course of business and in accordance with past practice if such contracts relate to the sale of energy to certain customers, the sale of transmission capacity or certain purchases, or contracts otherwise permitted by the share exchange agreement, or waive or exercise any material right or remedy under any material contract;

    - incur or guarantee any indebtedness;

    - except as contemplated by collective bargaining agreements, make any increases in compensation payable to any of its directors, officers or employees;

    - increase staffing beyond certain levels;

    - subject to discussion with AES, change any of its rates or charges, standards of service or accounting standards;

    - make any material tax election not required to be made under applicable laws or amend any tax sharing agreement;

    - enter into any agreement with its affiliates, other than agreements entered into in the usual ordinary course of business and negotiated on an arm's length basis;

    - discharge material liabilities, other than a payment, discharge or settlement of a liability in accordance with its terms or, in the ordinary course of business consistent with past practice, of liabilities reflected, or reserved against, in IPALCO's most recent financial statements, or incurred in the ordinary course of business consistent with past practice;

    - take any action that would jeopardize the qualification of any material amount of outstanding IPALCO revenue bonds as exempt facility bonds;

    - make any change in accounting methods;

    - enter into a collective bargaining agreement;

    - take any action that would give rise to a claim under the WARN Act;

    - enter into a new line of business or make any change in the line of business in which it engages;

    - buy or sell any energy futures or forward contracts or energy transportation futures or forward contracts, other than as incidental to the business of generating, purchasing and selling energy to firm customers and other than sales required by law; or

    - take any action that would result in any of the representations qualified as to materiality becoming untrue, or any of the representations not so qualified becoming untrue in any material respect.

    AFFIRMATIVE COVENANTS OF AES

    AES has agreed that, prior to the effective time, it will:

    - conduct its business and operations only in the ordinary course in substantially the same manner as previously conducted, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, including regulators, to the end that its goodwill and ongoing business will be unimpaired at the effective time;

    - promptly notify IPALCO of any representation or warranty made by AES that is qualified as to materiality becoming untrue or inaccurate or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, a material breach of any covenant or obligation of AES or any change or event that could have a material adverse effect;

    - provide IPALCO with reasonable access to its properties, books, contracts, personnel, records, tax returns and other documents;

    - register under the Securities Act the issuance of shares of AES common stock in the share exchange and, subject to exceptions, prepare the joint registration/proxy statement;

    - use all commercially reasonable efforts to file all notices, reports and other documents required to be filed with any governmental entities with respect to the share exchange, including the notifications required under the HSR, the filing and approval required by the FERC, and approval of the exchange by the SEC, and the exemption for AES from registration as a holding company, under PUHCA;

    - use all commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties, defend any lawsuits or legal proceedings challenging the share exchange or the share exchange agreement, and execute and deliver any additional instruments necessary to consummate the share exchange; and

    - use its reasonable best efforts to develop jointly with IPALCO, by no later than October 15, 2000, a plan for IPALCO to comply with emission limits imposed by governmental entities regarding NO(x) emissions.

    OTHER AFFIRMATIVE COVENANTS OF AES

    AES has also agreed that it will:

    - honor and cause IPALCO to honor each existing employment, change of control, severance and termination agreement between IPALCO or any subsidiary and an officer, director or employee of IPALCO or such subsidiary; and

    - file an application with the SEC which commits AES, if required by a regulatory order of the SEC, to enter into an agreement within three years of the effective time to divest its ownership interest in the PUHCA jurisdictional business of CILCORP under certain circumstances.

    NEGATIVE COVENANTS OF AES

    AES has agreed that it will not, will not agree to and will not permit any of its subsidiaries to:

    - acquire significant electric generation assets of clearly sufficient magnitude in the relevant market, for purposes of the FERC analysis of the share exchange, so as to significantly impair the ability of the parties to obtain the FERC's approval of the share exchange; or

    - engage in any activity that would cause a change of status under PUHCA for AES or any equity owner or affiliate of AES or subject any of them to the jurisdiction of PUHCA following the share exchange, or acquire such voting securities in a "public utility company" so as to become an affiliate of such public utility within the meaning of PUHCA.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

    As an inducement to AES's execution and delivery of the share exchange agreement, IPALCO has agreed that it will not and that it will not authorize or permit any of its representatives to:

    - solicit, initiate or encourage or take any other action knowingly to facilitate any inquiries or the making of any proposal relating to any of the following, each of which is referred to as an acquisition proposal:

           - any merger, consolidation, business combination, recapitalization, tender offer, exchange offer or other similar transaction involving IPALCO or any of its subsidiaries;

           - any inquiry, proposal or offer in which a person directly or indirectly would acquire ownership of, or if a tender offer or exchange offer would be consummated, such person would own securities representing, more than 15% of the outstanding securities of any class of voting securities of IPALCO or any of its subsidiaries;

           - any inquiry, proposal or offer in which a person directly or indirectly would acquire any business or assets that account for 15% or more of the net revenues, net income or assets of IPALCO or any of its subsidiaries; or

           - any liquidation or dissolution of IPALCO or any of its subsidiaries; or

    - engage in discussions or negotiations with any person with respect to any acquisition proposal.

    In addition, the IPALCO board of directors may not:

    - approve, endorse or recommend any acquisition proposal; or

    - enter into any letter of intent or similar agreement contemplating or relating to any acquisition proposal.

    However, at any time prior to the approval of the share exchange by the shareholders of IPALCO, the foregoing restrictions will not prohibit IPALCO from:

    - furnishing nonpublic information to, or entering into discussions with, a third party if:

       - in response to an acquisition proposal, IPALCO's board of directors reasonably believes in good faith, after consultation with its financial advisors, that an acquisition proposal could reasonably lead to a transaction meeting the requirements of a superior proposal; and

       - prior to furnishing any nonpublic information to, or entering into discussions with, the third party, IPALCO gives AES written notice of its decision to take such actions; or

    - approving or recommending any merger, consolidation, business combination or similar transaction, if:

       - IPALCO's board of directors reasonably believes in good faith that the acquisition proposal is a superior proposal; and

       - IPALCO provides AES with at least three business days prior written notice advising AES that IPALCO is prepared to accept a superior proposal.

    In that event, IPALCO may terminate the share exchange agreement and IPALCO will be required to reimburse AES for up to $10.0 million in reasonable fees and expenses and pay a termination fee of $60.0 million to AES.

    If IPALCO's board of directors receives an acquisition proposal or any inquiry that could lead to an acquisition proposal, then IPALCO must promptly inform AES orally and in writing of the identity of the person making the acquisition proposal or inquiry and of the material terms of such proposal and of any material changes thereto.

CONDITIONS TO THE SHARE EXCHANGE

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of AES and IPALCO to complete the share exchange are subject to the satisfaction of certain conditions, including the following:

    - IPALCO shareholders must approve the share exchange agreement;

    - the shares of AES common stock to be issued to IPALCO shareholders in the share exchange must have been authorized for listing on the New York Stock Exchange;

    - the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have become effective in accordance with the provisions of the Securities Act and no stop order shall have been issued and remain in effect;

    - all waiting periods applicable to the share exchange under the United States antitrust laws must expire or be terminated;

    - no law, injunction or order preventing the consummation of the share exchange may be in effect;

    - the parties must obtain a final order of the FERC under the Federal Power Act. AES must reasonably believe that the final order would not have a material adverse effect on IPALCO or an adverse effect on AES which is material in the context of the share exchange; and

    - the parties must obtain any other government approvals the absence of which would have a material adverse effect on IPALCO or a material adverse effect on AES in the context of the share exchange.

    CONDITIONS TO THE OBLIGATION OF AES. The obligation of AES to complete the share exchange is subject to the satisfaction of the following conditions:

    - IPALCO's representations and warranties in the share exchange agreement that are qualified as to materiality must be true and correct, and those not so qualified must be true and correct in all material respects, as of the date of the share exchange agreement and as of the closing date as if made on the closing date;

    - IPALCO must perform in all material respects all obligations required to be performed by it under the share exchange agreement at or prior to the closing date;

    - IPALCO must receive all third-party consents required by IPALCO's contracts in connection with the share exchange, except for consents that, if not obtained, would not have a material adverse effect on IPALCO;

    - AES must receive:

       - an opinion of special tax counsel to the effect that the share exchange will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

       - the written resignations of the directors of IPALCO effective as of completion of the share exchange;

    - there must not occur anything that would have a material adverse effect on IPALCO;

    - no event shall occur that would result in triggering of any right of IPALCO shareholders under IPALCO's rights agreement;

    - the IURC must issue the Indiana certification under PUHCA, any order of, approval or result of any filing or proceeding required by the IURC, or any other Indiana state authority, must not have had a material adverse effect on IPALCO or an adverse effect on AES which is material in the context of the share exchange, and there must not be any proceeding or investigation pending or conducted before the IURC or any other Indiana state authority the outcome of which would result in such an adverse effect; and

    - the SEC must issue an order granting AES an exemption from registration as a holding company under Section 3(a)(5) of PUHCA and approving the share exchange under Section 9(a)(2) of PUHCA, and each order shall be in full force and effect on the closing date and AES shall be reasonably satisfied that neither approval would have a material adverse effect on IPALCO or an adverse effect on AES which is material in the context of the share exchange.

    As used in the share exchange agreement, "material adverse effect" means, with respect to IPALCO, any event, change, cause or effect which is materially adverse to the business, operations, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of IPALCO and its subsidiaries taken as a whole or to the consummation of the share exchange.

    CONDITIONS TO THE OBLIGATION OF IPALCO. The obligation of IPALCO to complete the share exchange is subject to the satisfaction of the following conditions:

    - AES's representations and warranties in the share exchange agreement that are qualified as to materiality must be true and correct, and those not so qualified must be true and correct in all material respects, as of the date of the share exchange agreement and as of the closing date as if made on the closing date;

    - AES must perform in all material respects all obligations required to be performed by it under the share exchange agreement at or prior to the closing date; and

    - IPALCO must receive an opinion of special tax counsel to the effect that the share exchange will qualify as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code.

    As used in the share exchange agreement, "material adverse effect" means, with respect to AES, any event, change, cause or effect which is materially adverse to the business, operations, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of AES or the ability of AES to consummate the share exchange.

TERMINATION OF THE SHARE EXCHANGE AGREEMENT

    AES and IPALCO may jointly agree to terminate the share exchange agreement at any time before the share exchange is completed. In addition, either company may terminate the share exchange agreement if:

    - the share exchange is not completed on or before October 15, 2001, provided that the date will be extended for three additional months if any approval to be granted by the SEC, the FERC, the IURC or any other governmental entity has not been obtained, and so long as the failure to consummate the share exchange is not the result of a breach of the share exchange agreement by the party seeking to terminate the share exchange agreement;

    - a court or government entity issues a final order prohibiting the share exchange;

    - the IPALCO shareholders do not approve the share exchange agreement; or

    - the other company materially or wilfully breaches the share exchange agreement and the breach is not remedied within 30 days.

    In addition, AES may terminate the share exchange agreement if any of the following occur, each of which is referred to as a "triggering event":

    - IPALCO's board of directors withdraws or modifies in a manner adverse to AES its recommendation of the share exchange agreement or its recommendation that the shareholders approve the share exchange agreement, or approves or recommends another acquisition proposal;

    - IPALCO's board of directors fails to reaffirm its recommendation of the proposal to approve the share exchange agreement within five business days after AES requests that reaffirmation; or

    - IPALCO resolves to take any of the actions specified above.

IPALCO may terminate the share exchange agreement in the event the effective price of the share exchange to IPALCO shareholders is less than $21.00. In addition, IPALCO may terminate the share exchange agreement if its board of directors approves a superior proposal in compliance with the terms of the share exchange agreement.

    Subject to limited exceptions, including the survival of any obligations to pay a termination fee, if the share exchange agreement is terminated, then it is void. Except as otherwise provided, there will be no liability on the part of AES or IPALCO to the other, and all rights and obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any wilful breach of the share exchange agreement.

EXPENSES AND TERMINATION FEES

    If the share exchange is abandoned because the share exchange agreement is terminated, all expenses will be paid by the party incurring them, except as follows:

    - IPALCO will reimburse AES for up to $10.0 million in reasonable fees and expenses and will pay AES a termination fee of $60.0 million if:

       - the share exchange agreement is terminated by AES because a triggering event has occurred;

       - IPALCO terminates the share exchange agreement in connection with IPALCO's approval or recommendation of a superior proposal; or

       - the share exchange agreement is terminated because the IPALCO shareholders do not approve the share exchange agreement and at the time of the special meeting an acquisition proposal has been previously disclosed, and within 12 months from the special meeting, IPALCO enters into any agreement relating to that acquisition proposal.

    In addition, if either party terminates the share exchange agreement because of a breach of the agreement by the other party, the breaching party shall reimburse the non-breaching party for up to $10.0 million in reasonable fees and expenses. If either party terminates the share exchange agreement because of a wilful breach of the agreement by the other party, the non-breaching party may pursue other damages.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The share exchange is expected to be accounted for in accordance with the pooling of interests method of accounting pursuant to APB Opinion No. 16. Accordingly, the accompanying unaudited pro forma consolidated financial information gives effect to the transaction in accordance with the pooling-of-interests method of accounting. The unaudited pro forma consolidated financial information should be read in conjunction with (i) AES's audited consolidated financial statements and notes thereto, included in AES's 1999
Form 10-K, and AES's unaudited interim financial information included in AES's Form 10-Q, and (ii) IPALCO's audited consolidated financial statements and notes thereto, included in its 1999 Form 10-K, and IPALCO's unaudited interim financial information included in IPALCO's Form 10-Q, each of which is incorporated by reference in this proxy statement/ prospectus. See "Where You Can Find More Information." The unaudited pro forma consolidated financial information has been prepared in accordance with generally accepted accounting principles. These principles require management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma consolidated income statements are not necessarily indicative of future operating results. The unaudited pro forma consolidated balance sheet gives effect to the share exchange as if it had occurred on December 31, 1999, combining the balance sheets of AES and IPALCO as of December 31, 1999. The unaudited pro forma consolidated income statements give effect to the share exchange as if it had occurred on January 1, 1997. The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have or will occur upon consummation of the share exchange.

                          AES AND SUBSIDIARY COMPANIES
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                                 JUNE 30, 2000
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                         SIX MONTHS ENDED JUNE 30, 2000

                                                                            PRO FORMA       PRO FORMA
                                                  AES          IPALCO      ADJUSTMENTS     CONSOLIDATED
                                               ----------   ------------   -----------     ------------
STATEMENT OF OPERATIONS
Revenues.....................................    $3,014        $  416         $   --          $3,430
Cost of sales................................    (2,260)         (224)            --          (2,484)
Selling, general, and administrative.........       (48)          (60)            --            (108)
Interest expense.............................      (582)          (30)            --            (612)
Interest income..............................       100            --             --             100
Equity in pre-tax earnings of affiliates.....       217            --             --             217
Other expenses...............................        --            99 (I)         --              99
                                                 ------        ------         ------          ------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST
  AND EXTRAORDINARY ITEM.....................       441           201             --             642
Income taxes.................................       114            80             (1)(H)         193
Minority interest............................        35            --             --              35
                                                 ------        ------         ------          ------

INCOME BEFORE EXTRAORDINARY ITEM.............       292           121              1             414
Extraordinary Item--loss on early
  extinguishment of debt--net of applicable
  income taxes...............................        (7)           --             --              (7)
                                                 ------        ------         ------          ------
NET INCOME...................................    $  285        $  121         $    1          $  407
                                                 ======        ======         ======          ======
Weighted Average Number of Shares Outstanding
  (Basic)....................................     423.4          85.7          (42.9)(C)       466.3
Weighted Average Number of Shares Outstanding
  (Diluted)..................................     461.6          86.4          (43.2)(C)       504.9
                                                 ------        ------         ------          ------
EARNINGS PER SHARE (BASIC)............... (J)    $ 0.69        $ 1.42                         $ 0.89
                                                 ======        ======                         ======
EARNINGS PER SHARE (DILUTED)............. (J)    $ 0.66        $ 1.40                         $ 0.84
                                                 ======        ======                         ======

                          AES AND SUBSIDIARY COMPANIES
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                                 JUNE 30, 1999
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                         SIX MONTHS ENDED JUNE 30, 1999

                                                                           PRO FORMA        PRO FORMA
                                                 AES          IPALCO      ADJUSTMENTS      CONSOLIDATED
                                              ----------   ------------   -----------      ------------
STATEMENT OF OPERATIONS
Revenue.....................................    $1,278        $ 404          $  --            $1,682
Cost of sales...............................      (830)        (206)            --            (1,036)
Selling, general and administrative.........       (31)         (61)            --               (92)
Interest expense............................      (276)         (33)            --              (309)
Interest income.............................        31           --             --                31
Equity in pre-tax earnings of affiliates....       (54)          --             --               (54)
Other expenses..............................        --           (1)            --                (1)
                                                ------        -----          -----            ------
INCOME BEFORE INCOME TAXES AND MINORITY
  INTEREST..................................       118          103             --               221
Income taxes................................        28           39             (6)(H)            61
Minority interest...........................        32           --             --                32
                                                ------        -----          -----            ------
NET INCOME..................................    $   58        $  64          $   6            $  129
                                                ======        =====          =====            ======
Weighted Average Number of Shares
  Outstanding (Basic).......................     368.2         86.5          (43.3)(C)         411.5
Weighted Average Number of Shares
  Outstanding (Diluted).....................     377.2         87.3          (43.7)(C)         420.9
                                                ------        -----          -----            ------
EARNINGS PER SHARE (BASIC).............. (J)    $ 0.16        $0.74                           $ 0.31
                                                ======        =====                           ======
EARNINGS PER SHARE (DILUTED)............ (J)    $ 0.16        $0.74                           $ 0.31
                                                ======        =====                           ======

                          AES AND SUBSIDIARY COMPANIES
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                               DECEMBER 31, 1999
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                          YEAR ENDED DECEMBER 31, 1999

                                                                            PRO FORMA       PRO FORMA
                                                  AES          IPALCO      ADJUSTMENTS     CONSOLIDATED
                                               ----------   ------------   -----------     ------------
STATEMENT OF OPERATIONS
Revenues.....................................    $3,253        $  835         $   --          $ 4,088
Cost of sales................................    (2,257)         (440)            --           (2,697)
Selling, general, and administrative.........       (71)         (126)            --             (197)
Interest expense.............................      (641)          (66)            --             (707)
Interest income..............................        86            --             --               86
Gain on contract buyout......................        91            --             --               91
Impairment loss..............................       (62)           --             --              (62)
Equity in pre-tax earnings of affiliates.....        21            --             --               21
Other expenses...............................        --             4             --                4
                                                 ------        ------         ------          -------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST
  AND EXTRAORDINARY ITEM.....................       420           207             --              627
Income taxes.................................       111            78             (9)(H)          180
Minority interest............................        64            --             --               64
                                                 ------        ------         ------          -------

INCOME BEFORE EXTRAORDINARY ITEM.............       245           129              9              383
Extraordinary Item--loss on early
  extinguishment of debt--net of applicable
  income taxes...............................       (17)           --             --              (17)
                                                 ------        ------         ------          -------
NET INCOME...................................    $  228        $  129         $    9          $   366
                                                 ======        ======         ======          =======

Weighted Average Number of Shares Outstanding
  (Basic)....................................     383.0          86.1          (43.1)(C)        426.1
Weighted Average Number of Shares Outstanding
  (Diluted)..................................     392.4          86.8          (43.4)(C)        435.8
                                                 ------        ------         ------          -------
EARNINGS PER SHARE (BASIC)............... (J)    $ 0.64        $ 1.50                         $  0.90
                                                 ======        ======                         =======
EARNINGS PER SHARE (DILUTED)............. (J)    $ 0.62        $ 1.49                         $  0.88
                                                 ======        ======                         =======

                          AES AND SUBSIDIARY COMPANIES
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                               DECEMBER 31, 1998
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                          YEAR ENDED DECEMBER 31, 1998

                                                                            PRO FORMA       PRO FORMA
                                                  AES          IPALCO      ADJUSTMENTS     CONSOLIDATED
                                               ----------   ------------   -----------     ------------
STATEMENT OF OPERATIONS
Revenues.....................................    $2,398        $  821         $   --          $3,219
Cost of sales................................    (1,609)         (423)            --          (2,032)
Selling, general, and administrative.........       (56)         (136)            --            (192)
Interest expense.............................      (485)          (66)            --            (551)
Interest income..............................        66            --             --              66
Equity in pre-tax earnings of affiliates.....       232            --             --             232
Other expenses...............................        --             8             --               8
                                                 ------        ------         ------          ------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST
  AND EXTRAORDINARY ITEM.....................       546           204             --             750
Income taxes.................................       145            75            (10)(H)         210
Minority interest............................        94            --             --              94
                                                 ------        ------         ------          ------

INCOME BEFORE EXTRAORDINARY ITEM.............       307           129             10             446
Extraordinary Item--gain on extinguishment of
  debt--net of applicable income taxes.......         4            --             --               4
                                                 ------        ------         ------          ------
NET INCOME...................................    $  311        $  129         $   10          $  450
                                                 ======        ======         ======          ======
Weighted Average Number of Shares Outstanding
  (Basic)....................................     355.0          89.9          (45.0)(C)       400.0
Weighted Average Number of Shares Oustanding
  (Diluted)..................................     378.0          91.2          (45.6)(C)       423.6
                                                 ------        ------         ------          ------
EARNINGS PER SHARE (BASIC)............... (J)    $ 0.87        $ 1.45                         $ 1.11
                                                 ======        ======                         ======
EARNINGS PER SHARE (DILUTED)............. (J)    $ 0.84        $ 1.43                         $ 1.07
                                                 ======        ======                         ======

                          AES AND SUBSIDIARY COMPANIES
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                               DECEMBER 31, 1997
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                          YEAR ENDED DECEMBER 31, 1997

                                                                               PRO FORMA     PRO FORMA
                                                     AES          IPALCO      ADJUSTMENTS   CONSOLIDATED
                                                  ----------   ------------   -----------   ------------
STATEMENT OF OPERATIONS
Revenues........................................    $1,411        $  776         $  --         $2,187
Cost of sales...................................      (998)         (405)           --         (1,403)
Selling, general, and administrative............       (45)         (126)           --           (171)
Interest expense................................      (244)          (64)           --           (308)
Interest income.................................        34            --            --             34
Impairment loss.................................        --           (32)           --            (32)
Equity in pre-tax earnings of affiliates........       126            --            --            126
Other expense...................................        --             2            --              2
                                                    ------        ------         -----         ------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST,
  EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE................       284           151            --            435
Income taxes....................................        77            54             2 (H)        133
Minority interest...............................        19            --            --             19
                                                    ------        ------         -----         ------

INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE......       188            97            (2)           283
Extraordinary Item--loss on extinguishment of
  debt--net of applicable income taxes..........        (3)           --            --             (3)
Cumulative effect of change in accounting
  principle--net of applicable income taxes.....        --            18            --             18
                                                    ------        ------         -----         ------
NET INCOME......................................    $  185        $  115         $  (2)        $  298
                                                    ======        ======         =====         ======
Weighted Average Number of Shares Outstanding
  (Basic).......................................     333.2          95.9         (48.0)(C)      381.2
Weighted Average Number of Shares Outstanding
  (Diluted).....................................     355.6          96.5         (48.3)(C)      403.9
                                                    ------        ------         -----         ------
EARNINGS PER SHARE (BASIC).................. (J)    $ 0.57        $ 1.00                       $ 0.74
                                                    ======        ======                       ======
EARNINGS PER SHARE (DILUTED)................ (J)    $ 0.56        $ 0.99                       $ 0.73
                                                    ======        ======                       ======

                          AES AND SUBSIDIARY COMPANIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000

                            (IN MILLIONS OF DOLLARS)

                                                                                              PRO FORMA             PRO FORMA
                                                                AES            IPALCO        ADJUSTMENTS          CONSOLIDATED
                                                           -------------   ---------------   ------------         -------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents................................     $ 1,200          $    21          $  --                $ 1,221
Short-term investments...................................         190               --             --                    190
Accounts receivable--net.................................       1,331               49             --                  1,380
Inventory................................................         437               93             --                    530
Receivable from affiliates...............................          33               --             --                     33
Deferred income taxes....................................         289               --             16(G)                 305
Prepaid expenses and other current assets................       1,002                4             --                  1,006
                                                              -------          -------          -----                -------
TOTAL CURRENT ASSETS.....................................       4,482              167             16                  4,665
                                                              -------          -------          -----                -------

PROPERTY PLANT AND EQUIPMENT:
Land.....................................................         276               20             --                    296
Electric generation and distribution assets..............      16,001            2,953             --                 18,954
Accumulated depreciation and amortization................        (952)          (1,350)            --                 (2,302)
Construction in progress.................................       1,903              120             --                  2,023
Other property net.......................................          --               68             --                     68
                                                              -------          -------          -----                -------
PROPERTY, PLANT, AND EQUIPMENT--NET......................      17,228            1,811             --                 19,039
                                                              -------          -------          -----                -------

OTHER ASSETS

Deferred financing costs--net............................         276               --             --                    276
Project development costs................................          93               --             --                     93
Investments in and advances to affiliates................       3,504               --             --                  3,504
Debt service reserves and other deposits.................         441               --             --                    441
Electricity sales concessions and contracts--net.........       1,158               --             --                  1,158
Goodwill--net............................................         802               --             --                    802
Other assets.............................................       1,036              128(F)          --                  1,164
                                                              -------          -------          -----                -------

TOTAL OTHER ASSETS.......................................       7,310              128             --                  7,438
                                                              -------          -------          -----                -------
TOTAL ASSETS.............................................     $29,020          $ 2,106          $  16                $31,142
                                                              =======          =======          =====                =======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.........................................     $   398          $    57             --                    455
Accrued interest.........................................         257               14             --                    271
Accrued and other liabilities............................       1,379               81             70(G)(H)            1,530
Other notes payable--current portion.....................          --               --             --                     --
Project financing debt--current portion..................       2,192               40             --                  2,232
                                                              -------          -------          -----                -------
TOTAL CURRENT LIABILITIES................................       4,226              192             70                  4,488
                                                              -------          -------          -----                -------

LONG-TERM LIABILITIES
Project financing debt...................................      10,911              790             --                 11,701
Other notes payable......................................       2,617               --             --                  2,617
Deferred income taxes....................................       2,619              367             --                  2,986
Other long-term liabilities..............................       1,409                5             --                  1,414
Accrued post-retirement and pension benefits.............          --               28             --                     28
                                                              -------          -------          -----                -------
TOTAL LONG-TERM LIABILITIES..............................      17,556            1,190             --                 18,746
                                                              -------          -------          -----                -------

MINORITY INTEREST........................................       1,720               --             58(E)               1,778
COMPANY-OBLIGATED CONVERTIBLE MANDATORILY REDEEMABLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING
  SOLELY JUNIOR SUBORDINATED DEBENTURES OF AES...........       1,528               --             --                  1,528
PREFERRED STOCK OF SUBSIDIARY............................          --               58            (58)(E)                 --

STOCKHOLDERS' EQUITY
Common stock.............................................           5              439           (439)(B)(D)               5
Additional paid-in capital...............................       3,781               --             --                  3,781
Retained earnings........................................       1,406              784           (172)(B)(D)(G)(H)      2,018
Unearned compensation on restricted stock................          --               (1)             1                     --
Accumulated other comprehensive loss.....................      (1,202)              --             --(B)(D)           (1,202)
Treasury shares..........................................          --             (556)           556(B)(D)               --
                                                              -------          -------          -----                -------
TOTAL STOCKHOLDERS' EQUITY...............................       3,990              666            (54)                 4,602
                                                              -------          -------          -----                -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............     $29,020          $ 2,106          $  16                $31,142
                                                              =======          =======          =====                =======

                  NOTES AND ADJUSTMENTS TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

A. There were no material intercompany transactions between AES, including its subsidiaries, and IPALCO, including its subsidiaries, during the periods presented.

B. The unaudited pro forma consolidated financial statements reflect the exchange of each outstanding share of IPALCO common stock for 0.5 shares of AES common stock, as provided in the share exchange agreement, based on a per share price of $25.00 per share of IPALCO common stock and $50.00 per share of AES common stock, and are presented as if the companies were combined during all periods presented herein.

C. The pro forma basic and diluted weighted average number of outstanding shares of AES common stock was calculated by multiplying the applicable weighted average number of outstanding shares of IPALCO common stock during the year by the assumed exchange ratio of 0.5 and adding the result to the applicable weighted average number of outstanding shares of AES common stock during the year.

D. The pro forma adjustment to common stock represents the effects of recording the share exchange as of the balance sheet date using the pooling of interests method of accounting whereby common stock, treasury stock, unearned compensation on restricted stock and additional paid-in capital amounts are adjusted to reflect the difference in par value of AES common stock, with a par value of $.01 per share, compared to IPALCO common stock, without par value, and the assumed exchange ratio of 0.5 shares of AES common stock for each share of IPALCO common stock.

E. Preferred stock of subsidiary has been reclassified to Minority Interest, on the Unaudited Pro Forma Consolidated Balance Sheet, which is consistent with AES accounting policies for preferred shares of subsidiaries. For presentation of the Unaudited Pro Forma Consolidated Income Statements, all amounts of preferred dividends related to the preferred stock of subsidiary have been classified as interest expense.

F. Other Assets of IPALCO consist of regulatory assets of $108 million and $102 million, unamortized deferred financing costs of $7 million and $7 million, available for sale securities of $175 million and $0.2 million, and other assets of $20 million and $18.8 million, as of December 31, 1999 and June 30, 2000, respectively. These amounts have been reclassified to Other Assets in accordance with AES accounting policies as part of the Unaudited Pro Forma Consolidated Balance Sheet.

G. The companies expect to record a charge in 2000 to cover the direct costs of the share exchange (to include fees of financial advisors, legal counsel and independent auditors), the cost associated with employment agreements, and the costs associated with integration. The direct costs of the share exchange are estimated to be approximately $22 million, and have been charged to retained earnings in the Unaudited Pro Forma Consolidated Balance Sheet as if they occurred as of June 30, 2000 and will be charged against income in 2000. No provision has been made for a tax benefit, as AES believes these costs are not deductible for tax purposes. These charges were not considered in the Unaudited Pro Forma Consolidated Income Statements. The estimated charges and nature of costs included therein are subject to change, as more accurate information and estimates become available.

    The unaudited pro forma consolidated financial statements do not reflect the non-recurring costs and expenses associated with integrating the operations of the two companies, nor any of the anticipated recurring expense savings arising from the integration. Costs of the integration will result in significant non-recurring charges to the combined results of operations after consummation of the share exchange; however, the actual amount of such charges cannot be determined until the transition plan relating to the integration of operations is completed. Based on current

                  NOTES AND ADJUSTMENTS TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    estimates, the pre-tax cost to the combined company relating to the employment agreements would range from approximately $48 million to $65 million, depending on the amounts paid under the termination benefits agreements and other factors related to the calculation of amounts due under the agreements.

H. The unaudited pro forma consolidated tax rate has taken into effect the inclusion of IPALCO as part of AES's consolidated tax return. As such, based on the effective rates of both companies, the tax rate has been restated to reflect the merger using a rate of 32% for all periods presented.

I. Included in the results of operations for the six months ended June 30, 2000 for IPALCO is the non-recurring impact of the sale of 1.026 million shares of Internet Capital Group, Inc. which resulted in an after tax gain of approximately $60.1 million, net of all applicable taxes and related expenses.

J. Basic and diluted earnings per share are presented before giving effect to extraordinary items and early extinguishment of debt for AES and the cumulative effect of change in accounting principle for IPALCO. The unaudited pro forma basic and diluted earnings per share for the consolidated company do not include the effects of extraordinary items or the cumulative effect of change in accounting principle.

                        DESCRIPTION OF AES CAPITAL STOCK

GENERAL

    Under AES's certificate of incorporation and by-laws, AES is authorized to issue 1,200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, no par value.

    The following summary contains a description of certain general terms of the common stock. The description of certain provisions of the common stock is subject to and qualified by reference to the provisions of our certificate of incorporation.

    As of July 31, 2000, there were 456,774,338 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by the board of directors out of funds legally available to pay dividends. If the corporation liquidates its business, the holders of common stock are entitled to share ratably in all assets after the corporation pays its liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock in respect of which this prospectus is being delivered will be fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

    AES has appointed EquiServe as its transfer agent and registrar for the common stock.

                   COMPARATIVE RIGHTS OF IPALCO SHAREHOLDERS
                              AND AES SHAREHOLDERS

GENERAL

    If the shareholders of IPALCO approve the share exchange agreement, and the share exchange is subsequently consummated, all shareholders of IPALCO will become shareholders of AES. AES is a corporation organized under, and governed by, the Delaware General Corporation Law (the "DGCL"), whereas IPALCO is a corporation organized under, and governed by, the Indiana Business Corporation Law (the "IBCL").

    The following is a brief summary of certain differences between the Delaware corporate laws applicable to AES and the Indiana corporate laws applicable to IPALCO and certain differences between AES's Certificate of Incorporation ("Certificate") and By-laws and IPALCO's Articles of Incorporation ("Articles") and By-laws. The purpose of this summary is to briefly indicate the differences between holding AES capital stock and IPALCO capital stock to the extent such differences are created by the state corporation laws applicable to AES and IPALCO or arise because of differences between AES's Certificate and By-laws and IPALCO's Articles and By-laws. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL, THE IBCL, AES'S CERTIFICATE AND BY-LAWS AND IPALCO'S ARTICLES AND BY-LAWS.

DIRECTORS

    AES's By-laws provide that the number of directors of AES shall be nine or such other number as shall be determined by resolution of the board of directors, that such directors shall be elected at the annual meeting of the shareholders of AES, and that each director elected shall hold office until his or her successor is duly elected and shall qualify. The number of directors is currently nine. Section 141 of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, except that for classified boards, shareholder removal may only be for cause unless the corporation's Certificate of Incorporation provides otherwise. The AES Certificate provides that directors may be removed for cause by a majority vote of shareholders. The AES Certificate provides that newly created directorships resulting from any increase in the number of directors and any vacancy in the board of directors resulting from death, resignation, or removal from office shall be filled by a majority vote of the remaining directors.

    IPALCO's Articles provide that the size of the board shall be not less than nine directors, with the exact number to be fixed by amendment to the By-laws of IPALCO. IPALCO currently has 15 directors. The IPALCO board is divided into three classes, with directors in each class elected for three-year staggered terms. Directors are assigned to classes by resolution adopted by a majority of the directors of IPALCO and by 2/3 of those directors who are Continuing Directors. Continuing Directors are defined in the Articles as members of the board of directors unaffiliated with a 10% or greater shareholder who became directors before a person or entity became a 10% or greater shareholder of IPALCO, and certain successors to such board members. Directors may be removed only for cause and only by the affirmative vote of 80% of the shares eligible to vote for directors. IPALCO's Articles provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors then in office and at least 2/3 of the Continuing Directors.

LIMITATION OF DIRECTOR LIABILITY IN CERTAIN CIRCUMSTANCES

    As permitted by the DGCL, Article X of AES's Certificate provides that directors of AES shall not be liable personally to AES or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability arising out of (a) any breach of the director's duty of loyalty to AES or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or
(d) any transaction from which the director derived an improper personal benefit. This provision protects AES directors against personal liability for monetary damages from breaches of their duty of care. Article X has no effect on the availability of equitable remedies, such as an injunction, based upon a director's breach of his or her duty of care. Article X does not apply to officers of AES who are not directors of AES.

    Section 23-1-35-1 of the IBCL provides that directors of IPALCO shall not be liable for any action taken or not taken as a director unless such directors
(a) breach or fail to perform the duties of the director's office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation, and (b) any such breach or failure to perform constitutes willful misconduct or recklessness.

INDEMNIFICATION AND INSURANCE

    AES. Under Section 145 of the DGCL, directors, officers, employees and agents may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL. This indemnification is not deemed exclusive of any rights to which an indemnified party may be entitled under any by-law, agreement, shareholder or disinterested director vote, or otherwise.

    Under AES's By-laws, and in accordance with Section 145 of the DGCL, AES must indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative or investigative proceedings by reason of the fact that the person is or was a director or officer of or employed by us, or is or was serving in that capacity or as an agent at the request of us for another entity. This indemnification covers expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to AES's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. AES will indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to AES in the performance of his or her duty. Agents of AES may be similarly indemnified at the discretion of the board of directors.

    Pursuant to AES's By-laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by AES. However, these advances will only be made if the indemnified person undertakes to repay all advanced amounts if it is determined that the person is not entitled to indemnification.

    In addition, under AES's By-laws, AES may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of AES or of another corporation against any liability arising out of the person's status as a director, officer, employee or agent of AES whether or not AES would have the power to indemnify such person against such liability under the provisions of its By-laws. AES maintains directors' and officers' insurance.

    IPALCO. Chapter 37 of the IBCL provides for both mandatory and permissive indemnification of IPALCO's directors, officers, employees and agents who are made parties to proceedings as a result of conduct in their official capacity. Chapter 37 requires IPALCO to indemnify any director or officer against reasonable expenses incurred in the defense of such a proceeding generally if the individual is wholly successful on the merits or otherwise. Chapter 37 authorizes IPALCO to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed his conduct was in IPALCO's best interests (or, in the case of criminal proceeding, lawful). Chapter 37 further authorizes any court of competent jurisdiction to order indemnification generally if the court determines a director or officer is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Chapter 37 authorizes indemnification to reimburse reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and IPALCO determines that the facts then known do not preclude indemnification. Lastly, Chapter 37 authorizes further indemnification to the extent that IPALCO may provide in its Articles, By-laws, board of directors or shareholder resolution, or other authorization adopted by a majority vote of its voting shares then issued and outstanding.

    Section 9.05 of IPALCO's Articles generally provides for indemnification of any person who is or was a director, officer, or employee of IPALCO, or who served at IPALCO's request as a director, officer, or employee of another corporation, employee benefit plan, or other entity. To qualify for indemnification, such a person generally must have been wholly successful on the merits or otherwise, or (i) must have acted in good faith and in a manner he reasonably believed was in or not opposed to the best interests of IPALCO, and
(ii) in any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, further, that no indemnification may be provided to someone adjudged to be liable for reckless disregard or willful misconduct in the performance of duty. A person who qualifies for indemnification generally is entitled to indemnity for any obligation to pay any judgments, settlements, penalties, fines and expenses reasonably incurred in any actual or threatened claim, action, suit or proceeding, whether civil, criminal, or administrative, in which he or she was made a party as a result of his or her service on behalf of IPALCO.

    To the extent that a director, officer, employee or agent of IPALCO has been wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in the defense of any claim, issue or matter therein, IPALCO will indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification (unless ordered by a court) will be made by IPALCO only as authorized in the specific case, upon the determination that indemnification of the director, officer, or employee is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made
(1) by the board of directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (2) by special legal counsel.

    IPALCO may advance expenses which must be repaid by the indemnitee if it is ultimately determined he or she is not entitled to indemnification. IPALCO may also maintain insurance to protect itself and its directors, officers, or employees against these potential liabilities, whether or not IPALCO has the power to indemnify such persons against such liabilities. IPALCO maintains directors' and officers' insurance.

ANTITAKEOVER STATUTES

    DELAWARE BUSINESS COMBINATION STATUTE.  Section 203 of the DGCL
("Section 203"), which applies to AES, regulates transactions with major shareholders after they become major shareholders. Section 203 prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested shareholder"), for a period of three years after the interested shareholder crosses the 15% threshold. These restrictions on transactions involving an interested shareholder do not apply if (a) before the interested shareholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested shareholder; (b) in the transaction that resulted in the person or group becoming an interested shareholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans; or (c) after the person or group became an interested shareholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested shareholder approves the business combination.

    INDIANA CONTROL SHARE ACQUISITIONS STATUTE. Chapter 42 of the IBCL, the Indiana Control Share Acquisitions Statute, restricts the voting rights of certain shares ("control shares") that, except for Chapter 42, would have voting power with respect to shares of an issuing public corporation and that, when added to all other shares of such corporation owned by a person, would entitle that person, immediately after the acquisition of such shares, to exercise or direct the exercise of the voting power of such corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of a voting power; and (c) a majority or more of all voting power (a "control share acquisition"). The voting rights of such control shares are restricted to those rights granted by a resolution approved by the holders of a majority of the outstanding voting shares, excluding the voting shares owned by the acquiring shareholder and certain other "interested shares," which includes shares owned by officers of the issuing corporation and employees of the issuing corporation that are also directors of the issuing corporation.

    Chapter 42 does not apply to the acquisition of shares of an issuing public corporation if the acquisition is consummated pursuant to a merger or plan of share exchange effected in compliance with IBCL Section 23-1-40 if the issuing public corporation is a party to the agreement of merger or plan of share exchange. Because IPALCO, as the issuing corporation, is a party to the share exchange, which is being effected in compliance with IBCL Section 23-1-40, AES's acquisition of IPALCO shares in connection with the share exchange will not be considered a control share acquisition.

    INDIANA BUSINESS COMBINATION STATUTE. Chapter 43 of the IBCL is similar, but not identical, to Section 203 of the DGCL. Chapter 43 prohibits Indiana corporations from engaging in certain transactions (including mergers, consolidations, asset sales, liquidations or dissolutions, reclassifications, recapitalizations, disproportionate share conversions, loans, advances, other financial assistance, or tax benefits not received proportionately by all shareholders) (each, a "business combination") with a person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the Indiana corporation (an "interested shareholder") for a period of five years after such person becomes an interested shareholder unless, prior to the date the interested shareholder becomes an interested shareholder, the board of directors of the Indiana corporation approves either the transaction in which such person becomes an interested shareholder or such business combination. Following the five-year moratorium period, the Indiana corporation may engage in certain business combinations with an interested shareholder only if, among other things, (a) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder proposing the business combination or (b) the business combination meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares. AES was not an interested shareholder of IPALCO prior to approval of the share exchange by IPALCO's board of directors, so Chapter 43 will not apply to the share exchange.

    OTHER PROVISIONS. The IBCL also specifically authorizes directors, in considering the best interests of an Indiana corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director's actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed."

    In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith after reasonable investigation.

    Because of the foregoing provisions of the IBCL, the board of directors of an Indiana corporation has significant flexibility in responding to unsolicited acquisition proposals, and accordingly it may be more difficult for an acquiror to gain control of an Indiana corporation in a transaction not approved by the board.

ISSUANCE OF PREFERRED STOCK

    As of August 15, 2000, AES had 50,000,000 authorized shares of preferred stock with no par value, none of which are outstanding. IPALCO has no authorized shares of preferred stock.

    AES's board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the shareholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights.

    Generally, the issuance of preferred stock by AES could (a) result in a class of securities outstanding which will have certain preferences regarding dividends and distributions in a liquidation over AES common stock and might provide for certain rights (whether general, special, conditional or limited) that could dilute the voting rights of AES common stock and (b) result in dilution of the net income per share and net book value per share relating to AES common stock. Further, the issuance of any additional shares of AES common stock, pursuant to any conversion rights granted holders of any preferred stock, may also result in dilution of the voting rights, net income per share and net book value of AES common stock.

RIGHTS AGREEMENT

    IPALCO has entered into a rights agreement pursuant to which IPALCO has issued rights to its shareholders to purchase shares of IPALCO common stock. The rights are exercisable in limited circumstances and are intended to encourage a person seeking to acquire control of IPALCO to negotiate with its board of directors. The rights agreement has been amended by IPALCO to expressly permit the share exchange. AES does not have a comparable rights agreement.

VOTING RIGHTS/CUMULATIVE VOTING

    The holders of AES common stock and IPALCO common stock are entitled to one vote per share on all matters to be voted upon by the holders of such shares.

    Section 214 of the DGCL provides that no cumulative voting rights, in respect of elections of directors, exist under Delaware Law, unless a corporation's certificate of incorporation provides for such cumulative voting. AES's Certificate does not provide for cumulative voting in elections of directors.

    Section 23-1-30-9 of the IBCL also provides that shareholders do not have the right to cumulate their votes for directors unless a corporation's articles of incorporation so provide. IPALCO's Articles do not provide for cumulative voting in elections of directors.

ACTION WITHOUT A MEETING

    Section 228 of the DGCL permits any action required or permitted to be taken at a shareholders' meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders. Generally, holders of a majority of outstanding shares can effect such an action. The DGCL also provides that a corporation's certificate of incorporation may restrict or even prohibit shareholders' action without a meeting. AES's Certificate does not restrict or prohibit shareholders' action without a meeting.

    Under Section 23-1-29-4 of the IBCL, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on such action.

SPECIAL MEETINGS

    Under Section 211(d) of the DGCL, the board of directors or those persons authorized by the corporation's certificate of incorporation or by-laws may call a special meeting of the corporation's shareholders. AES's By-laws provide that a special meeting may be called by the Chairman of the Board, by the President or by a majority of the board of directors.

    In comparison, Section 23-1-29-2 of the IBCL requires a corporation of 50 or more shareholders to hold a special meeting on call of its board of directors or the person or persons (including, but not limited to, shareholders or officers) specifically authorized to do so by the articles of incorporation or by-laws. IPALCO's By-laws provide that a special meeting may only be called by the Chairman of the Board of IPALCO, the President of IPALCO, or by a majority of the total number of directors of IPALCO.

    Thus, for both AES and IPALCO, shareholders are not authorized to call special meetings.

VOTING AND APPRAISAL RIGHTS WITH RESPECT TO CORPORATE REORGANIZATIONS

    The DGCL generally requires a majority vote of shareholders to approve a merger, sale of assets or similar reorganization transaction. Under
Section 251(f) of the DGCL, however, no vote of the shareholders of a corporation surviving the merger is required if the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the date of the merger and if certain other conditions are met. The adoption and approval of the share exchange agreement by the shareholders of AES is not required under the DGCL.

    Section 262 of the DGCL does not provide for dissenters' rights of appraisal for (a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) a merger by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 shareholders if such shareholders receive shares of the surviving corporation or of a listed or widely held corporation or (c) shareholders of a corporation surviving a merger if no vote of such shareholders is required to approve the merger.

    The IBCL also requires a majority vote of shareholders to approve a plan of merger or share exchange. This requirement is modified by IPALCO's Articles in one significant respect. IPALCO's Articles require that certain business combinations between IPALCO (or any subsidiary thereof) and a 10% or greater shareholder (or affiliate thereof) either (i) be approved by at least 80% of the total number of outstanding voting shares of IPALCO, or (ii) be approved by a majority of IPALCO's directors and 2/3 of IPALCO's Continuing Directors after considering the social, legal and economic effects the business combination may have on shareholders, employees, customers and supplies of IPALCO and its subsidiaries and on the communities in which IPALCO conducts business or
(iii) satisfy certain fair price, disclosure, and prohibitions relating to self-dealing transactions involving the 10% or greater shareholder. The approval of the share exchange agreement will not be subject to this 80% vote requirement.

    Section 23-1-44-8 of the IBCL does not provide for dissenters' rights for a merger or plan of share exchange by a corporation the shares of which are
(a) registered on a United States securities exchange registered under the Exchange Act, or (b) traded on the NASDAQ National Market System or a similar market.

AMENDMENTS TO CHARTER DOCUMENTS

    The DGCL requires approval of shareholders holding a majority of the voting power of AES in order to amend AES's Certificate. Significant amendments to IPALCO's Articles must be approved by a majority vote of IPALCO's board of directors and also by a vote of more shares voting in favor of those amendments than voting against the amendments; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain amendments (I.E., amendments to provisions relating to number, classification, vacancies and removal of directors and certain business combinations).

BY-LAWS

    Section 109 of the DGCL places the power to adopt, amend or repeal by-laws in the corporation's shareholders, but permits the corporation, in its certificate of incorporation, also to vest such power with the board of directors. AES's Certificate contains such a provision. Although the board of directors of AES has been vested with such authority, AES's shareholders also have the power to adopt, amend or repeal By-laws by majority vote. IPALCO's Articles provide that its By-laws may be amended by a majority vote of the total number of directors of IPALCO. This is consistent with IBCL Section 23-1-39-1, which provides that the a board of directors has the sole power to amend the by-laws, unless the articles of incorporation provide otherwise.

PREEMPTIVE RIGHTS

    Under Section 102 of the DGCL, no preemptive rights will exist, unless a corporation's certificate of incorporation specifies otherwise. AES's Certificate does not provide for any such preemptive rights.

    IBCL Section 23-1-27-1 provides that the shareholders of a corporation do not have a preemptive right to acquire a corporation's unissued shares except to the extent the articles of incorporation so provide. IPALCO's Articles do not provide for any such preemptive rights.

DIVIDENDS

    The holders of common stock of AES and IPALCO are entitled to receive ratably dividends as may be declared from time to time by their boards of directors out of funds legally available to pay dividends, subject in AES's case to any preferential rights of any holders of AES preferred stock.

    Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

    In comparison, the IBCL does not permit dividend distributions if, after giving effect to the proposed dividend, (a) the corporation would be unable to pay its debts as they become due in the ordinary course of business, or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights (if any) of shareholders whose preferential rights are superior to those shareholders receiving the distribution.

LIQUIDATION

    Subject to any preferences that might be applicable to outstanding AES preferred stock, the holders of common stock of AES and IPALCO are entitled to share ratably in all net assets paid to shareholders upon liquidation of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation.

DIRECTOR NOMINATIONS/SHAREHOLDER PROPOSALS

    The By-laws of both AES and IPALCO impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

    THIS SUMMARY OF THE MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF INDIANA AND DELAWARE, THE IPALCO ARTICLES, THE AES CERTIFICATE, THE IPALCO BY-LAWS AND THE AES BY-LAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF INDIANA AS OPPOSED TO DELAWARE CORPORATIONS AND SHAREHOLDERS OF IPALCO AND SHAREHOLDERS OF AES IN PARTICULAR. THE DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO INDIANA LAW, DELAWARE LAW, THE IPALCO ARTICLES, THE AES CERTIFICATE, THE IPALCO BY-LAWS AND THE AES BY-LAWS. THE LAWS OF INDIANA AND DELAWARE PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE ARTICLES OF INCORPORATION FOR INDIANA CORPORATIONS, THE CERTIFICATE OF INCORPORATION FOR DELAWARE CORPORATIONS OR THE BY-LAWS OF A CORPORATION.

                            INDEPENDENT ACCOUNTANTS

    It is expected that representatives of Deloitte & Touche LLP will be present at the special meeting to respond to appropriate questions of shareholders and to make a statement if they so desire.

                                 LEGAL MATTERS

    The validity of the AES common stock to be issued in the share exchange has been passed upon for AES by Skadden, Arps, Slate, Meagher & Flom LLP. Certain tax consequences of the share exchange have been passed upon for AES by Skadden, Arps, Slate, Meagher & Flom LLP and for IPALCO by Cravath, Swaine & Moore.

                                    EXPERTS

    The financial statements and the related financial statement schedules incorporated in this proxy statement/prospectus by reference from AES's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements and the related financial statement schedules incorporated in this proxy statement/prospectus by reference to IPALCO's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    AES and IPALCO each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. AES's and IPALCO's public filings also are available to the public from commercial document retrieval services and at the Internet Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning AES and IPALCO also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

    AES has filed a Form S-4 registration statement to register with the Securities and Exchange Commission the offering and sale of the shares of AES common stock to be issued to IPALCO shareholders in the share exchange. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of AES and a proxy statement of IPALCO for the special meeting.

    As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

    The Securities and Exchange Commission allows AES and IPALCO to incorporate information into this proxy statement/prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This proxy statement/prospectus incorporates by reference the documents set forth below that AES and IPALCO have previously filed with the Securities and Exchange Commission. These documents contain important information about the companies and their respective financial conditions. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

AES FILINGS (FILE NO. 001-12291):

    - Annual Report on Form 10-K for fiscal year ended December 31, 1999, filed on March 30, 2000;

    - Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2000, filed on August 11, 2000;

    - Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2000, filed on May 15, 2000;

    - Current Report on Form 8-K filed on July 28, 2000;

    - Current Report on Form 8-K filed on July 27, 2000;

    - Current Report on Form 8-K filed on June 21, 2000;

    - Current Report on Form 8-K filed on May 12, 2000;

    - Current Report on Form 8-K filed on May 8, 2000;

    - Amended Current Report on Form 8-K/A filed on February 11, 2000; and

    - The description of the AES common stock set forth in AES's Registration Statement on Form 8-A filed October 9, 1996, including all amendments and reports filed for the purpose of updating such description.

IPALCO FILINGS (FILE NO. 001-08644):

    - Annual Report on Form 10-K for fiscal year ended December 31, 1999, filed on March 1, 2000;

    - Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2000, filed on August 11, 2000;

    - Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2000, filed on May 12, 2000;

    - Current Report on Form 8-K filed on July 17, 2000;

    - Current Report on Form 8-K filed on March 23, 2000;

    - Current Report on Form 8-K filed on February 23, 2000;

    - Current Report on Form 8-K filed on February 3, 2000; and

    - The description of the IPALCO common stock set forth in IPALCO's Registration Statement on Form 8-B filed December 21, 1983, including all amendments and reports filed for the purpose of updating such description.

    AES and IPALCO each hereby incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the IPALCO special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

    AES has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to AES, and IPALCO has supplied all information relating to IPALCO.

    If you are a shareholder, you may have received some of the documents incorporated by reference. You also may obtain any of these documents from the appropriate company or the Securities and Exchange Commission or the Securities and Exchange Commission's Internet Web site described above. Shareholders may obtain, without charge, documents incorporated by reference in this proxy statement/ prospectus, except exhibits, unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus. Requests for these documents should be made in writing or by telephone from the appropriate company at the following addresses:

THE AES CORPORATION                        IPALCO ENTERPRISES, INC.
1001 North 19th Street                     One Monument Circle
Arlington, VA 22209                        Indianapolis, Indiana 46204
Tel: (703) 522-1315                        Tel: (317) 261-8261

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY /            /, 2000
TO RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY
STATEMENT/PROSPECTUS IS DATED /            /, 2000. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF SHARES OF AES COMMON STOCK IN THE SHARE EXCHANGE SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                           DATED AS OF JULY 15, 2000

                                    BETWEEN

                              THE AES CORPORATION

                                      AND

                            IPALCO ENTERPRISES, INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                     ARTICLE I
THE EXCHANGE.................................................................   A-1
  Section 1.1    The Exchange................................................   A-1
  Section 1.2    Closing.....................................................   A-1
  Section 1.3    Effective Time..............................................   A-1
  Section 1.4    Effects.....................................................   A-2
  Section 1.5    Articles of Incorporation and By-laws.......................   A-2
  Section 1.6    Directors...................................................   A-2

                                    ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF        A-2
  CERTIFICATES...............................................................
  Section 2.1    Effect on Capital Stock.....................................   A-2
  Section 2.2    Per Share Amount Adjustments................................   A-3
  Section 2.3    Exchange of Certificates....................................   A-3
  Section 2.4    Stock Option Plans..........................................   A-5

                                    ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................   A-6
  Section 3.1    Organization, Standing and Power............................   A-6
  Section 3.2    Capital Structure...........................................   A-7
  Section 3.3    Authority; Execution and Delivery; Enforceability...........   A-8
  Section 3.4    No Conflicts; Consents......................................   A-8
  Section 3.5    SEC Documents...............................................   A-9
  Section 3.6    Absence of Certain Changes or Events........................  A-10
  Section 3.7    Absence of Undisclosed Liabilities..........................  A-10
  Section 3.8    Litigation..................................................  A-10
  Section 3.9    Compliance with Applicable Laws.............................  A-10
  Section 3.10   Company Rights Agreement....................................  A-11
  Section 3.11   Taxes.......................................................  A-11
  Section 3.12   Employee Matters; ERISA.....................................  A-13
  Section 3.13   Environmental Matters.......................................  A-17
  Section 3.14   Title to Real Property......................................  A-19
  Section 3.15   Assets Other than Real Property Interests...................  A-19
  Section 3.16   Intellectual Property.......................................  A-20
  Section 3.17   Transactions with Affiliates................................  A-20
  Section 3.18   Brokers; Schedule of Fees and Expenses......................  A-20
  Section 3.19   Opinion of Financial Advisor................................  A-20
  Section 3.20   Capacity to Serve Peak Demand...............................  A-20
  Section 3.21   Accounting Matters..........................................  A-20

                                    ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT.....................................  A-21
  Section 4.1    Organization, Standing and Power............................  A-21
  Section 4.2    Certificate of Incorporation and By-laws....................  A-21
  Section 4.3    Capital Structure...........................................  A-21
  Section 4.4    Authority; Execution and Delivery; Enforceability...........  A-22
  Section 4.5    SEC Documents...............................................  A-22
  Section 4.6    No Conflicts; Consents......................................  A-22
  Section 4.7    Compliance with Applicable Laws.............................  A-23
  Section 4.8    Absence of Undisclosed Liabilities..........................  A-23

  Section 4.9    Stockholder Approval........................................  A-23
  Section 4.10   Litigation..................................................  A-23
  Section 4.11   Absence of Certain Changes or Events........................  A-23
  Section 4.12   Brokers.....................................................  A-24
  Section 4.13   Ownership of Company Common Stock...........................  A-24
  Section 4.14   Regulatory Status...........................................  A-24
  Section 4.15   Tax-Free Reorganization.....................................  A-24
  Section 4.16   Accounting Matters..........................................  A-24

                                     ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS....................................  A-24
  Section 5.1    Conduct of Business.........................................  A-24
  Section 5.2    No Solicitations............................................  A-29
  Section 5.3    Conduct of Business by Parent...............................  A-30

                                    ARTICLE VI
  ADDITIONAL AGREEMENTS......................................................  A-31
  Section 6.1    Preparation of Joint Registration/Proxy Statement;
                 Shareholders Meeting........................................  A-31
  Section 6.2    Access to Information; Confidentiality......................  A-31
  Section 6.3    Reasonable Efforts; Notification; Filings...................  A-32
  Section 6.4    Employee Benefit Plans......................................  A-33
  Section 6.5    Directors' and Officers' Indemnification and Insurance......  A-34
  Section 6.6    Expenses....................................................  A-35
  Section 6.7    Public Announcements........................................  A-35
  Section 6.8    Transfer Taxes..............................................  A-35
  Section 6.9    Restructuring...............................................  A-36
  Section 6.10   Rights Agreement; Consequences if Rights Triggered..........  A-36
  Section 6.11   Conduct of Business of Parent...............................  A-36
  Section 6.12   Certain Employee Matters; Headquarters......................  A-36
  Section 6.13   Charitable Giving...........................................  A-36
  Section 6.14   Asset Sale..................................................  A-36
  Section 6.15   Tax Treatment...............................................  A-37
  Section 6.16   Regional Transmission Organization..........................  A-37
  Section 6.17   Pooling-of-Interest.........................................  A-37
  Section 6.18   Affiliate Letters...........................................  A-37

                                    ARTICLE VII
CONDITIONS PRECEDENT.........................................................  A-37
  Section 7.1    Conditions to Each Party's Obligation to Effect the
                 Exchange....................................................  A-37
  Section 7.2    Conditions to Obligation of Parent..........................  A-38
  Section 7.3    Conditions to Obligation of the Company.....................  A-39

                                   ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER............................................  A-40
  Section 8.1    Termination.................................................  A-40
  Section 8.2    Effect of Termination.......................................  A-41
  Section 8.3    Expenses and Fees...........................................  A-42
  Section 8.4    Amendment...................................................  A-42
  Section 8.5    Extension; Waiver...........................................  A-42
  Section 8.6    Procedure for Termination, Amendment, Extension or Waiver...  A-42

                                    ARTICLE IX
GENERAL PROVISIONS...........................................................  A-43

  Section 9.1    Nonsurvival of Representations and Warranties...............  A-43
  Section 9.2    Notices.....................................................  A-43
  Section 9.3    Definitions.................................................  A-44
  Section 9.4    Interpretation..............................................  A-44
  Section 9.5    Severability................................................  A-44
  Section 9.6    Counterparts................................................  A-44
  Section 9.7    Entire Agreement; No Third-Party Beneficiaries..............  A-44
  Section 9.8    Governing Law...............................................  A-44
  Section 9.9    Assignment..................................................  A-45
  Section 9.10   Enforcement.................................................  A-45
  Section 9.11   Further Assurances..........................................  A-45

                                    EXHIBITS

Exhibit A...................  Form of Tax Opinion Representation Letter of Parent
Exhibit B...................  Form of Tax Opinion Representation Letter of the Company
Exhibit C...................  Form of Indiana Certification
Exhibit D...................  Form of Affiliate Letters

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

    AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of July 15, 2000, by and between The AES Corporation, a Delaware corporation ("PARENT"), and IPALCO Enterprises, Inc., an Indiana corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the respective Boards of Directors of Parent and the Company have approved the mandatory share exchange (the "EXCHANGE") whereby all of the issued and outstanding shares of Common Stock, no par value, of the Company ("COMPANY COMMON STOCK") shall be acquired by Parent in exchange for shares of validly issued, fully paid and nonassessable common stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK") on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, for accounting purposes, it is intended that the transactions contemplated hereby be accounted for as a pooling-of-interests under United States generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC");

    WHEREAS, for United States federal income tax purposes, it is intended that the transactions contemplated hereby qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

    WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I
                                  THE EXCHANGE

    Section 1.1 THE EXCHANGE. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of Indiana (the "BCL"), at the Effective Time (as defined in
Section 1.3), (i) Parent and the Company shall effect the Exchange, and
(ii) the Company shall become a wholly owned Subsidiary of Parent.

    Section 1.2 CLOSING. The closing (the "CLOSING") of the Exchange shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, D.C. 20005 at 10:00 a.m., local time, on or prior to the fifth business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.4), waiver by all parties) of the conditions set forth in Section 7.1, or, if on such day any condition set forth in Section 7.2 or 7.3 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

    Section 1.3 EFFECTIVE TIME. Prior to the Closing, Parent and the Company shall prepare and, on the Closing Date or as soon as practicable thereafter, shall file with the Secretary of State of the State of Indiana, the articles of share exchange or other appropriate documents (in any such case, the "ARTICLES OF SHARE EXCHANGE") executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Exchange shall become effective at such time as the Articles of Share Exchange are duly filed with the Secretary of State of the State of Indiana, or at such other time as Parent and the Company shall agree and specify in the Articles of Share Exchange (the time the Exchange becomes effective being the "EFFECTIVE TIME").

    Section 1.4  EFFECTS.

    (a) The Exchange shall have the effects set forth in Section 23-1-40-6 of the BCL.

    (b) The parties hereto acknowledge and agree that the consummation of the Exchange and no other event in connection with this Agreement constitutes "an acquisition of control" or a "change in control."

    Section 1.5 ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and By-laws of the Company until thereafter changed or amended as provided therein or by applicable Law.

    Section 1.6 DIRECTORS. All of the directors of the Company as of immediately prior to the Effective Time shall resign effective as of the Effective Time and Parent shall thereafter have the right to appoint directors in accordance with the BCL.

                                   ARTICLE II
                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    Section 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Exchange and without any action on the part of the holder of any shares of Company Common Stock:

    (a) CANCELLATION OF TREASURY STOCK. Each share of Company Common Stock that is owned immediately prior to the Effective Time by the Company or Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

    (b) EXCHANGE OF COMPANY COMMON STOCK. Subject to Section 2.1(a), each issued share of Company Common Stock outstanding immediately prior to the Effective Time shall be exchanged for such number (the "EXCHANGE RATIO") of shares of Parent Common Stock calculated as follows:

        (i) if the Average Trading Price (as defined below) of a share of Parent Common Stock is greater than or equal to $31.50, the Exchange Ratio shall equal a quotient (rounded to the third decimal place) determined by dividing (x) $25.00 (the "PER SHARE AMOUNT"), subject to adjustment in accordance with Section 2.2 (as adjusted, the "ADJUSTED PER SHARE AMOUNT"), by (y) the Average Trading Price of a share of Parent Common Stock; and

        (ii) if the Average Trading Price of a share of Parent Common Stock is less than $31.50, the Exchange Ratio shall equal a quotient (rounded to the third decimal place) determined by dividing (x) the Per Share Amount or Adjusted Per Share Amount, as applicable, by (y) $31.50.

    "AVERAGE TRADING PRICE" shall be equal to the average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in THE WALL STREET JOURNAL, for the twenty trading days ending on the date immediately prior to the fifth full NYSE trading day immediately preceding the Closing Date.

    The Exchange Ratio shall be subject to appropriate adjustment in the event of any stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of Parent

Common Stock or Company Common Stock. The number of shares of Parent Common Stock issuable by Parent upon consummation of the Exchange in accordance with this Article II, together with any cash payable in lieu of fractional shares in accordance with Section 2.3(h), is referred to collectively as the "EXCHANGE CONSIDERATION."

    (c) Parent shall acquire and become the sole holder and owner of each issued and outstanding share of Company Common Stock so exchanged.

    Section 2.2  Per Share Amount Adjustments.

    (a) In the event the Closing occurs after the Trigger Date (as defined below), then the Per Share Amount shall be increased by an amount equal to $0.00411 per share per day from the date after the Trigger Date through the earliest of (but not including) (x) the Closing Date and (y) the Termination Date (as defined in Section 8.1(b)(i)). In addition, on the Trigger Date, if the Closing has not yet occurred, the Per Share Amount shall be increased, on a one-time basis, by an amount equal to $0.15 per share.

    (b) For purposes of this Agreement, the "TRIGGER DATE" shall be the latest of (x) March 31, 2001, (y) the date which is 30 days after the Indiana Certification (as defined in Section 6.3(a)) has been issued and (z) the date on which all the conditions set forth in Section 7.1 and in Sections 7.2(c), 7.2(d), 7.2(h), and clauses (i), (ii) and (iii) of Section 7.2(i) have been satisfied or waived by Parent and the conditions set forth in Sections 7.2(a) and 7.2(b) would have been satisfied if the Closing had occurred on such date. Notwithstanding the foregoing the Trigger Date shall not occur in the event the condition set forth in Section 7.1(d) is not satisfied until following the satisfaction of the condition set forth in Section 7.2(e). For purposes of determining the Trigger Date, the Company shall deliver, as promptly as reasonably practicable, a certificate of an executive officer of the Company setting forth the date of the proposed Trigger Date. In the event Parent disagrees with the date set forth in such certificate, Parent shall notify the Company in writing within five business days of receipt of such certificate, specifying the reason for the nature of such disagreement. The parties agree to negotiate in good faith to promptly resolve any differences with respect to the date of the Trigger Date as set forth in the certificate of the Company's executive officer.

    Section 2.3  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall select a bank or trust company, which shall be reasonably satisfactory to the Company, to act as exchange agent (the "EXCHANGE AGENT") for exchange in accordance with this Article II of the Exchange Consideration upon surrender of certificates representing Company Common Stock. Immediately prior to or at the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article II, (i) certificates representing the shares of Parent Common Stock issuable upon consummation of the Exchange and (ii) cash funds estimated to be sufficient to make payment for any fractional shares pursuant to Section 2.3(h) (such shares of Parent Common Stock and cash funds together being hereinafter referred to as the "EXCHANGE FUND").

    (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were exchanged for the Exchange Consideration pursuant to Section 2.1,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Exchange Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other Taxes (as defined in Section 3.11(a)) required by reason of such payment in a name other than that of the registered holder of such Certificate or instrument either has been paid or is not payable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Exchange Consideration.

    (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Exchange Consideration delivered in accordance with the terms of this Article II upon exchange of any shares of Company Common Stock shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, SUBJECT, HOWEVER, to the Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

    (d) TERMINATION OF EXCHANGE FUND. Promptly after the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent certificates, cash and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Company (subject to applicable abandoned property, escheat and similar laws) for payment of its claim for the Exchange Consideration but only as general creditors thereof.

    (e) NO LIABILITY. None of Parent, the Company or the Exchange Agent shall be liable to any person in respect of any shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

    (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    (g) WITHHOLDING RIGHTS. Parent, the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Company or the Exchange Agent.

    (h) NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock will be issued to holders of Company Common Stock upon surrender of shares of Company Common Stock in exchange for the Exchange Consideration and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. In lieu thereof, Parent shall pay to such holders otherwise entitled to a fractional share cash in an amount equal to the product of such fraction and the Average Trading Price. For purposes of this
Section 2.3(h), all fractional shares to which a single record holder would be entitled shall be aggregated.

    Section 2.4  STOCK OPTION PLANS.

    (a) Immediately prior to the Effective Time, the Company shall have adopted such resolutions, taken such actions and obtained any necessary consents (including the consent of individual option holders, if necessary) as may be required to provide that each option to acquire shares of Company Common Stock (the "COMPANY STOCK OPTIONS") shall be assumed by Parent as of the Effective Time and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by the Exchange Ratio; PROVIDED, HOWEVER, that with respect to any Company Stock Option that is an incentive stock option within the meaning of the Code, such substitution shall be effected in accordance with Section 424(a) of the Code.

    (b) The Company and, to the extent applicable, Parent shall take all actions necessary (including obtaining the consent of individual award holders, if necessary) to provide that (i) each award or account (including each share of restricted or performance stock granted under the Company Option Plans, stock equivalents and stock units, but excluding Company Stock Options) outstanding as of the date of this Agreement (a "COMPANY STOCK AWARD") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by the Company on or prior to the date hereof which provide for grants of equity-based awards or equity-based accounts shall be amended or converted into a similar instrument of and assumed by Parent as of the Effective Time in accordance with its terms and conditions as in effect immediately prior to the Effective Time, in each case with such adjustments to the terms and conditions of such Company Stock Awards as are appropriate to preserve the value inherent in such Company Stock Awards with no detrimental effects on the holders thereof, and (ii) any holder of a Company Stock Award may elect to authorize the Company to retain a number of shares of Company Common Stock from such grant having an aggregate fair market value equal to any withholding taxes applicable to the vesting of such grant, in lieu of the payment of such amount in cash.

    (c) Except as otherwise agreed to by the parties, (i) the Company shall take all actions necessary to provide that the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted, and (ii) the Company shall ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company Option Plans or any other such plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall have any right thereunder to acquire any equity securities of the Company or any Subsidiary thereof unless otherwise agreed by Parent and such holder or participant.

    (d) Parent shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 2.4. On or before the Effective Time, Parent shall cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to shares of Parent Common Stock subject to options and other equity-based awards issued pursuant to this
Section 2.4, and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity-based awards remain outstanding.

    (e) By adopting or approving this Agreement, the Board of Directors of the Company (the "COMPANY BOARD") shall be deemed to have approved and authorized, and the shareholders of the Company shall be deemed to have approved and ratified, each and every amendment to any of the Company Option Plans, Company Stock Options or Company Stock Awards as the officers of the Company may deem necessary or appropriate to give effect to the provisions of Sections 2.4(a) and 2.4(b).

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent that except as set forth in the Company SEC Documents (as defined in Section 3.5) filed and publicly available prior to the date of this Agreement and except as set forth in the disclosure schedule delivered by the Company to Parent concurrent with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

    Section 3.1  ORGANIZATION, STANDING AND POWER.

    (a) Each of the Company, each Subsidiary of the Company (a "COMPANY SUBSIDIARY") and each Company Joint Venture (as defined in Section 9.3) is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it is incorporated or organized and has full corporate power and authority and has been duly authorized by all necessary approvals and orders, including possessing all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect (as defined below). The term "COMPANY MATERIAL ADVERSE EFFECT" means an event, change, cause or effect which is materially adverse to the business, operations, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or of the consummation of the transactions contemplated hereby. The Company and each Company Subsidiary is duly qualified and, if applicable, in good standing, to do business in each jurisdiction where the nature of its business or their ownership or leasing of its assets and properties make such qualification necessary, other than the failure to so qualify and be in good standing, which together with all other such failures, has not had and would not have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY CHARTER"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY BYLAWS"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

    (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all the Company Subsidiaries and the Company Joint Ventures, as of the date of this Agreement, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and the interest of the Company and the Company Subsidiaries therein and the authorized, issued and outstanding capital stock of each of the Company Subsidiaries. The Company is a "holding company" (as defined in the Public Utility Holding Company Act of 1935, as amended ("PUHCA")) exempt from all provisions (other than Section 9(a)(2)) of PUHCA, pursuant to
Section 3(a)(1) of PUHCA in accordance with Rule 2 under PUHCA. The Company is not a "public utility company" within the meaning of Section 2(a)(5) of PUHCA. With the exception of Entity I, no Company Subsidiary or Company Joint Venture is a "holding company" or a "public utility company" within the meaning of Sections 2(a)(7) and 2(a)(5) of PUHCA, respectively, nor, except with respect to their relationship with the Company, are any of such entities an "affiliate" or a "subsidiary company" of a holding company within the meaning of Sections 2(a)(11) and 2(a)(8) of PUHCA, respectively. All of the issued and outstanding shares of capital stock of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and to the extent owned, directly or indirectly, by the Company, are owned free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever ("LIENS"), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other pledges, security interests, commitments, understandings, restrictions, arrangements, rights or warrants (including any right of conversion or exchange under any outstanding security, instrument or other agreement), obligating the Company or any Company Subsidiary to issue, deliver or sell, pledge, grant a security interest on or encumber, or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, shares of capital stock of any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

    Section 3.2  CAPITAL STRUCTURE.

    (a) The authorized capital stock of the Company consists solely of 290,000,000 shares of Company Common Stock, no par value, and no shares of preferred stock. As of the date of this Agreement, 85,722,469 shares of Company Common Stock were issued and outstanding, 31,056,356 shares were held in the treasury of the Company, and the only shares reserved for issuance as of such date consisted of 120,000,000 shares which were reserved for issuance under the Rights Agreement dated as of June 28, 1998, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "COMPANY RIGHTS AGREEMENT"), pursuant to which the Company has issued 116,778,825 rights (the "COMPANY RIGHTS") to purchase 116,778,825 shares of Company Common Stock; 2,785,952 shares which were reserved or held for issuance under the Company's 1997 Stock Option Plan; 636,000 shares which were reserved or held for issuance under the Company's 1991 Directors' Stock Option Plan; 584,528 shares which were reserved or held for issuance under the Company's 1990 Stock Option Plan; 1,477,500 shares which were reserved or held for issuance under the Company's 1999 Stock Incentive Plan; and 2,456,141 shares which were reserved or held for issuance under the Company's Long-Term Performance and Restricted Stock Incentive Plan (such plans, the "COMPANY OPTION PLANS"). The total number of shares of Company Common Stock subject to outstanding options granted under any Company Option Plan (whether or not the option is exercisable) equals 4,360,980, with a weighted average exercise of $15.83 per share. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCL, the Company Charter, the Company By-laws or any Contract (as defined in
Section 3.4) to which the Company is a party or otherwise bound. There are not issued or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("VOTING COMPANY DEBT"). Except as set forth above and in the Company Benefit Plans (as defined in Section 3.12(a)), as of the date of this Agreement, there are not issued or outstanding options, calls, voting trusts, proxies, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, other pledges, security interests, encumbrances, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or to make any investment in (in the form of a loan, capital contribution or otherwise) or purchase any equity interest or make contributions to, or otherwise fund the operations, expenses or capital of, any Company Subsidiary or any other person.

    (b) INDEBTEDNESS. Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete statement of the borrowing limit as of June 30, 2000 under all loan agreements (including indentures) of the Company and its Subsidiaries existing on June 30, 2000, and Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete statement of the total indebtedness of the Company and its Subsidiaries outstanding on June 30, 2000 under such agreements.

    Section 3.3  AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

    (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Shareholder Approval (as defined in Section 3.3(c)). The Company has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    (b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Exchange,
(ii) determining that the terms of the Exchange are fair to and in the best interests of the shareholders of the Company and (iii) recommending that the Company's shareholders adopt this Agreement. The Company has taken all necessary actions so that neither the supermajority voting provisions of Article X of the Company Charter nor the provisions of Chapter 42 and Chapter 43 of the BCL will, before the termination of this Agreement, apply to this Agreement or the Exchange.

    (c) The only vote of holders of any class or series of Company Common Stock necessary to approve and adopt this Agreement and the Exchange is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "COMPANY SHAREHOLDER APPROVAL"). The shareholders of the Company are not entitled to dissenters' or appraisal rights under applicable Law.

    Section 3.4  NO CONFLICTS; CONSENTS.

    (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and compliance with the terms hereof and the consummation of the other transactions contemplated hereby will not, conflict with, or result in any violation of, or breach of any provisions of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary or the imposition of any other penalty or fee or result in any obligation by the Company or any Company Subsidiary to pay money to, or guarantee the performance or obligations of, any person, including in connection with obtaining the Company Required Consents (as defined below) under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) subject to obtaining the third party consents set forth in
Section 3.4 of the Company Disclosure Schedule for the Exchange and other transactions contemplated hereby (the "COMPANY REQUIRED CONSENTS"), any contract, lease, license, indenture or deed of trust, note, mortgage, bond, agreement of any kind, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company, any Company Subsidiary or Company Joint Venture is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in
Section 3.4(b), and subject to obtaining the Company Shareholder Approval, any judgment, order, decree, injunction, writ, permit or license of any court, federal, state, local or foreign governmental or regulatory body ("JUDGMENT") or statute, law, ordinance, rule or regulation ("LAW") existing on the date of this Agreement applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and
(iii) above, any such items that have not had and would not in the aggregate have a Company Material Adverse Effect.

    (b)  Assuming the accuracy of the representation of Parent contained in
Section 4.14, and assuming compliance by Parent with its agreement contained in
Section 6.9, no consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Exchange and the transactions contemplated hereby, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing with the SEC of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's shareholders (together with amendments thereof and supplements thereto, the "PROXY STATEMENT"), and (B) such reports under
Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the Exchange,
(iii) the filing of the Articles of Share Exchange with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business,
(iv) the approval of the Federal Energy Regulatory Commission (the "FERC") under
Section 203 and any directly related section of or regulation under, the Federal Power Act (the "POWER ACT") for the sale or disposition of jurisdictional facilities of the Company, or an order under the Power Act disclaiming jurisdiction over the Exchange, (v) the filing with the Federal Communications Commission (the "FCC") of the applications required under Section 310(d) of the Communications Act of 1934, as amended, and approval by the FCC thereof,
(vi) such filings as may be required in connection with the Taxes described in
Section 6.8, (vii) filings under any applicable state takeover Law and
(viii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third party) in the Exchange or (B) that, individually or in the aggregate, would not prevent the consummation of the transactions contemplated hereby and that, individually or in the aggregate, would not have a Company Material Adverse Effect.

    Section 3.5 SEC DOCUMENTS. The filings required to be made by the Company and the Company Subsidiaries under the Securities Act and the Exchange Act, as the case may be, have been filed and complied, as of their respective dates, in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement and all amendments thereto filed with the SEC by the Company or the Company Subsidiaries (or their predecessors) pursuant to the requirements of the Securities Act or the Exchange Act since January 1, 1998 (as such documents have since the time of their filing been amended, the "COMPANY SEC DOCUMENTS"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company and the unaudited interim financial statements included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    Section 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1999 to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period
(i) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, (ii) there has not been any material election with respect to Taxes by the Company or any of the Company Subsidiaries or any settlement or compromise of any material Tax liability or refund of the Company or any of the Company Subsidiaries, and (iii) there has not been any material change in accounting methods, principles or practices by the Company or any of the Company Subsidiaries, except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable Law.

    Section 3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities, obligations or contingencies which would not, in the aggregate, have a Company Material Adverse Effect, or which are accrued or reserved against in the consolidated financial statements of the Company or reflected in the notes thereto for the year ended December 31, 1999, or the quarter ended March 31, 2000, or which were incurred after December 31, 1999 in the ordinary course of business, neither the Company nor any Company Subsidiary, nor, to the knowledge of Company, any Company Joint Venture, has any liabilities or obligations (whether absolute, accrued, contingent or otherwise and including margin loans) which are material to the Company and the Company Subsidiaries taken as a whole.

    Section 3.8 LITIGATION. As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending, or to the knowledge of the Company threatened, from any governmental authority, including any regulatory body or commission, against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, nor is there any Judgment of any governmental authority or any arbitrator outstanding against the Company or any Company Subsidiary that has had or would have a Company Material Adverse Effect.

    Section 3.9 COMPLIANCE WITH APPLICABLE LAWS. Neither the Company nor any of the Company Subsidiaries is in violation of, or to the knowledge of the Company under investigation with respect to any violation of, or has been given written notice of or been formally charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment, permit, license, concession or franchise of any Governmental Entity, including PUHCA, the Power Act and applicable state, municipal, local and other laws, including franchise and public utility laws and regulations, and all documents, exhibits, amendments and supplements pertaining thereto have been filed by the Company and the Company Subsidiaries with the SEC, the FERC and the appropriate Indiana or other appropriate Governmental Entities, except for violations or failures to comply with Environmental Laws (which are the subject of

Section 3.13) or with respect to Taxes (which are the subject of Section 3.11) and except for violations and failures to file which individually or in the aggregate have not had and would not have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Company or the Company Subsidiary under (i) the Company Charter, the Company By-laws or other organizational documents or
(ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or the Company Subsidiary is bound or to which any of its property is subject, except, in the case of clause (ii) above, for violations, breaches or defaults which individually or in the aggregate have not had and would not have a Company Material Adverse Effect.

    Section 3.10 COMPANY RIGHTS AGREEMENT. The Company and the Company Board have taken all action necessary to (i) render the Company Rights Agreement inapplicable to this Agreement and the Exchange and (ii) ensure that
(A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Exchange, (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Exchange, and (C) all outstanding Company Rights shall be canceled upon the Effective Time.

    Section 3.11  TAXES.

    (a) For purposes of this Agreement: (i) "TAXES" (including, with correlative meaning, the word "TAX") shall include any and all (x) federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments, including, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes, (y) liability for the payment of any of the amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (x) or (y), (ii) "TAXING AUTHORITY" means any Governmental Entity or any subdivision, agency, court, commission, instrumentality or official thereof or any quasi-governmental body having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax (including the Internal Revenue Service (the "IRS")) and (iii) "TAX RETURN" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) required to be filed with or supplied to, or, where none is required to be filed with or supplied to a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax (including any combined, consolidated or unitary returns for any group of entities that includes the Company or any Company Subsidiary).

    (b) FILING OF TIMELY TAX RETURNS. The Company and each of the Company Subsidiaries have timely filed (or there has been timely filed on their behalf) all Tax Returns required to be filed by or on behalf of each of them under applicable law and all such Tax Returns were and are in all material respects true, complete and correct, except to the extent that any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

    (c) PAYMENT OF TAXES. The Company and each of the Company Subsidiaries have, within the time and in the manner prescribed by law, paid or adequately reserved for all Taxes that are due and payable from them, except to the extent that any failure to pay or reserve, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

    (d) TAX RESERVES. The accrual for Taxes on the most recent Company SEC Documents reflects an adequate reserve in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries for all Tax periods (and portions thereof) accrued on or before the date of such financial statements except to the extent that any failure to have an adequate reserve, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

    (e) TAX LIENS. There are no Tax liens upon the assets, properties or business of the Company or any of the Company Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents or liens for Taxes that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

    (f) WITHHOLDING TAXES. The Company and each of the Company Subsidiaries have complied in all material respects with the provisions of the Code and all other applicable laws relating to the payment and withholding of Taxes, including, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406 and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required, except to the extent that a failure to comply, withhold or pay, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

    (g) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither the Company nor any of the Company Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed unless such extension has not expired.

    (h) WAIVERS OF STATUTE OF LIMITATIONS. Neither the Company nor any of the Company Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, except for waivers or comparable consents for any Taxes or Tax Returns that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

    (i) EXPIRATION OF STATUTE OF LIMITATIONS. The statutes of limitations for the assessment of all Taxes with respect to all Tax Returns of the Company and the Company Subsidiaries for all Tax periods have expired. To the knowledge of the Company, no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries that has not been resolved and paid in full, except for any deficiency that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

    (j) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other proceedings by any Taxing Authority are presently pending, or to the knowledge of the Company, have been threatened with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries that are not adequately reserved for except to the extent that any audits or other proceedings, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

    (k) CONSOLIDATED TAX RETURNS. Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated Tax Returns, other than the affiliated group of which the Company is the common parent.

    (l) CODE SECTION 355. Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Exchange.

    (m) AVAILABILITY OF TAX RETURNS. Upon request the Company has made available to Parent complete and accurate copies of (i) all Tax Returns for open years, and any amendments thereto, filed by or on behalf of the Company or any of the Company Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Taxing Authority relating to any Tax Return filed by or on behalf of the Company or any of the Company Subsidiaries, and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of the Company Subsidiaries entered into by the Company or any of the Company Subsidiaries.

    (n) TAX TREATMENT. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries knows of any fact that is reasonably likely to prevent the Exchange, if consummated as of the date of this Agreement, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.12  EMPLOYEE MATTERS; ERISA.

    (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or a Company Subsidiary or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company or a Company Subsidiary would be deemed a "single employer" within the meaning of
Section 4001(b) of ERISA, or to which the Company or a Company Subsidiary or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the "COMPANY BENEFIT PLANS"). Section 3.12(a) of the Company Disclosure Schedule identifies each of the Plans of the Company or any Company Subsidiary or any ERISA Affiliate (a "TITLE IV PLAN") that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any employee or former employee of the Company or any Company Subsidiary.

    (b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

        (i) a copy of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written plan, a description thereof);

        (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

        (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

        (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

        (v) the most recent determination letter received from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

    (c) No material liability under Title IV or Section 302 of ERISA has been incurred by the Company, a Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, and to the knowledge of the Company no condition exists that presents a material risk to the Company, a Company Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this
Section 3.12(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, a Company Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the eight-year period ending on the last day of the most recent plan year ended prior to the Effective Time.

    (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and to the knowledge of the Company no condition exists that presents a material risk that such proceedings will be instituted.

    (e) With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

    (f) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time.

    (g) All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet of the Company. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, any Company Subsidiary, or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

    (h)  No Title IV Plan is a "multiemployer pension plan," as defined in
Section 3(37) of ERISA, nor is any Title IV Plan a plan described in
Section 4063(a) of ERISA. If any Title IV Plan is a "multiemployer pension plan," except as it has not had and would not have a Company Material Adverse Effect, (i) neither the Company, a Company Subsidiary nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither the Company, a Company Subsidiary nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and (iv) no circumstances exist that present a material risk that any such plan will go into reorganization. If any Title IV Plan is a "multiemployer pension plan," the aggregate withdrawal liability of the Company, the Company Subsidiaries and their ERISA Affiliates, computed as if a complete withdrawal by the Company, the Company Subsidiaries and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not cause a Company Material Adverse Effect.

    (i) Neither the Company or any Company Subsidiary, any ERISA Affiliate, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit

Plan or any such trust would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

    (j) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code, other than any noncompliance that has not had and would not have a Company Material Adverse Effect.

    (k) Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that it is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

    (l) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company, any Company Subsidiary or any ERISA Affiliate from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Company Subsidiary other than limitations imposed under the terms of collective bargaining agreements.

    (m) No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 162(a)(1), 162(m) or 280G of the Code.

    (n) (i) (A) Section 3.12(n) of the Company Disclosure Schedule sets forth the estimated maximum sum of the change in control payments and entitlements (including accelerated vesting of the Company Stock Options or other equity-based awards and increased benefits which are summarized) which any employee, former employee, or other person who is party to a Termination Benefits Agreement with the Company and its Subsidiaries, may be entitled to receive now or in the future (including upon termination of such person's employment) in connection with the Exchange or any of the other transactions contemplated by this Agreement (whether alone or in combination with some other event) based on the assumptions specified therein; and (B) Section 3.12(n) of the Company Disclosure Schedule sets forth, in the aggregate with respect to current or former employees or officers of the Company, any Company Subsidiary or any ERISA Affiliate, the estimated maximum sum of severance pay, unemployment compensation or any other payment, acceleration in the time of payment or vesting, or increase in the amount of compensation to which any such employees or officers will become entitled upon the announcement or consummation of the transactions contemplated by this Agreement, either alone or in combination with some other event (other than the Company's involuntary termination of an employee's employment after the Closing);

        (ii) No payment (including any cash payment or accelerated vesting of the Company Stock Options or other equity-based awards) which would reasonably be expected to constitute "excess parachute payments" within the meaning of Section 280G of the Code will be payable in connection with the Exchange or the other transactions contemplated by this Agreement (whether alone or in combination with some other event) to any employee, former employee or other person who is or was providing services to the Company or any of the Company Subsidiaries;

        (iii) Neither the Company nor any of the Company Subsidiaries is a party to any consulting contract with any person who prior to entering into such contract was a director or officer of the Company or any of the Company Subsidiaries or any similar material plan, agreement, arrangement or understanding;

        (iv) There have occurred no events since January 1, 1999, that have had (or are reasonably expected to have in the future) a material adverse effect on the funded status of the Employees' Retirement Plan of Entity I;

        (v) Section 3.12(n) of the Company Disclosure Schedule sets forth the maximum amount of benefits that will become payable under the Company's Unfunded Deferred Compensation Plan for Officers and Directors by reason of the Exchange, or any of the other transactions contemplated by this Agreement (whether alone or in combination with some other event); and

        (vi) Section 3.12(n) of the Company Disclosure Schedule sets forth the maximum amount which represents the excess of (x) the total amount of payments that would be due as of the date of this Agreement under
    Section 4.01 of the Company's Supplemental Retirement Plan and Trust Agreement for a Select Group of Management Employees assuming all participants in such plan terminated employment as of the date of this Agreement and elected immediate payment, in the form of a lump-sum distribution (if the participant is eligible thereof) as of the date of this Agreement over (y) the assets held as of the date of this Agreement in the trust fund established under such plan, and the aggregate amount of any Tax Distribution (as defined in such plan) that would be payable under
    Section 4.03 of such plan if a contribution of $4,600,000 were made to such plan as of the date of this Agreement (and allocated so as to fund benefits under the plan on the basis described in the foregoing clause (n)(vii)(x)) would not exceed $8,100,000.

    (o)(i) There has been no material failure of a Company Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither the Company nor any Company Subsidiary or ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code). Neither the Company nor any Company Subsidiary or ERISA Affiliate has incurred a tax under
Section 5000(e) of the Code which is or could become a liability of the Company or a Company Subsidiary;

        (ii) The Company will not be required after the Closing to make any contribution to the IPALCO Enterprises, Inc. Voluntary Employees Beneficiary Association;

        (iii) After the Closing, the Company will have no obligation (other than any it first establishes after the Closing or that may be mandated pursuant to Part 6 of Subtitle B of Title I of ERISA) to provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service in excess of such benefits that can be funded with assets held from time to time in the IPALCO Enterprises, Inc. Voluntary Employees Beneficiary Association; and

        (iv) The Company believes, after consultation with its independent accountants and actuaries, that there is no material financial statement effect with respect to the IPALCO Enterprises, Inc. Voluntary Employees Beneficiary Association resulting from the attainment of the Company Shareholder Approval beyond the contribution of $7.5 million within thirty days of obtaining the Company Shareholder Approval.

    (p) To the knowledge of the Company, there are no pending, threatened or anticipated claims by or on behalf of or against any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

    (q) LABOR AGREEMENTS. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or other labor agreement with any union or labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of the Company

Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, there is no current union representation question involving employees of the Company or any of the Company Subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. There is no (i) grievance pending or, to the knowledge of the Company, threatened, arising out of any collective bargaining agreement or other grievance procedure, unfair labor practice, employment discrimination or other investigation, charge or complaint against the Company or any of the Company Subsidiaries, which has or would have a Company Material Adverse Effect, (ii) strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of the Company Subsidiaries which has or would have a Company Material Adverse Effect and during the past five years there has not been any such action, (iii) as of the date of this Agreement, proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company pursuant to the Company Charter or the Company By-laws (or such other organizational documents) or as provided in the Indemnification Agreements listed in Section 3.12(q) of the Company Disclosure Schedule. The Company and the Company Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and no person has, to the knowledge of the Company, asserted that the Company or any of the Company Subsidiaries is liable in any material amount for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, other than any noncompliance that has not had and would not have a Company Material Adverse Effect. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN ACT"), neither the Company nor any of the Company Subsidiaries has effectuated, without complying with the applicable requirements of the WARN Act, (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries; or
(b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation without complying with the applicable requirements of such law or regulation. From the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any Company Benefit Plan.

    Section 3.13  ENVIRONMENTAL MATTERS.

    (a) The Company and each Company Subsidiary is and has been in compliance with all applicable Environmental Laws (as defined below) except where the failure to be in such compliance, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication from any person or Governmental Entity that alleges that the Company or any Company Subsidiary is not or has not been in compliance with applicable Environmental Laws, except for communications with respect to such matters which, if adversely determined against the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

    (b) The Company and each Company Subsidiary have obtained all permits and other governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary under applicable Environmental Laws for the construction of its facilities and the conduct of its operations as currently conducted, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and each Company

Subsidiary are in compliance with all terms and conditions of the Environmental Permits except where the failure to be in such compliance, individually or in the aggregate, would not have a Company Material Adverse Effect.

    (c) There is no Environmental Claim (as defined below) pending, or, to the knowledge of the Company, threatened:

        (i)  against the Company or any Company Subsidiary;

        (ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law; or

        (iii) against any real or personal property or operations which the Company or any Company Subsidiary owns, leases or manages, in whole or in part;

    in each case, except for such Environmental Claims that, individually or in the aggregate, would not have a Company Material Adverse Effect.

    (d) To the knowledge of the Company, there have not been any Releases (as defined below) of any Hazardous Material (as defined below) that would be reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary, or against any person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed by contract or by operation of law in each case, except for such Releases that, individually or in the aggregate, would not have a Company Material Adverse Effect.

    (e) Neither the Company nor any of the Company Subsidiaries has entered into any agreements with any non-governmental persons requiring the Company or any Company Subsidiary to indemnify, reimburse or provide contribution to such other person for any matter related to Environmental Laws, Hazardous Materials, or the environment, except for such matters that (i) have been fully resolved and where the Company or any Company Subsidiary has no further monetary or non-monetary obligation or (ii) the enforcement of which, individually or in the aggregate, would not have a Company Material Adverse Effect.

    (f) To the knowledge of the Company, compliance with all applicable Environmental Laws (including proposed regulations) will not require the Company or any Company Subsidiary to incur material expenditures beyond that currently budgeted in the five Company fiscal years beginning with January 1, 2000 (as disclosed in Section 3.13(f) or Section 5.1 of the Company Disclosure Schedule), including the costs of pollution control equipment required or reasonably contemplated to be required in the future.

    (g) From January 1, 1997, to the date of this Agreement, the Company and the Company Subsidiaries have not received any written requests for information pursuant to Section 114(a) of the federal Clean Air Act or any state analogue to the federal Clean Air Act, from any Governmental Entity with respect to the Company's or any Company Subsidiary's compliance with the new source review requirements under the federal Clean Air Act, any state analogue to the federal Clean Air Act, or any regulations promulgated thereunder.

    (h)  In this Agreement:

    "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, investigations or written notices by any person or entity (including any Governmental Entity) alleging potential liability (including potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, spent fuel or waste disposal costs, decommissioning costs, governmental response costs, removal costs, remediation costs, natural resources damages, property damages, personal injuries or civil or criminal penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

    "ENVIRONMENTAL LAWS" means all federal, state and local laws, principles of common laws, rules, regulations, ordinances, orders and directives, relating to pollution or protection of the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, generation, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    "HAZARDOUS MATERIALS" means any petroleum or petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, and any other chemical, material, substance or waste, regulated under any applicable Environmental Law.

    "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching or migration into or through the environment.

    Section 3.14 TITLE TO REAL PROPERTY. Section 3.14 of the Company Disclosure Schedule lists all real property owned or leased by the Company or the Company Subsidiaries as of the date of this Agreement, with a book value in excess of $2,000,000. Except as has not had and would not have a Company Material Adverse Effect, the Company and each Company Subsidiary: (i) owns and has good, valid and marketable title in fee simple to the real property owned by such party, free and clear of Liens, except for (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or materially impairs the use of the affected property or materially impairs the operations of the Company or any Company Subsidiary, (B) Liens for current Taxes not yet due and payable and
(C) Liens disclosed on the Company Disclosure Schedule ((A), (B) and (C) are collectively referred to as "PERMITTED COMPANY LIENS"); (ii) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and (iii) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes. The failure to hold any easements or rights of way will not have a Company Material Adverse Effect.

    Section 3.15 ASSETS OTHER THAN REAL PROPERTY INTERESTS. Other than as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to all material assets reflected on the most recent balance sheet included in the Company SEC Reports (the "BALANCE SHEET") or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests or encumbrances of any kind except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and that may thereafter be paid without penalty, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto, and
(iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and each of the Company Subsidiaries as presently conducted or which, individually or in the aggregate, would not have a Company Material Adverse Effect. Each item of material tangible personal property of the Company and the Company Subsidiaries is in all material respects in good working order and is adequate and sufficient for the

Company's current use, ordinary wear and tear excepted and except for any failures which, individually or in the aggregate, would not have a Company Material Adverse Effect. All leased personal property of the Company and its Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof, except for any failures which, individually or in the aggregate, would not have a Company Material Adverse Effect.

    Section 3.16 INTELLECTUAL PROPERTY. The Company and each of the Company Subsidiaries own, or possess licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information (collectively, "INTELLECTUAL PROPERTY") necessary in connection with the business of the Company and the Company Subsidiaries as currently conducted, except where the failure to possess such rights or licenses or valid rights to use would not have a Company Material Adverse Effect. The conduct of the business of the Company and each of the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property of any third party except where such infringement would not result in a Company Material Adverse Effect, and no person is infringing upon any Intellectual Property of the Company or any Company Subsidiary except where such infringement would not have a Company Material Adverse Effect.

    Section 3.17 TRANSACTIONS WITH AFFILIATES. Other than contracts with respect to the provision of steam or electricity which have been approved by the IURC (as defined in Section 6.3), Section 3.17 of the Company Disclosure Schedule lists, as of the date of this Agreement, all the agreements, contracts or other arrangements between the Company and any Company Subsidiary, on the one hand, and any affiliate (other than the Company or such Company Subsidiary), on the other hand, the amount of which exceeds $60,000 annually, or in the aggregate. Each such agreement or arrangement was negotiated on an arms-length basis and is no less favorable to the Company or such Company Subsidiary than the Company or such Company Subsidiary could have obtained from an unaffiliated third party.

    Section 3.18 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than UBS Warburg LLC and Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The estimated fees to be paid pursuant to this Section 3.18 are set forth in
Section 3.18 of the Company Disclosure Schedule.

    Section 3.19 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of UBS Warburg LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Exchange by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion has been delivered to Parent promptly following the execution of this Agreement.

    Section 3.20 CAPACITY TO SERVE PEAK DEMAND. Section 3.20 of the Company Disclosure Schedule sets forth a schedule of the purchase power contracts or commitments entered by the Company prior to the date of this Agreement for the summer of the year 2000. The Company believes, as of the date of this Agreement, that these contracts, commitments and its own generation capacity are adequate to meet its expected peak demand for such period.

    Section 3.21 ACCOUNTING MATTERS. As of the date of this Agreement, the Company, after consultation with its independent public accountants, believes that no conditions exist that would preclude the Company from being a party to a transaction accounted for as a pooling-of-interests for accounting purposes in accordance with GAAP and applicable SEC regulations, including the transactions contemplated hereby.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company that, except as set forth in the Parent SEC Documents (as defined in Section 4.5) and except as set forth in the disclosure schedule delivered by Parent to the Company concurrent with the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"):

    Section 4.1 ORGANIZATION, STANDING AND POWER. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. The term "PARENT MATERIAL ADVERSE EFFECT" means an event, change, cause or effect which is materially adverse to the business, operations, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of Parent or the ability of Parent to consummate the Exchange and the transactions contemplated hereby.

    Section 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of Parent's Certificate of Incorporation (the "PARENT CHARTER") and By-laws (the "PARENT BY-LAWS") that are referenced as exhibits to Parent's Form 10-K for the year ended December 31, 1999, are complete and correct copies thereof. The Parent Charter and the Parent By-laws are in full force and effect.

    Section 4.3 CAPITAL STRUCTURE. The authorized capital stock of Parent consists of (a) 1,200,000,000 shares of Parent Common Stock par value one cent and (b) 50,000,000 shares of preferred stock with no par value, none of which is outstanding. As of July 12, 2000, (i) 453,725,231 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in the treasury of Parent, and (iii) 1,200,000 shares of Parent Common Stock were reserved for issuance under Parent's various option and benefit plans. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time and that will be issued in connection with payment of the Exchange Consideration will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are no issued or outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote ("VOTING PARENT DEBT"). Except as set forth above and in the Parent benefit plans, as of the date of this Agreement, there are not issued or outstanding options, calls, voting trusts, proxies, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, other pledges, security interests, encumbrances, arrangements or undertakings of any kind to which Parent is a party or by which any of them is bound (i) obligating Parent to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in Parent or any Voting Parent Debt or (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

    Section 4.4 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Exchange. The execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has adopted this Agreement. Parent has duly executed and delivered this Agreement, and assuming the due authorization and delivery thereof by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    Section 4.5 SEC DOCUMENTS. The filings required to be made by Parent under the Securities Act and the Exchange Act, as the case may be, have been filed and complied, as of their respective dates, in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement and all amendments thereto filed with the SEC by Parent pursuant to the requirements of the Securities Act or the Exchange Act since January 1, 1998 (as such documents have since the time of their filing been amended, the "PARENT SEC DOCUMENTS"). As of its respective date, each Parent SEC Document complied in all material respects with its requirements, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent and the unaudited interim financial statements included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules, and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    Section 4.6  NO CONFLICTS; CONSENTS.

    (a) The execution and delivery by Parent of this Agreement does not, and the consummation of the Exchange and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries,
(ii) subject to obtaining the third party consents (the "PARENT REQUIRED CONSENTS") set forth in Section 4.6(a) of the Parent Disclosure Schedule, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.6(b), any Judgment or Law existing on the date hereof applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses
(ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not have a Parent Material Adverse Effect.

    (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Exchange, other than
(i) compliance with and filings by Parent under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Exchange, (iii) the filing of the Articles of Share Exchange with the Secretary of State of the

State of Indiana, (iv) the approval of the FERC under Section 203 and any directly related section of or regulation under the Power Act for the sale or disposition of jurisdictional facilities of the Company, or an order under the Power Act disclaiming jurisdiction over the Exchange, (v) the approval by the SEC pursuant to Section 9(a)(2) of PUHCA, (vi) the filing with the FCC of the applications required under Section 310(d) of the Communications Act of 1934, as amended, and approval by the FCC thereof, (vii) such filings as may be required in connection with the taxes described in Section 6.8, (viii) filings under any applicable state takeover Law, (ix) the filing of the Joint Registration/Proxy Statement (as defined below) with the SEC on Form S-4, (x) the listing of Parent Common Stock with the NYSE, (xi) the filing of a registration statement with the SEC as contemplated by Section 2.4(d), (xii) compliance with state blue sky laws, and (xiii) such other items (A) required solely by reason of the participation of the Company (as opposed to any third party) in the Exchange or
(B) that, individually or in the aggregate, would not prevent the consummation of the transactions hereby and have not had and would not have a Parent Material Adverse Effect.

    Section 4.7 COMPLIANCE WITH APPLICABLE LAWS. Parent is not in violation of, or to its knowledge, under investigation with respect to any violation of, or has been given written notice of or been formally charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment, permit, license, concession or franchise of any Governmental Entity, except for violations which individually or in the aggregate have not had and would not have a Parent Material Adverse Effect. Parent is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by Parent under (i) the Parent Charter or the Parent By-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Parent is bound or to which any of its property is subject, except, in the case of clause (ii) above, for violations, breaches or defaults which individually or in the aggregate have not had and would not have a Parent Material Adverse Effect.

    Section 4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities, obligations or contingencies which would not, in the aggregate, have a Parent Material Adverse Effect, or which are accrued or reserved against in the consolidated financial statements of Parent or reflected in the notes thereto for the year ended December 31, 1999, or the quarter ended March 31, 2000, or which were incurred after December 31, 1999 in the ordinary course of business, Parent has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and including margin loans) which are material to Parent and its Subsidiaries taken as a whole.

    Section 4.9 STOCKHOLDER APPROVAL. As long as Parent is not required to issue 20% or more of the number of shares of Parent Common Stock outstanding as of the Effective Time in connection with the Exchange, the issuance of shares of Parent Common Stock in connection with the Exchange does not, and the transactions contemplated hereby do not, require approval by the stockholders of Parent.

    Section 4.10 LITIGATION. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their affiliated entities that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent, any of its Subsidiaries or any of their affiliated entities that has had or would have a Parent Material Adverse Effect.

    Section 4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1999 to the date of this Agreement, Parent has conducted its business only in the ordinary course consistent with past practice, and during such period (i) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect,
(ii) there has not been any material election with respect to Taxes by Parent or any settlement or compromise of any material Tax liability or refund of Parent, and (iii) there has not been any material change in accounting methods, principles or practices by Parent, except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable law.

    Section 4.12 BROKERS. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Exchange based upon arrangements made by or on behalf of Parent.

    Section 4.13 OWNERSHIP OF COMPANY COMMON STOCK. As of the date of this Agreement, none of Parent or any of Parent's Subsidiaries or other affiliates, either individually or as part of a group for purposes of Rule 13d-3 under the Exchange Act, beneficially owns such number of shares of Company Common Stock so as to constitute an "interested shareholder" within the meaning of
Section 23-1-43-10 for purposes of Section 23-1-43-18 under the BCL or Art. 10 of the Company Charter. Parent is not an "Acquiring Person" within the meaning of the Company Rights Plan.

    Section 4.14 REGULATORY STATUS. Neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in PUHCA) of Parent is a "public utility company" within the meaning of PUHCA, other than, as of the date of this Agreement, Entity C.

    Section 4.15 TAX-FREE REORGANIZATION. As of the date of this Agreement, Parent knows of no fact that is reasonably likely to prevent the Exchange, if consummated as of the date of this Agreement, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 4.16 ACCOUNTING MATTERS. As of the date of this Agreement, Parent, after consultation with its independent public accountants, believes that no conditions exist that would preclude Parent from being a party to a transaction accounted for as a pooling-of-interests for accounting purposes in accordance with GAAP and applicable SEC regulations including the transactions contemplated hereby.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 5.1  CONDUCT OF BUSINESS.

    (a) CONDUCT OF BUSINESS BY THE COMPANY. Except for matters set forth in the Company Disclosure Schedule or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time or earlier termination of this Agreement the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact, its current business organization, maintain or renew or cause to be renewed the current rates and rate schedules, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, including regulators, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1(a) of the Company Disclosure Schedule, or as otherwise required by Law (including Environmental Law) and in such event by giving prior notice to Parent, or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than
       (1) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (2) regular quarterly cash dividends of not more than $0.163 on the Company Common Stock, with usual declaration,

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
       record and payment dates and in accordance with the Company's past dividend policy, and (3) dividends and distributions declared and paid by partially owned Subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities except for open market purchases under the Company's Power Invest Dividend Reinvestment and Direct Stock Purchase Plan or the Employees' Thrift Plan of the Company;

           (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of up to an additional 30,000 Company Stock Options at an exercise price no less than the fair market value of the Company Common Stock as of the date of the grant and pursuant to the Company Option Plans existing as of the date of this Agreement and in accordance with their present terms and in the ordinary course of the Company's business consistent with its past practice, and the issuance of Company Common Stock (and associated Company Rights) upon the exercise of such Company Stock Options, and (3) the issuance of Company Common Stock upon the exercise of Company Rights;

           (iii) amend the articles of incorporation, by-laws or other comparable charter or organizational documents of the Company or Entity I;

           (iv) acquire, publicly propose to acquire, or agree to acquire
       (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice, which in any case has a fair market value of less than $10,000,000 and except for capital expenditures if such capital expenditures would be permitted under Section 5.1(a)(ix) or Section 6.3(f);

           (v) (A) grant to any officer, director or employee of the Company or any Company Subsidiary any increases in compensation, except in the ordinary course of business consistent with prior practice, that do not, individually or in the aggregate for all officers, directors and employees, exceed $3,000,000 per annum, excluding any increases consistent with the terms of existing collective bargaining agreements and the Company Benefit Plans, (B) grant to any officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (C) enter into or amend any severance or termination agreement with any officer or director of the Company or Company Subsidiary, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan, in any such case except for such new contracts, adoptions, amendments, terminations or increases that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries, taken as a whole;

           (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or by order of a competent regulatory authority;

           (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Company or the Company Subsidiaries, except for (A) excess or obsolete assets sold or otherwise disposed in the ordinary course of business consistent with past practice with a fair market value of not more than $100,000 per transaction (not to exceed $5,000,000 in the aggregate) in sales price and indebtedness assumed by the acquiring party and its affiliates, or
       (B) other sales or dispositions at fair market value of not more than $2,000,000 per transaction (not to exceed $8,000,000 in the aggregate) in sales price, and (C) except as set forth in Section 6.14;

           (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for
       (A) drawings under credit lines existing at the date of this Agreement, or renewals or replacements thereof that do not increase the maximum available borrowings thereunder, (B) obligations evidenced by debt securities issued by a Company Subsidiary for the purpose of financing investments or capital expenditures permitted under this Agreement or refinancing existing indebtedness or preferred stock obligations of such Company Subsidiary on terms no less favorable to such Company Subsidiary, or (C) any incurrences in an aggregate principal amount not exceeding $20,000,000 outstanding at any time;

           (ix) make or agree to make any capital expenditure or expenditures that, in the aggregate, are in excess of 110% of the currently contemplated capital expenditures as provided in Section 5.1(a)(ix) of the Company Disclosure Schedule; PROVIDED, HOWEVER, that any additional capital expenditure in excess of $10,000,000 shall not be commenced or committed without prior consultation with Parent; PROVIDED, FURTHER, that, notwithstanding the foregoing, the Company shall not make, without the consent of Parent, which consent shall not be unreasonably withheld, any capital expenditures related to (i) the compliance obligations of the Company or any of its Subsidiaries related to NOx emissions (subject to Section 6.3(f)) or (ii) the refurbishment of the Petersburg turbine generating station; PROVIDED, FURTHER, that, notwithstanding the foregoing, the Company may make any emergency capital expenditure or expenditures it deems necessary in its reasonable judgment to restore or maintain the provision of energy to firm wholesale and retail customers;

           (x) enter into a collective bargaining agreement or other labor agreement with any union or labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of the Company Subsidiaries; or

           (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) TAX MATTERS. The Company shall, and shall cause each of the Company Subsidiaries to (i)(A) promptly notify Parent upon the earlier of (x) receipt of notice of any suit, claim, action, investigation, proceeding or audit (collectively, "ACTIONS") pending against or with respect to the Company or any

Company Subsidiary in respect of any material Tax (which is material at the time of such notice) and (y) any such Action becoming material to the Company and the Company Subsidiaries and (B) not settle or compromise any such material Action without Parent's consent; (ii) not make any material Tax election without Parent's consent; (iii) provide Parent with draft consolidated federal income Tax Returns at least ten days before such Tax Returns are due; and (iv) not make any material change in tax accounting methods, principles or practices except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable law. The Company shall not, and shall not permit any Company Subsidiary to, enter into, amend or modify any Tax sharing agreement.

    (c) TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any agreement or arrangement with any of their respective affiliates (other than intra-company agreements) other than such agreements and arrangements as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arms'-length basis and are no less favorable to the Company or a Company Subsidiary than the Company or such Company Subsidiary would have obtained from an unaffiliated third party, and provided that the Company shall have notified Parent in writing prior to entering into any such affiliate transaction with respect to transactions where the amount involved exceeds $60,000 (other than power sale and distributions to customers in the ordinary course of the Company's business).

    (d) RATE MATTERS. The Company shall, and shall cause the Company Subsidiaries to, discuss with Parent any changes and proposed changes in its or the Company Subsidiaries' rates or charges (including those with respect to fuel adjustment charges), standards of service or accounting from those in effect on the date hereof and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto; PROVIDED, HOWEVER, that in no event shall the Company be obligated to discuss or consult with Parent with respect to any of the foregoing if, in the opinion of the Company's outside counsel, to do so would be inconsistent with applicable Law. Except as provided in Section 5.1(d) of the Company Disclosure Schedule, the Company shall not, and shall cause the Company Subsidiaries not to, make any filing to change its rates on file with the FERC or any applicable state utility commission, except as may be required by applicable law, that would have a Company Material Adverse Effect.

    (e) CONTRACTS. Except as set forth in Section 5.1(e) of the Company Disclosure Schedule, the Company shall not, and the Company shall not permit any Company Subsidiary to (i) enter into, modify, amend, terminate or renew any contract or agreement to which the Company or any Company Subsidiary is a party (or waive, release or assign any material rights or claims therein) if such contract or contracts are material to the Company and the Company Subsidiaries taken as a whole or if the term of such new contract or agreement, or the existing contract following and as a result of such amendment, modification or renewal, is or would exceed twenty-four months, or (ii) enter into, modify, amend or renew any contract or agreement to which the Company or any Company Subsidiary is a party (or waive, release or assign any material rights or claims therein) if the dollar amount of such new contract or agreement, or the existing contract or agreement following and as a result of such amendment, modification or renewal is or would be in excess of $10,000,000, except, in the case of clauses (i) and (ii) above, for (A) contracts entered into in the ordinary course of business consistent with past practice if such contracts relate to the sale of energy to firm wholesale and retail customers, the sale of transmission capacity, or the purchase of limestone, coal, gas or oil, (B) contracts for acquisitions if such contracts would be permitted under Section 5.1(a)(iv), contracts for sales, leases or dispositions if such contracts would be permitted under Section 5.1(a)(vii), contracts for incurrences of indebtedness if such incurrences would be permitted under Section 5.1(a)(viii), contracts for capital expenditures if such contracts would be permitted under Section 5.1(a)(ix) or
Section 6.3(f) and contracts to buy or sell energy, energy futures or forward contracts or energy transportation futures or forward contracts, or options on any of the foregoing, if such contracts would be permitted under Section 5.1(m), and (C) contracts required by Law.

    (f) INSURANCE. The Company shall, and shall cause each Company Subsidiary to, self-insure in accordance with customary industry practices or maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary in all material respects for companies engaged in the electric and gas utility industry and employing such methods of generating electric power and fuel sources similar to the methods employed and fuels used by the Company or the Company Subsidiaries.

    (g) PERMITS. The Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to maintain in effect all existing governmental permits which are material to the operations of the Company or any of the Company Subsidiaries.

    (h) DISCHARGE OF LIABILITIES. The Company shall not, and the Company shall not permit any Company Subsidiary to, pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and the Company Subsidiaries, taken as a whole, other than any such payment, discharge, settlement, compromise or satisfaction (i) of the applicable claim, liability or obligation in accordance with its terms or, (ii) in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments), of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements or the notes thereto of the Company SEC Documents filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice.

    (i) STAFFING. Except as set forth in Sections 5.1(i) and 5.1(l) of the Company Disclosure Schedule, the Company shall not, and shall not permit any the Company Subsidiary to, make any increase in staffing levels over those in effect on the date hereof other than increases in staffing levels such that the aggregate number of employees of Entity I is no greater than 1900 and the aggregate number of employees of the Company and the Company Subsidiaries (other than Entity I) is no greater than 100.

    (j) TAX-EXEMPT STATUS. The Company shall not, nor shall the Company permit any Company Subsidiary to, take any action that, to the knowledge of the Company would likely jeopardize the qualification of any material amount of the Company's outstanding revenue bonds which qualify as of the date of this Agreement under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

    (k) WARN ACT. The Company shall not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act).

    (l) NEW LINES OF BUSINESS. Except as disclosed in Section 5.1(l) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any Company Subsidiary to, enter into a new line of business or make any change in the line of business in which it engages as of the date of this Agreement, except that the Company may establish a new wholly owned Subsidiary to take over the operation and maintenance of a steam plant, as disclosed on Section 5.1(l) of the Company Disclosure Schedule, but shall not in connection therewith hire any personnel.

    (m) HEDGING. Except as set forth in Section 5.1(m) of the Company Disclosure Schedule, the Company shall not, and shall not permit any Company Subsidiary to, buy or sell any energy futures or forward contracts or energy transportation futures or forward contracts, or options on any of the foregoing, other than as incidental to the business of generating, purchasing and selling energy to firm wholesale and retail customers and other than sales of transmission capacity as required by law.

    (n) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or
(iii) except as otherwise permitted by Section 5.2, any condition to the Exchange set forth in Article VII not being satisfied.

    Section 5.2  NO SOLICITATIONS.

    (a) From and after the date hereof, (i) the Company will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action knowingly to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined in Section 5.2(b)) from any person, or engage in any discussion or negotiations relating thereto and (ii) neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the Exchange or this Agreement, (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) cause the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Acquisition Proposal; PROVIDED, HOWEVER, that the Company may, at any time prior to receipt of the Company Shareholders' Approval (the "COMPANY APPLICABLE PERIOD"), (i) in response to an Acquisition Proposal which was not solicited by it or its Representatives and which did not otherwise result from a breach of this Section 5.2, if the Company Board reasonably believes in good faith, after consultation with its financial advisors, that an Acquisition Proposal could reasonably lead to a transaction meeting the requirements of a Superior Proposal (as defined in Section 5.2(b)), and subject to providing Parent with prior written notice of its decision to take such action (the "COMPANY NOTICE") and compliance with Section 5.2(c), (1) furnish information with respect to the Company and the Company Subsidiaries to any person making such Acquisition Proposal (pursuant to a customary confidentiality agreement) and (2) participate in discussions or negotiations regarding such Acquisition Proposal, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer (PROVIDED that, except in connection with a termination of this Agreement pursuant to clause (iii) of this proviso, neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Exchange or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal), and/or
(iii) in the event that during the Company Applicable Period the Company Board reasonably believes in good faith, after consultation with its financial advisors and outside counsel, that it has received an Acquisition Proposal that constitutes a Superior Proposal, by action of the Company Board (subject to this sentence and Section 8.1(d)(ii)), the Company may terminate this Agreement (and, following the exercise of such termination right, the Company Board may withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Exchange, and approve or recommend any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Company Subsidiary, other than the transactions contemplated by this Agreement), but only at a time that is during the Company Applicable Period and is after the third business day following Parent's receipt of written notice advising Parent that the Company Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by the Company or its Representatives with respect to any of the foregoing.

    (b) As used herein, (i) "ACQUISITION PROPOSAL" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business (a "MATERIAL BUSINESS") that constitutes 15% or more of the net revenues, net income or the assets (including equity securities) of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of voting securities of the Company or any Company Subsidiary owning, operating or controlling a Material Business, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of voting securities of the Company or any such Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Company Subsidiary, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no transaction permitted pursuant to Section 5.1(a)(vii) or a transaction contemplated in Section 6.14 shall be deemed an Acquisition Proposal for any purpose, (ii) a "SUPERIOR PROPOSAL" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company which the Company Board determines in its good faith judgment, after consultation with its financial advisors and outside counsel, to be clearly and materially more favorable to the Company's shareholders (taking into account any changes to the financial terms of this Agreement proposed by Parent in response to such proposal and all financial and commercial considerations, including relevant regulatory and other aspects of the proposal and the third party making such proposal and the conditions and the prospects for completion of such proposal, and any changes to this Agreement proposed by Parent in response to such proposal) than the Exchange and the other transactions contemplated by this Agreement, and
(iii) "REPRESENTATIVE" shall mean any officer, director, employee, financial advisor, investment banker, attorney, accountant, agent, consultant or other representative of the Company or Company Subsidiaries.

    (c) The Company shall promptly advise Parent orally and in writing of the receipt of any Acquisition Proposal or Superior Proposal and of the receipt of any inquiry with respect to or which the Company reasonably believes could lead to any Acquisition Proposal or Superior Proposal. The Company shall promptly advise Parent orally and in writing of the identity of the person making any such Acquisition Proposal or Superior Proposal or inquiry and of the material terms of any such Acquisition Proposal or Superior Proposal and of any material changes thereto.

    Section 5.3 CONDUCT OF BUSINESS BY PARENT. Except for matters set forth in the Parent Disclosure Schedule or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time or earlier termination of this Agreement, Parent shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact, its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, including regulators, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.3 of the Parent Disclosure Schedule, or as otherwise required by Law (including Environmental Law), or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not do any of the following:

           (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; or

           (ii) amend the Parent Charter or the Parent By-laws in a manner that adversely would affect the rights of the holders of Parent Common Stock.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    Section 6.1 PREPARATION OF JOINT REGISTRATION/PROXY STATEMENT; SHAREHOLDERS MEETING.

    (a) As soon as possible after the date of this Agreement, (i) the Company shall prepare and file with the SEC the Proxy Statement and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Proxy Statement shall be included as a prospectus (the "PROSPECTUS"), in connection with the registration under the Securities Act of shares of Parent Common Stock to be issued in the Exchange. The parties shall cooperate and consult with each other in the preparation of the Proxy Statement and the Prospectus (together, the "JOINT REGISTRATION/PROXY STATEMENT"). Parent shall have the lead drafting role with respect to the preparation of the Joint Registration/Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each party shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Registration/Proxy Statement or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Registration/Proxy Statement. If at any time prior to the Effective Time, there shall occur any event with respect to Parent or the Company that should be set forth in an amendment or supplement to the Joint Registration/Proxy Statement, Parent or the Company, as the case may be, shall promptly notify the other, and Parent and the Company shall cooperate in preparing and mailing to the Company's shareholders such an amendment or supplement. The Company shall not mail any Joint Registration/Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall, as soon as practicable after the date of this Agreement, (i) distribute to its shareholders the Joint Registration/ Proxy Statement as promptly as practicable after filing with the SEC in accordance with applicable federal and state law and with the Company Charter and the Company By-laws; (ii) duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of seeking the Company Shareholder Approval; (iii) subject to compliance with Section 5.2, recommend to its shareholders the approval of the Exchange, this Agreement and the transactions contemplated hereby, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters. Each of the parties shall use its respective best efforts to take such steps as are necessary to hold the Company Shareholders Meeting within ninety days of the date of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

    (b) Each of the parties hereto shall furnish all information concerning itself which is required as customary for inclusion in the Joint Registration/Proxy Statement. The information provided by any party for use in the Joint Registration/Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. The Joint Registration/Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that as of the date the Joint Registration/Proxy Statement is declared effective, no representation, covenant or agreement is made by any party with respect to information supplied by the other party for inclusion in the Joint Registration/Proxy Statement.

    Section 6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Each party shall, and shall cause each of its Subsidiaries to, afford to the other party, and, at the other party's request, to the other party's officers, directors, employees, accountants, counsel, financial advisors and other representatives,
(i) reasonable access during normal business hours during the period prior to the Effective Time to all its respective

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properties (including access to its facilities, office space and information system), books, contracts, commitments, personnel and records, budgets, forecasts and other information (including, but not limited to Tax Returns) and, during such period, each party shall, and shall cause each of its Subsidiaries to, except as prohibited by law, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, or filed with or sent to the SEC, the FERC, the public utility commission of any state, (ii) reasonable access to all information concerning the Company, the Company Subsidiaries, directors, officers and shareholders, properties, facilities or operations owned, operated or otherwise controlled by the Company,
(iii) such additional information relating to Taxes as either party shall from time to time reasonably request (or, where applicable, to cooperate with Parent in collecting such information), including, with respect to the Company, information relating to (a) Tax basis of the stock of the Company Subsidiaries,
(b) earnings and profits, (c) material Tax elections, (d) net operating loss carryovers and Tax credit carryovers, (e) intercompany transactions,
(f) reconciliation of book and Tax items, (g) the rollout of any deferred Tax items, (h) ongoing audits (including copies of any IRS 4564 or other similar information document requests), and (i) the Tax years for which examinations have been completed, are being conducted, and have not yet been initiated and
(iv) with respect to the Company, reasonable office space and equipment at the Company's headquarters for the purposes of designing a transition plan in conjunction with the Company's Representatives. All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreements dated April 24, 2000, and July 5, 2000, between the Company and Parent (together the "CONFIDENTIALITY AGREEMENT").

    Section 6.3  REASONABLE EFFORTS; NOTIFICATION; FILINGS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, unless and to the extent permitted by Section 5.2, the Company Board approves or recommends a Superior Proposal, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange including
(i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings, including filings with Governmental Entities (including complying with the filing and approval requirements of the FERC, the SEC Exemption Order, the SEC Approval Order and the certification from the Indiana Utility Regulatory Commission (the "IURC") addressed to the SEC pursuant to Section 33(a)(2) of PUHCA (the "INDIANA CERTIFICATION") substantially in the form as attached as Exhibit C hereto or in a form otherwise reasonably satisfactory to Parent), and the taking of all reasonable steps as may be necessary to obtain the Company Required Consents, the Parent Required Consents and an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and that may be necessary to consummate the transactions contemplated hereby, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Exchange, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Exchange and to fully carry out the purposes of this Agreement.

    (b) Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.

    (c) Parent and the Company will use commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies. Parent and the Company agree that they will consult with each other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Entities; PROVIDED, HOWEVER, that it is agreed that (x) the Company shall have primary responsibility for the preparation and filing of any applications with or notifications to applicable Indiana regulatory authorities and (y) Parent shall have primary responsibility for the preparation and filing of any applications with or notifications to applicable state regulatory authorities for states other than Indiana and applicable federal regulatory authorities for approval of the Exchange. Each of Parent and the Company shall have the right to review and approve in advance drafts of all such necessary applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Exchange or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Exchange may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Exchange. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.3 from taking any action permitted by
Section 5.2.

    (d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any change or event which, individually or in the aggregate, has had or would have a Company Material Adverse Effect; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (e) Parent agrees that, prior to the Closing, Parent shall not, and shall cause its Subsidiaries not to, acquire significant electric generation assets of clearly sufficient magnitude in the relevant market, for purposes of FERC's analysis of the Exchange, so as to directly and significantly impair the ability of the parties to obtain the Required Approval (as defined in Section 7.1(d)).

    (f) Parent and the Company shall use their reasonable best efforts to develop jointly by no later than October 15, 2000, a plan for the Company to comply with emission limits that may be imposed as a result of the United States Environmental Protection Agency's NOx SIP Call, which plan may include capital expenditure outlays in addition to those contemplated by this Agreement and the Company Disclosure Schedule. The Company may make any such capital expenditures in accordance with such plan.

    Section 6.4  EMPLOYEE BENEFIT PLANS.

    (a) Parent shall cause individuals who were employed by the Company or any Company Subsidiary immediately before the Effective Time and who continue employment with the Company or such Company Subsidiary after the Effective Time ("COVERED EMPLOYEES") to be provided employee benefits that are substantially equivalent in the aggregate, at Parent's discretion, to either (i) those provided under the Company Benefit Plans immediately before the Effective Time, or (ii) those provided by Parent or its Subsidiaries to their similarly situated employees from time to time; PROVIDED, HOWEVER, that nothing contained herein shall be construed as requiring Parent or the Company after the Closing to continue any specific plan or as preventing Parent or the Company after the Closing from establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any Covered Employee or any other employee, or amending the Company Benefit Plans. After the Closing, Parent does not intend to offer compensation plans to officers of the Company and its Subsidiaries that are comparable to those historically available to such persons.

    (b) Parent shall credit, or cause to be credited, to the Covered Employees all service with the Company and/or its Subsidiaries (and all service credited to such Covered Employees by the Company and/or its Subsidiaries or under the Company Benefit Plans) for all purposes, under any and all benefit plans, programs or arrangements in which the Covered Employees may participate or from which the Covered Employees may receive benefits from and after the Effective Time, to the same extent as if rendered to Parent, the Company or any of their Subsidiaries, PROVIDED that no such service credited shall require the Company and/or its Subsidiaries to provide for duplication of benefits. Parent shall cause to be waived any waiting period or pre-existing condition limitation under its (or, after the Closing, the Company's or their Subsidiaries') welfare plans that might otherwise apply to any Covered Employee (to the extent that such Covered Employee was not affected by the waiting period or pre-existing condition limitation under the applicable Company Benefit Plans as of the Effective Time). Parent agrees to recognize, or cause to be recognized, the dollar amount of all expenses incurred by the Covered Employees during the calendar year in which the Effective Time occurs for purposes of satisfying such calendar year deductibles and co-payments limitations under the Company Benefit Plans and/or any relevant benefit plans, programs or arrangements of Parent, the Company or their Subsidiaries.

    (c) From and after the Effective Time, Parent shall and shall cause the Company to honor, in accordance with its express terms, each then existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries and an officer, director or employee of such Company or Subsidiary.

    Section 6.5  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, Parent and the Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and, subject to the proviso of this sentence, settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is (i) based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, and (ii) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be ("INDEMNIFIED LIABILITIES"); PROVIDED, HOWEVER, that neither Parent nor the Company shall be liable for any settlement of any claim effected without its written consent. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Company following the Effective Time will pay expenses of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the BCL; PROVIDED, HOWEVER, that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Company; (y) the Company following the Effective Time shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Company following the Effective Time shall use all commercially reasonable efforts to assist in the defense of any such matter. In the event of any dispute as to whether an Indemnified Party's conduct complies with the standards set forth under the BCL and the Company Charter or Company By-laws, a determination shall be made by independent counsel mutually acceptable to the Company following the Effective Time and the Indemnified Party (the "INDEPENDENT COUNSEL"); PROVIDED, HOWEVER, that the Company following the Effective Time shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group seeking indemnification with respect to the same or a substantially related matter may retain only one law firm with respect to such matter except to the extent that under applicable standards of professional conduct, such counsel would have conflict representing such Indemnified Party and any other Indemnified Party or Indemnified Parties.

    (b) Except to the extent required by Law, the Company following the Effective Time shall not take any action so as to amend, modify, limit or repeal the provisions for indemnification of Indemnified Parties contained in the certificates or articles of incorporation or by-laws (or other comparable charter documents) of the Company following the Effective Time and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any Indemnified Party to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. The Company following the Effective Time shall honor all of its indemnification obligations existing as of the Effective Time.

    (c) For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement; PROVIDED, HOWEVER, that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to or at the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 300% for annual premiums for such directors' and officers' liability insurance, which existing premium costs are set forth in Section 6.5(c) of the Company Disclosure Schedule; PROVIDED, FURTHER, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 300% of the current annual premiums of Company for its directors' and officers' liability insurance.

    (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under Section 6.5(c), respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the Company Charter or the comparable organization documents of the Company or any of its Subsidiaries, under the BCL or otherwise.

    Section 6.6 EXPENSES. Except as provided in Article VIII, all fees and expenses incurred in connection with the Exchange shall be paid by the party incurring such fees or expenses, whether or not the Exchange is consummated.

    Section 6.7 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Exchange and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

    Section 6.8 TRANSFER TAXES. Subject to Section 2.3(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Exchange shall be paid by the Company, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes. In no case will Parent pay directly or indirectly any Transfer Tax incurred in connection with the Exchange.

    Section 6.9 RESTRUCTURING. Parent shall file an application with the SEC which commits Parent, if required by a regulatory order of the SEC, to enter into an agreement with a third party within three years of the Effective Time to divest its ownership interest in the PUHCA jurisdictional business of Entity C or comply with such other conditions as may be imposed by the SEC; PROVIDED, HOWEVER, that Parent shall not be required to comply with any such condition that Parent reasonably believes would have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

    Section 6.10 RIGHTS AGREEMENT; CONSEQUENCES IF RIGHTS TRIGGERED. The Company Board shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the Exchange. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, except for any of the foregoing actions which the Company Board, after consultation with outside counsel, determines in good faith is required for the Company Board to comply with its fiduciary duties imposed by law. If any Distribution Date, Share Acquisition Date or Triggering Event occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Exchange Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Exchange.

    Section 6.11 CONDUCT OF BUSINESS OF PARENT. Except as may be required by applicable law or as contemplated by Section 6.9, Parent and any Subsidiary of Parent shall not engage in any activities (including allowing or causing a change in the equity or other ownership of Parent) which would cause a change in Parent's or any equity owner's or affiliate's status under PUHCA or that would impair the ability of the Company, Parent, any Subsidiary of Parent or any equity owner or affiliate of Parent to claim any exemption under PUHCA or subject Parent, any Subsidiary of Parent or any equity owner or affiliate of Parent to regulation under PUHCA (other than Section 9(a)(2) or as an exempt holding company under PUHCA) following the Exchange or acquire such voting securities in a "public utility company" as defined under Section 2(a)(5) of PUHCA so as to become an affiliate of such public utility company within the meaning of Section 2(a)(11) of PUHCA.

    Section 6.12  CERTAIN EMPLOYEE MATTERS; HEADQUARTERS.

    (a) After the Closing, Parent will make available to employees of the Company employment opportunities within the domestic and international Parent group substantially equivalent to opportunities as are made available to other employees of Parent and its Subsidiaries.

    (b) After the Closing, the Company shall, and shall cause Entity I to, maintain for a period of at least three years following the Effective Time
(i) its corporate headquarters in Indianapolis, Indiana, (ii) the name of Entity I and (iii) local decision-making authority.

    Section 6.13 CHARITABLE GIVING. After the Closing, Parent shall cause the Company to maintain a commitment to local social responsibility, community involvement and charitable giving at its current levels in accordance with its current practices.

    Section 6.14 ASSET SALE. The Company shall use commercially reasonable efforts to take all actions necessary, including obtaining the required regulatory approvals, to sell (i) Cleveland District Cooling Corporation, Cleveland Thermal Energy Corporation, Mid America Energy Resources and Indianapolis Campus Energy, or the assets of each, each a direct or indirect Subsidiary of Mid America

Capital Resources, and (ii) the steam generating and steam distribution assets of Entity I, prior to the Effective Time on terms and conditions reasonably acceptable to Parent. The terms and conditions of the Asset Sales Agreements, dated as of March 21, 2000, between the Company and Citizens Gas & Coke Utility are acceptable to Parent.

    Section 6.15 TAX TREATMENT. Parent and the Company intend that the Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use reasonable efforts to cause the Exchange to qualify, and shall not knowingly take actions or cause actions to be taken that could reasonably be expected to prevent the Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 6.16 REGIONAL TRANSMISSION ORGANIZATION. The Company shall not, and shall cause its Subsidiaries not to, join any regional transmission organization unless required by applicable law, otherwise consented to by Parent or necessary to avoid a Company Material Adverse Effect.

    Section 6.17 POOLING-OF-INTEREST. The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take such actions as may be necessary to permit the parties to account for the Exchange, and shall not permit any of its Subsidiaries to take any actions that would, or would be reasonably likely to, prevent the parties from accounting for the Exchange, as a pooling-of-interests in accordance with GAAP and applicable SEC regulations. This section shall be null and void in the event (i) Parent determines to not seek such accounting treatment for the Exchange or (ii) Parent determines that such accounting treatment is not available, and, in either event Parent shall promptly notify the Company.

    Section 6.18 AFFILIATE LETTERS. Each party shall identify in a letter to the other all persons who are, as of the Closing Date, "affiliates" of such party as such term is used in Rule 145 under the Securities Act. Each party shall use reasonable best efforts to cause its respective affiliates to deliver to the other party on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit D.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE EXCHANGE. The respective obligation of each party to effect the Exchange is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) SHAREHOLDER APPROVAL. The Company shall have obtained the Company Shareholder Approval.

    (b) ANTITRUST. The waiting period (and any extension thereof) applicable to the Exchange under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust Law, the absence of which would prohibit the consummation of Exchange, shall have been obtained or made.

    (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunctions or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; PROVIDED, HOWEVER, that prior to asserting this condition, subject to
Section 6.3, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

    (d) FERC APPROVAL. A Final Order of the FERC under the Power Act approving the disposition by the Company of facilities subject to the jurisdiction of the FERC (the "REQUIRED APPROVAL") shall have been obtained. Parent shall reasonably believe that such Required Approval would not have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby; PROVIDED, HOWEVER, that neither of the following shall be deemed to have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby: (i) any condition that affects the rates, terms or conditions of existing or future power sales transactions between Entity I or Parent or any Subsidiary of Parent (including Entity C), or which imposes a code of conduct on Entity I or Parent or any Subsidiary of Parent (including Entity C) similar to that imposed by FERC on regulated public utilities and their power marketer affiliates, or (ii) a condition that requires Entity I or Parent or any Subsidiary of Parent (including Entity C) to join a regional transmission organization. A "FINAL ORDER" means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

    (e) CONSENTS AND APPROVALS. All consents, approvals and authorizations shall have been obtained from all Governmental Entities except for the approvals and authorizations contemplated by Sections 7.1(d), 7.2(e) and 7.2(i), except where the failure to obtain any such consents, approvals and authorizations would not cause a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

    (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

    (g) LISTING OF SHARES. The shares of Parent Common Stock issuable pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

    Section 7.2 CONDITIONS TO OBLIGATION OF PARENT. The obligation of Parent to effect the Exchange is further subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (c)  ABSENCE OF A COMPANY MATERIAL ADVERSE EFFECT.  Except as disclosed in
Section 7.2(c) of the Company Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

    (d) COMPANY REQUIRED CONSENTS. The Company Required Consents shall have been obtained.

    (e) PUHCA EXEMPTION, SECTION 9(A)(2) APPROVAL. The SEC shall have issued an order (i) granting Parent an exemption from registration as a holding company under PUHCA pursuant to Section 3(a)(5) of PUHCA (the "SEC EXEMPTION ORDER"), and (ii) approving the Exchange under

Section 9(a)(2) of PUHCA (the "SEC APPROVAL ORDER"), and each such order shall be in full force and effect on the Closing Date. Parent shall be reasonably satisfied that neither the SEC Exemption Order nor the SEC Approval Order shall have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

    (f) CLOSING CERTIFICATES. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 7.2(a), (b), (c), (d), (h) and (i) have been satisfied.

    (g) PARENT REQUIRED CONSENTS. The Parent Required Consents shall have been obtained.

    (h) TRIGGER OF THE COMPANY RIGHTS. No event has occurred or could occur pursuant to this Agreement or otherwise that would result in the triggering of any right or entitlement of the Company shareholders under the Company Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans which, in the reasonable judgment of Parent, would have or be reasonably likely to result in a Company Material Adverse Effect or materially change the number of outstanding equity securities of the Company, and the Company Rights shall not have become nonredeemable by the Company Board.

    (i) INDIANA UTILITY REGULATORY COMMISSION. (i) The IURC shall have issued the Indiana Certification, (ii) any order of, approval by or result of any filing, hearing, proceeding, investigation or notice with, or required by the IURC, or any other Indiana state authority, does not have a Regulatory Adverse Effect (as defined below), (iii) no hearing, proceeding or investigation shall have been conducted or shall be currently pending before the IURC, or any other Indiana state authority, that was initiated by the IURC, or any other Indiana state authority, the outcome of which is reasonably likely to result in a Regulatory Adverse Effect, and (iv) no hearing, proceeding or investigation shall have been conducted or shall be currently pending before the IURC, or any other Indiana state authority, which was initiated by a party other than the IURC, or any other Indiana state authority, and the outcome of which is reasonably likely to result in a Regulatory Adverse Effect. For purposes of this Agreement, a "REGULATORY ADVERSE EFFECT" shall mean an effect that is reasonably likely to have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

    (j) TAX OPINION. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Parent, dated as of the Closing Date, and in form and substance reasonably satisfactory to Parent to the effect that the Exchange will qualify as a reorganization within the meaning of
Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters dated as of the Closing Date from each of Parent and the Company, in each case, in substantially the form and substance attached hereto as Exhibit A and Exhibit B and in form and substance reasonably satisfactory to such counsel, which letters shall not have been modified or withdrawn. The opinion referred to in this Section 7.2(j) shall not be waivable after receipt of the Company Shareholder Approval referred to in Section 7.1(a), unless further shareholder approval is obtained with appropriate disclosure.

    (k) DIRECTOR RESIGNATIONS. Parent shall have received duly executed resignation letters from each of the directors of the Company in accordance with
Section 1.6.

    Section 7.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Exchange is further subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate on behalf of Parent executed by its chief executive officer to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent executed by its chief executive officer to such effect.

    (c) CLOSING CERTIFICATES. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in
Section 7.3(a) and Section 7.3(b) have been satisfied.

    (d) TAX OPINION. The Company shall have received an opinion of Cravath, Swaine & Moore, special tax counsel to the Company, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Company to the effect that the Exchange will qualify as a reorganization within the meaning of
Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters dated as of the Closing Date from each of Parent and the Company, in each case, in substantially the form and substance attached hereto as Exhibit A and Exhibit B and in form and substance reasonably satisfactory to such counsel, which letters shall not have been modified or withdrawn. The opinion referred to in this Section 7.3(d) shall not be waivable after receipt of the Company Shareholder Approval referred to in Section 7.1(a), unless further shareholder approval is obtained with appropriate disclosure.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval:

    (a) without payment of a termination fee by mutual written consent of Parent and the Company;

    (b)  by either Parent or the Company:

        (i) if the Exchange is not consummated by the fifteen-month anniversary of the date of this Agreement (the "TERMINATION DATE") without payment of a termination fee; PROVIDED, HOWEVER that the Termination Date shall automatically be extended for three additional months if any of the conditions set forth in Section 7.1(d), 7.1(e), 7.2(e) or 7.2(i) have not been satisfied; and PROVIDED, FURTHER, that the failure to consummate the Exchange shall not be the result of a breach of this Agreement by the party seeking to terminate this Agreement;

        (ii) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained. In the event this Agreement is terminated pursuant to this
    Section 8.1(b)(ii) and if an Acquisition Proposal has been publicly proposed during the Company Applicable Period and at or within twelve months of the date of the Company Shareholders Meeting, the Company enters into any agreement with respect to such Acquisition Proposal then, within ten business days after the execution of such agreement, the Company shall immediately pay in cash to Parent by wire transfer of same day funds a termination fee in an amount equal to $60 million (the "ACQUISITION TERMINATION FEE"). In addition, the Company shall reimburse Parent of up to $10 million in reasonable fees and expenses incurred by Parent in connection with the transactions contemplated hereby from June 22, 2000, which fees and expenses shall be documented and which documentation shall be provided to the Company (the "PARENT EXPENSES"); and

        (iii) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, which has the effect as supported by the written opinion of outside counsel, of making illegal or otherwise restricting, preventing or prohibiting the Exchange and such order shall have become final and nonappealable.

    (c)  by Parent under any of the following circumstances:

        (i) by written notice to the Company, if (x) there shall have been a material breach of this Agreement by the Company or (y) there shall have been a wilful breach of this Agreement by the Company and such breaches, described in clauses (x) and (y) hereof shall not have been remedied within thirty days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied; PROVIDED, HOWEVER, that the Company shall not be entitled to expend more than $10 million to cure any and all such breaches without the prior written approval of Parent or (z) if the Company Board (or any committee thereof)
    (A) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement and the transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, (B) shall fail to reaffirm such approval or recommendation upon the request of Parent within five full business days of receipt of written request to do so by Parent, (C) shall approve or recommend any Acquisition Proposal or (D) shall resolve to take any of the actions specified in clauses (A), (B) or (C). In the event this Agreement is terminated pursuant to clause (x) of this Section 8.1(c)(i), the Company shall reimburse the Parent Expenses. In the event this Agreement is terminated pursuant to clause (z) of this Section 8.1(c)(i), the Company shall pay Parent a termination fee in an amount equal to $60 million, plus reimbursement of the Parent Expenses. All such payments referred to above shall be made in cash by wire transfer of same day funds within ten business days of such termination notice.

    (d)  by the Company under any of the following circumstances:

        (i) by written notice to Parent, if (x) there shall have been any material breach of this Agreement by Parent or (y) there shall have been a wilful breach of this Agreement by Parent and such breaches described in clauses (x) and (y) hereof shall not have been remedied within thirty days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied. In the event this Agreement is terminated pursuant to clause (x) of this
    Section 8.1(d)(i), Parent shall reimburse the Company up to $10 million in reasonable fees and expenses incurred by the Company in connection with the transactions contemplated hereby from June 22, 2000, which fees and expenses shall be documented and which documentation shall be provided to Parent (the "COMPANY EXPENSES");

        (ii) in accordance with clause (iii) of the proviso to the first sentence of Section 5.2(a), by written notice to Parent; PROVIDED that, in order for the termination of this Agreement pursuant to this subparagraph
    (ii) to be deemed effective, the Company shall have complied with all provisions of Section 5.2. In the event this Agreement is terminated pursuant to this Section 8.1(d)(ii), the Company shall pay Parent within ten days in cash by wire transfer of same day funds a termination fee in an amount equal to the Acquisition Termination Fee. In addition, the Company shall reimburse Parent the Parent Expenses; and

        (iii) by written notice to Parent, if the Average Trading Price of a share of Parent Common Stock as determined in accordance with
    Section 2.1(b) multiplied by the Exchange Ratio results in an amount which is less than $21.00.

    Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than Section 5.2, the last sentence of Section 6.2, Section 8.1, this Section 8.2, Section 8.3 and
Article IX which
provisions shall survive such termination; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for a wilful breach of its representations, warranties or covenants set forth in this Agreement (including liability of the Company if this Agreement is terminated by Parent under
Section 8.1(c)(i)(y) and liability of Parent if this Agreement is terminated by the Company under Section 8.1(d)(i)(y)).

    Section 8.3 EXPENSES AND FEES. Notwithstanding anything to the contrary contained in this Agreement, if one party fails to promptly pay to the other any fee or expense due under Article VIII, in addition to any amounts paid or payable pursuant to such Section, the party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

    Section 8.4 AMENDMENT. This Agreement may be amended by the Board of Directors of the parties at any time before or after receipt of the Company Shareholder Approval; PROVIDED, HOWEVER, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or Parent, without further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.4, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    Section 8.6 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.4 or an extension or waiver pursuant to
Section 8.5 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    Section 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except as otherwise provided in this Agreement. Section 1.4(b) shall survive the Effective Time.

    Section 9.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to Parent, to

        The AES Corporation
       1001 N. 19th Street
       20th Floor
       Arlington, VA 22209
       Attention: Paul D. Stinson
                Vice President

        Telephone: 603-253-8048
       Facsimile: 603-387-6043

        with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
       1440 New York Avenue, N.W.
       Washington, DC 20005
       Attention: Ronald C. Barusch, Esq.
                Pankaj K. Sinha, Esq.

        Telephone: 202-371-7000
       Facsimile: 202-393-5760

    (b)  if to the Company, to

        IPALCO Enterprises, Inc.
       One Monument Circle
       Indianapolis, IN 46204
       Attention: Bryan G. Tabler, Esq.
                Vice President, Secretary and General Counsel

        Telephone: 317-261-5134
       Facsimile: 317-261-8288

        with a copy to:

        Cravath, Swaine & Moore
       825 Eighth Avenue
       New York, NY 10019
       Attention: Richard Hall, Esq.
       Telephone: 212-474-1000
       Facsimile: 212-474-3700

    Section 9.3  DEFINITIONS.  For purposes of this Agreement:

    An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    "ENTITY C" shall mean Central Illinois Light Company, an indirect Subsidiary of Parent.

    "ENTITY I" shall mean Indianapolis Power & Light Company, a direct Subsidiary of the Company.

    A "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

    A "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    A "JOINT VENTURE" of any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity of any such entity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity, and the term "COMPANY JOINT VENTURE" shall mean a Joint Venture of the Company.

    Section 9.4 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 9.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    Section 9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 9.7 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, taken together with the Company Disclosure Schedule and the Parent Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Exchange, other than the Confidentiality Agreement, and, except for the provisions of Article II, Section 6.4(c) and Section 6.5, is not intended to, and shall not, confer upon any person other than the parties any rights, claims or remedies.

    Section 9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the BCL.

    Section 9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 9.10 ENFORCEMENT. Each of the parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any federal court in the state of New York, this being in addition to any other remedy to which they are entitled at law or at equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York State court in the County of New York in the event any dispute arises out of this Agreement or the Exchange, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Exchange in any court other than any New York state court or any federal court sitting in the State of New York or any New York State court sitting in the County of New York, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Exchange.

    Section 9.11 FURTHER ASSURANCES. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Exchange in accordance with the terms hereof.

    IN WITNESS WHEREOF, Parent and the Company have duly executed this Agreement, all as of the date first written above.

                                                       THE AES CORPORATION

                                                       By:  /s/ PAUL STINSON
                                                            -----------------------------------------
                                                            Name: Paul D. Stinson
                                                            Title: Vice President

                                                       IPALCO ENTERPRISES, INC.

                                                       By:  /s/ JOHN R. HODOWAL
                                                            -----------------------------------------
                                                            Name: John R. Hodowal
                                                            Title: Chairman of the Board

                                                                       EXHIBIT A
                                                                      TO ANNEX A

                             [LETTERHEAD OF PARENT]

                                                                  [Closing Date]

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005-2111

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475

Ladies and Gentlemen:

    In connection with the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Agreement and Plan of Share Exchange (the "EXCHANGE AGREEMENT"), dated as of July 15, 2000, among The AES Corporation, a Delaware corporation ("PARENT"), and IPALCO Enterprises, Inc., an Indiana corporation (the "COMPANY"), whereby all the issued and outstanding shares of common stock of the Company will be acquired by Parent in exchange for shares of common stock of the Parent (the "EXCHANGE"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "REGISTRATION STATEMENT"), which includes the Joint Proxy Statement of Parent and the Company, each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of the Parent, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Exchange Agreement):

    1. The facts, representations and covenants relating to the Exchange and related transactions as described in the Exchange Agreement, Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) are, insofar as such facts pertain to the Parent, true, correct and complete in all material respects. The Exchange will be consummated in accordance with the Exchange Agreement.

    2. The formula set forth in the Exchange Agreement pursuant to which each issued and outstanding share of Company Common Stock will be converted into fully paid and nonassessable shares of Parent Common Stock is the result of arm's length bargaining.

    3. The fair market value of the Parent Common Stock received by the shareholders of the Company will be, at the Effective Time, approximately equal to the fair market value of the Company Common Stock surrendered in the Exchange.

    4. In the Exchange, all of the Company Common Stock will be exchanged solely for Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The Company has no class of stock outstanding other than the Company Common Stock. No shares or other securities of the Company will be issued to the shareholders of the Company pursuant to the

Exchange. For purposes of this representation, any share of the Company Common Stock redeemed or exchanged in the Exchange for cash or other property originating, directly or indirectly, with the Parent or any of its subsidiaries will not be considered as exchanged solely for Parent Common Stock. Further, no liabilities of the Company or any shareholder of the Company will be assumed by the Parent in the Exchange, nor will any of the Company Common Stock acquired by Parent in the Exchange be subject to any liabilities.

    5. Following the Exchange, Parent has no plan or intention to sell, transfer or dispose of any stock of the Company or to cause the Company to issue additional shares of its stock that would in either case result in Parent failing to own after the Exchange, directly or indirectly, at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock.

    6. If cash payments are made to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such holders in the Exchange, such payments will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and will not represent separately bargained for consideration. The total cash consideration that will be paid in the Exchange to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Exchange to shareholders of Company in exchange for their shares of Company Stock.

    7. (i) To the knowledge of Parent, neither the Company nor any corporation related to the Company (as defined in Treasury Regulation Section 1.368-1(e)) has purchased, exchanged, redeemed, or otherwise acquired or has any plan or intention to purchase, exchange, redeem, or otherwise acquire any Company stock in contemplation of the Exchange, or otherwise as part of a plan of which the Exchange is a part.

       (ii) Neither Parent nor any corporation related to Parent (as defined in Treasury Regulation Section 1.368-1(e)) has any plan or intent to purchase, exchange, redeem, or otherwise acquire any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person (excluding any fractional shares of the Parent Common Stock exchanged for cash in the Exchange). To the knowledge of Parent, neither the Company nor any corporation related to the Company (as defined in Treasury Regulation Section 1.368-1(e)) has any plan or intention to purchase, exchange, redeem, or otherwise acquire any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person. For purposes of this representation letter, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person's interest in the partnership.

    8. The Company has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Exchange (other than dividends made in the ordinary course of business).

    9. Parent has no plan or intention to, following the Exchange, liquidate the Company, merge the Company with or into another corporation in which the Company is not the survivor, sell or otherwise dispose of shares of the Company, cause the Company to distribute to Parent or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company, or cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business transfers of assets permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation
Section 1.368-1(d) or 1.368-2(k), and the sale of Cleveland District Cooling Corporation, Cleveland Thermal Energy Corporation, Mid America Energy Resources and Indianapolis Campus Energy, or the assets of each, for an amount of cash or other consideration with a fair market value equal to that of the assets sold in exchange therefor.

    10. Parent will pay its expenses, if any, incurred in connection with the Exchange. Parent has not paid (directly or indirectly) or agreed to assume any expense or other liability, whether fixed or contingent, of the Company or any of its subsidiaries or any holder of Company Stock.

    11. The Company shall pay all transfer taxes attributable to the Exchange out of the Company's own funds (and not out of funds provided, directly or indirectly, by Parent).

    12. Except as specifically set forth in Section 3.2 of the Exchange Agreement, immediately prior to the time of the Exchange, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company stock. Simultaneously with the Exchange, all outstanding warrants, options, convertible securities, and related stock appreciation rights, if any, to purchase or acquire a share of Company stock granted under employee incentive or benefits plans, programs or arrangements and non-employee director plans presently maintained by the Company, together with all other outstanding awards granted under such plans, will be canceled or converted into similar instruments of Parent. Immediately following the Exchange, the only class of Company stock outstanding will be the Company Common Stock held by Parent.

    13. Following the Exchange, Parent intends to cause the Company to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulation
Section 1.368-1(d)). To the knowledge of Parent, the Company has not sold, transferred, or otherwise disposed of any of its assets so as to prevent the Parent or members of its "qualified group" from continuing the "historic business" of the Company or using a significant portion of the Company's "historic business assets" in a business after the Exchange (within the meaning of such terms in Treasury Regulation Section 1.368-1(d)).

    14.  Parent is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

    15. The Parent will not take, and will not cause Company to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Exchange as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

    16. None of the compensation received (or to be received) by any stockholder-employee or stockholder-independent contractor of the Company is (or will be) separate consideration for, or is (or will be) allocable to, any of such person's Company Common Stock surrendered in the Exchange. None of the Parent Stock that will be received by any stockholder-employee or stockholder-independent contractor of the Company in the Exchange represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor pursuant to any agreement entered into in connection with the Exchange will be for services actually rendered, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services or covenants, and will be determined independent of the determination of the consideration to be paid for the Company Common Stock.

    17. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and the Company (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

    18. Parent is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    19. Neither Parent nor any person related to the Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of the stock of the Company.

    20. Parent shall satisfy the information reporting requirements of Treasury Regulation Section 1.368-3 with respect to the Exchange.

    21. Parent Common Stock entitles the holder to vote for the board of directors of Parent.

    22. The Exchange Agreement, the Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) represents the entire understanding between the Parent and the Company regarding the Exchange, and there are no other written or oral agreements between the Parent and the Company regarding the Exchange.

    23. The Exchange is being undertaken for purposes of enhancing the business of the Company and for other good and valid business purposes of the Company.

    24. On the date of the Exchange, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

    25. No holders of Company stock have appraisal or dissenters' rights with respect to the Exchange under any applicable law.

    26. The undersigned is authorized to make all the representations set forth herein on behalf of Parent.

    The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Exchange Agreement will be based on the accuracy and completeness of the representations set forth herein and on the accuracy and completeness of the representations and warranties and the satisfaction of the covenants and obligations contained in the Exchange Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate and complete or if any of such covenants or obligations are not satisfied in all material respects. Parent understands that Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore have not undertaken to independently verify the facts providing the basis of this letter nor have they been asked to do so.

    The undersigned acknowledges that such opinions will not address any tax consequences of the Exchange or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,
                                          THE AES CORPORATION
                                          By:
                                             Name:
                                             Title:

                                                                       EXHIBIT B
                                                                      TO ANNEX A

                            [Letterhead of Company]

                                                                  [Closing Date]

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005-2111

Ladies and Gentlemen:

    In connection with the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Agreement and Plan of Share Exchange (the "EXCHANGE AGREEMENT"), dated as of July 15, 2000, among The AES Corporation, a Delaware corporation ("PARENT"), and IPALCO Enterprises, Inc., an Indiana corporation (the "COMPANY"), whereby all the issued and outstanding shares of common stock of the Company will be acquired by Parent in exchange for shares of common stock of the Parent (the "EXCHANGE"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "REGISTRATION STATEMENT"), which includes the Joint Proxy Statement of Parent and the Company, each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Exchange Agreement):

    1. The facts, representations, and covenants relating to the Exchange and related transactions as described in the Exchange Agreement, Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) are, insofar as such facts pertain to the Company, true, correct and complete in all material respects. The Exchange will be consummated in accordance with the Exchange Agreement.

    2. The formula set forth in the Exchange Agreement pursuant to which each issued and outstanding share of Company Common Stock will be converted into fully paid and nonassessable shares of Parent Common Stock, is the result of arm's length bargaining.

    3. The fair market value of the Parent Common Stock received by the shareholders of the Company will be, at the Effective Time, approximately equal to the fair market value of the Company Common Stock surrendered in the Exchange.

    4. In the Exchange, all of the Company Common Stock will be exchanged solely for Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The Company has no class of stock outstanding other than the Company Common Stock. No shares or other securities of the Company will be issued to the shareholders of the Company pursuant to the Exchange. For purposes of this representation, any share of the Company Common Stock redeemed or exchanged in the Exchange for cash or other property originating, directly or indirectly, with the Parent or any of its subsidiaries will not be considered as exchanged solely for Parent Common Stock. Further, no liabilities of the Company or any shareholder of the Company will be assumed by the Parent in the Exchange, nor will any of the Company Common Stock acquired by Parent in the Exchange be subject to any liabilities.

    5. Following the Exchange, the Company has no plan or intention to issue additional shares of its stock that would result in Parent failing to own after the Exchange, directly or indirectly, at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least
80 percent of the total number of shares of all other classes of Company stock. To the best knowledge of the Company, Parent has no plan or intention to sell, transfer or dispose of any stock of the Company or to cause the Company to issue additional shares of its stock that would in either case result in Parent failing to own after the Exchange, directly or indirectly, at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock.

    6. If cash payments are made to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such holders in the Exchange, such payments will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and will not represent separately bargained for consideration. The total cash consideration that will be paid in the Exchange to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Exchange to shareholders of Company in exchange for their shares of Company Stock.

    7. (i) Neither the Company nor any corporation related to the Company (as defined in Treasury Regulation Section 1.368-1(e)) has purchased, exchanged, redeemed, or otherwise acquired or has any plan or intention to purchase, exchange, redeem, or otherwise acquire any Company stock in contemplation of the Exchange, or otherwise as part of a plan of which the Exchange is a part.

      (ii) The Company is not aware of any plan or intention on the part of Parent or any corporation related to Parent (as defined in Treasury Regulation
Section 1.368-1(e)) to purchase, exchange, redeem, or otherwise acquire any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person (excluding any fractional shares of the Parent Common Stock exchanged for cash in the Exchange). The Company has no plan or intention, nor is the Company aware of any plan or intention on the part of any person related to the Company (as defined in Treasury Regulation Section 1.368-1(e)) to acquire or redeem any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person. For purposes of this representation letter, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person's interest in the partnership.

    8. The Company has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Exchange (other than dividends made in the ordinary course of business).

    9. The Company is not aware of any plan or intention on the part of Parent to, following the Exchange, liquidate the Company, merge the Company with or into another corporation in which the Company is not the survivor, sell or otherwise dispose of shares of the Company, cause the Company to distribute to Parent or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company or cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, transfers of assets permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d) or 1.368-2(k), and the sale of Cleveland District Cooling Corporation, Cleveland Thermal Energy Corporation, Mid America Energy Resources and Indianapolis Campus Energy, or the assets of each, for an amount of cash or other consideration with a fair market value equal to that of the assets sold in exchange therefor.

    10. Except as specifically contemplated under Section 6.8 of the Exchange Agreement, the Company and its shareholders will pay their respective expenses, if any, incurred in connection with the

Exchange. The Company has neither paid (directly or indirectly) nor agreed to assume any expense or other liability, whether fixed or contingent, incurred or to be incurred by any holder of Company Stock in connection with or as part of the Exchange or any related transactions.

    11. The Company shall pay all Transfer Taxes attributable to the Exchange out of the Company's own funds (and not out of funds provided, directly or indirectly, by Parent).

    12. Except as specifically set forth in Section 3.2 of the Exchange Agreement, immediately prior to the time of the Exchange, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company stock. Simultaneously with the Exchange, all outstanding warrants, options, convertible securities, and related stock appreciation rights, if any, to purchase or acquire a share of Company stock granted under employee incentive or benefits plans, programs or arrangements and non-employee director plans presently maintained by the Company, together with all other outstanding awards granted under such plans, will be canceled or converted into similar instruments of Parent. Immediately following the Exchange, the only class of Company stock outstanding will be the Company Common Stock held by Parent.

    13. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent or members of its "qualified group" from continuing the "historic business" of the Company or from using a significant portion of the "historic business assets" of the Company in a business following the Exchange (as such terms are defined in Treasury Regulation
Section 1.368-1(d)).

    14. The Company is not an investment Company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

    15. The Company will not take, and, to the knowledge of the Company, there is no plan or intention by stockholders of Company to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Exchange as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

    16. None of the compensation received (or to be received) by any stockholder-employee or stockholder-independent contractor of the Company is (or will be) separate consideration for, or is (or will be) allocable to, any of such person's Company Common Stock surrendered in the Exchange. None of the Parent Stock that will be received by any stockholder-employee or stockholder-independent contractor of the Company in the Exchange represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor pursuant to any agreement entered into in connection with the Exchange will be for services actually rendered, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services or covenants, and will be determined independent of the determination of the consideration to be paid for the Company Common Stock.

    17. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and the Company (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

    18. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    19. To the knowledge of the Company, neither Parent nor any person related to the Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of the stock of the Company.

    20. The Company will satisfy the information reporting requirements of Treasury Regulation Section 1.368-3 with respect to the Exchange.

    21. The Exchange Agreement, the Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) represents the entire understanding between the Parent and the Company regarding the Exchange, and there are no other written or oral agreements between the Parent and the Company regarding the Exchange.

    22. The Exchange is being undertaken for purposes of enhancing the business of the Company and for other good and valid business purposes of the Company.

    23. On the date of the Exchange, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

    24. No holders of Company stock have appraisal or dissenters' rights with respect to the Exchange under any applicable law.

    25. The undersigned is authorized to make all the representations set forth herein on behalf of the Company.

    The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Exchange Agreement will be based on the accuracy and completeness of the representations set forth herein and on the accuracy and completeness of the representations and warranties and the satisfaction of the covenants and obligations contained in the Exchange Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate and complete or if any of such covenants or obligations are not satisfied in all material respects. The Company understands that Cravath, Swaine & Moore and Skadden, Arps, Slate,
Meagher & Flom LLP have not undertaken to independently verify the facts providing the basis of this letter nor have they been asked to do so.

    The undersigned acknowledges that such opinions will not address any tax consequences of the Exchange or any action taken in connection therewith except as expressly set forth in such opinions.

                                                       Very truly yours,

                                                       IPALCO ENTERPRISES, Inc.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                                       EXHIBIT C
                                                                      TO ANNEX A

                                           , 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

    We are writing with respect to Indianapolis Power & Light Company, its parent, IPALCO Enterprises, Inc., and the pending transaction involving IPALCO Enterprises, Inc. and The AES Corporation.

    We have been advised that The AES Corporation, through its subsidiaries (other than IPALCO Enterprises, Inc. and its subsidiaries), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire ownership interests in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of
Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended.

    The Indiana Utility Regulatory Commission hereby certifies to you that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise that authority.

Sincerely,
William D. McCarty
Chairman

                                                                     EXHIBIT D-1
                                                                      TO ANNEX A

                        FORM OF PARENT AFFILIATE LETTER

Dear Sirs:

    The undersigned refers to the Agreement and Plan of Share Exchange (the "SHARE EXCHANGE AGREEMENT") dated as of July 15, 2000, between The AES Corporation, a Delaware corporation, and IPALCO Enterprises, Inc., an Indiana corporation. Capitalized terms used but not defined in this letter have the meanings given to such terms in the Share Exchange Agreement.

    The undersigned, a holder of shares of Parent Common Stock, acknowledges that the undersigned may be deemed an "affiliate" of Parent within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act or Accounting Series Releases 130 and 135, as amended, of the SEC (the "RELEASES"), although nothing contained herein should be construed as an admission of such fact.

    The undersigned hereby represents to and covenants with Parent that the undersigned will not, from the date hereof, reduce its risk (within the meaning of the Releases) with respect to any Parent Common Stock held by it until after such time as a report (the "REPORT") including results covering at least
30 days of combined operations of the Company and Parent has been published by Parent. Parent will publish the Report as promptly as practicable following the Share Exchange and in any event within 30 days following the end of the first full calendar month following the Share Exchange.

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Share Exchange.

                                          Very truly yours,

Dated:

                                                                     EXHIBIT D-2
                                                                      TO ANNEX A

                        FORM OF COMPANY AFFILIATE LETTER

Dear Sirs:

    The undersigned refers to the Agreement and Plan of Share Exchange (the "SHARE EXCHANGE AGREEMENT") dated as of July 15, 2000, among The AES Corporation, a Delaware corporation, and IPALCO Enterprises, Inc., an Indiana corporation. Capitalized terms used but not defined in this letter have the meanings given to such terms in the Share Exchange Agreement.

    The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Share Exchange shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act or Accounting Series Releases 130 and 135, as amended, of the SEC (the "RELEASES"), although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Share Exchange may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and
(ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

    The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Share Exchange except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of counsel (the reasonable fees of which counsel will be paid by Parent) or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

    The undersigned further represents to and covenants with Parent that
(i) the undersigned will not, between the date hereof and the Closing Date, reduce its risk (within the meaning of the Releases) with respect to any shares of Company Common Stock held by it and (ii) the undersigned will not reduce its risk (within the meaning of the Releases) with respect to, any Parent Common Stock received by it in the Share Exchange until after such time as a report (the "REPORT") including results covering at least 30 days of combined operations of the Company and Parent have been published by Parent. Parent will publish the Report as promptly as practicable following the Share Exchange and in any event within 30 days following the end of the first full calendar month following the Share Exchange.

    In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Parent Common Stock received by the undersigned in the Share Exchange, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

    The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Share Exchange or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel (the reasonable fees of which counsel will be paid by Parent) to the effect that such legends are no longer required for purposes of the Securities Act.

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Share Exchange.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT D
                                                                      TO ANNEX A

The AES Corporation

    On             , the undersigned sold the securities of The AES Corporation
("PARENT") described below in the space provided for that purpose (the "SECURITIES"). The Securities were received by the undersigned in connection with the Share Exchange between Parent and the Company.

    Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

Dated:

             [Space to be provided for description of securities.]

                                                                         ANNEX B

                                                            UBS WARBURG LLC
                                                            2001 Ross Avenue
                                                            Suite 3950
                                                            Dallas, TX 75201
                                                            Tel. -214-969-4000

                                                                   July 15, 2000

The Board of Directors
IPALCO Enterprises, Inc.
One Monument Circle
Indianapolis, Indiana 46204

Dear Members of the Board:

    We understand that IPALCO Enterprises, Inc., an Indiana corporation ("IPALCO" or the "Company"), is considering a transaction whereby The AES Corporation, a Delaware corporation ("AES"), will conduct a mandatory share exchange with the Company. Pursuant to the terms of the Agreement and Plan of Share Exchange (the "Purchase Agreement"), AES will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of AES (the "Transaction"). Pursuant to the terms of the Purchase Agreement, each of the issued and outstanding shares of the common stock of the Company, without par value (the "Company Common Stock"), will be exchanged for such number (the "Exchange Ratio") of shares of common stock, par value $0.01 per share ("AES Common Stock"), of AES, calculated as follows:

    (a) if the Average Trading Price, as defined in the Purchase Agreement, of a share of AES Common Stock is greater than or equal to $31.50, the Exchange Ratio shall equal a quotient determined by dividing $25.00 (the "Per Share Amount") by the Average Trading Price of a share of AES Common Stock; and (b) if the Average Trading Price of a share of AES Common Stock is less than $31.50, the Exchange Ratio shall equal 0.794 (the "Consideration").

    In the event the Closing, as defined in the Purchase Agreement, occurs after the Trigger Date, as defined in the Purchase Agreement, then (i) if the Exchange Ratio is calculated pursuant to clause (a) above, the Per Share Amount shall be increased by an amount equal to $0.15 plus $0.00411 per day from the date after the Trigger Date through the earliest of (but not including) the Closing Date and the Termination Date, as defined in the Purchase Agreement and (ii) if the Exchange Ratio is calculated pursuant to clause (b) above, such Exchange Ratio shall be proportionately increased by the same percentage as the Per Share Amount would be increased.

    You have requested our opinion as to the fairness to the holders of the Company Common Stock from a financial point of view of the Consideration to be paid by AES in the Transaction.

    UBS Warburg LLC ("UBSW") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee upon the consummation thereof. UBSW has also been paid a fee in connection with the issuance of this opinion. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof. In the past, UBSW and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of the Company or AES, for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. We do not offer any opinion as to the material terms of the Purchase Agreement (other than the Exchange Ratio) or the form of the Transaction. In rendering this opinion, we have assumed that AES and the Company will comply with all the material terms of the Purchase Agreement.

    In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and AES, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of AES, including estimates and financial forecasts prepared by the management of AES and not publicly available, (iv) conducted discussions with members of the senior management of the Company and AES, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of AES and the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant,
(vii) reviewed the Purchase Agreement, and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

    In connection with our review we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or AES, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In rendering our opinion, we have assumed that the Transaction will qualify as a tax-free reorganization.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by AES to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,
UBS WARBURG LLC

By:  /s/ KENNETH S. CREWS                       By:  /s/ JASON D. SWEET
     ----------------------------------------        ----------------------------------------
     Kenneth S. Crews:                               Jason D. Sweet:
     Managing Director                               Managing Director
     Global Head--Power and Pipelines

                                    PART II
             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, Article VIII of AES's by-laws, as amended, and indemnification agreements entered into by AES with its directors provide for the exculpation of directors and the indemnification of officers, directors, employees and agents under certain circumstances.

    Set forth below is Article VIII of AES's by-laws pertaining to indemnification of officers, directors, employees and agents and insurance:

    Section 8.01. (A) Any person who was or is a party or is threatened to be made a party to or was or is involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Corporation to procure a judgment in its favor (a "derivative action")) by reason of the fact that he or she is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation, to the extent authorized by the laws of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such laws permitted prior to such amendment), against all expenses (including, but not limited to, attorneys' fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, suit or proceeding. In the event of any derivative action, such persons shall be indemnified by the Corporation under the same conditions and to the same extent as specified above, except that no indemnification is permitted in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while hold in such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (B) The right to indemnification conferred in this Article VIII is and shall be a contract right. The right to indemnification conferred in this
Article VIII shall include the right to be paid by the Corporation the expenses (including attorneys' fees and retainers therefor) reasonably incurred in connection with any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from a director, officer or employee of the Corporation requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director, officer or employee in his or her capacity as a director, officer or employee in advance of the final disposition of a proceeding shall be made only upon delivery to the employee to repay all amounts so advanced if it shall ultimately be determined that such director, officer or employee is not entitled to be indemnified under this Article VIII or otherwise.

    (C) To obtain indemnification under this Article VIII, an indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to such person and is reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification.

    (D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture; trust or other enterprise including service with respect to employee benefit plans, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director, officer or employee, and each such agent to which rights to indemnification have been granted as provided in paragraph (E) of this Article VIII, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

    (E) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition to any agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

    In addition, AES has entered into indemnification agreements with its directors and officers pursuant to which AES has agreed to indemnify such directors and officers in accordance with, and to the fullest extent permitted by, the Delaware General Corporation Law against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any proceeding in which the indemnitee was or is made a party or was or is involved by reason of the fact that the indemnitee is or was a director or an officer.

    AES has also purchased liability insurance policies covering certain directors and officers of AES.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
            2.1         Agreement and Plan of Share Exchange dated as of July 15,
                        2000, between The AES Corporation and IPALCO Enterprises,
                        Inc. (included as Annex A to the proxy statement/
                        prospectus).

            2.2         Opinion of UBS Warburg LLC (included as Annex B to the proxy statement/prospectus).

            3.1         Sixth Amended and Restated Certificate of Incorporation of
                        The AES Corporation (incorporated by reference to Exhibit
                        3.1 to The AES Corporation Quarterly Report on Form 10-Q filed May 15, 2000).

            3.2 The AES Corporation By-laws, as amended (incorporated by reference to Exhibit 3.2 to The AES Corporation Quarterly
                        Report on Form 10-Q filed August 14, 1998).

            5.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities.

            8.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

            8.2*        Opinion of Cravath, Swaine & Moore regarding tax matters.

           23.1* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in Exhibit 5.1).

           23.2* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in Exhibit 8.1).

           23.3*        Consent of Cravath, Swaine & Moore (set forth in Exhibit
                        8.2).

           23.4         Consent of Deloitte & Touche LLP (AES).

           23.5         Consent of Deloitte & Touche LLP (IPALCO).

           23.6 Consent of UBS Warburg LLC (set forth in Annex B to the proxy statement/prospectus).

           24.1         Powers of Attorney (set forth on signature page).

           99.1*        Form of IPALCO Enterprises, Inc. Proxy.

------------------------

*   To be filed by amendment

FINANCIAL STATEMENT SCHEDULES:

    The Financial Statement Schedules have previously been filed as part of AES's Form 10-K for the fiscal year ended December 31, 1999.

ITEM 22.  UNDERTAKINGS.

(A) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(C) The undersigned registrant hereby undertakes:

    (1) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
       Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on the 15th day of August, 2000.

                                                       THE AES CORPORATION

                                                       By:
                                                            /s/ DENNIS W. BAKKE
                                                            -----------------------------------------
                                                            Dennis W. Bakke
                                                            President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis W. Bakke and William R. Luraschi, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
/s/ ROGER W. SANT
-------------------------------------------            Chairman of the Board         August 15, 2000
Roger W. Sant

                                                       President, Chief Executive
/s/ DENNIS W. BAKKE                                      Officer (principal
-------------------------------------------              executive officer) and      August 15, 2000
Dennis W. Bakke                                          Director

/s/ ALICE F. EMERSON
-------------------------------------------            Director                      August 15, 2000
Dr. Alice F. Emerson

/s/ ROBERT F. HEMPHILL, JR.
-------------------------------------------            Director                      August 15, 2000
Robert F. Hemphill, Jr.

/s/ FRANK JUNGERS
-------------------------------------------            Director                      August 15, 2000
Frank Jungers

/s/ JOHN H. MCARTHUR
-------------------------------------------            Director                      August 15, 2000
John H. McArthur

/s/ HAZEL R. O'LEARY
-------------------------------------------            Director                      August 15, 2000
Hazel R. O'Leary

/s/ THOMAS I. UNTERBERG
-------------------------------------------            Director                      August 15, 2000
Thomas I. Unterberg

/s/ ROBERT H. WATERMAN, JR.
-------------------------------------------            Director                      August 15, 2000
Robert H. Waterman, Jr.

                                                       Senior Vice President and
/s/ BARRY J. SHARP                                       Chief Financial Officer
-------------------------------------------              (principal financial and    August 15, 2000
Barry J. Sharp                                           accounting officer)

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Share Exchange dated as of July 15,
                        2000, between The AES Corporation and IPALCO Enterprises,
                        Inc. (included as Annex A to the proxy statement/
                        prospectus).

         2.2            Opinion of UBS Warburg LLC (included as Annex B to the proxy statement/prospectus).

         3.1            Sixth Amended and Restated Certificate of Incorporation of
                        The AES Corporation (incorporated by reference to Exhibit
                        3.1 to The AES Corporation Quarterly Report on Form 10-Q filed May 15, 2000).

         3.2 The AES Corporation By-laws, as amended (incorporated by reference to Exhibit 3.2 to The AES Corporation Quarterly
                        Report on Form 10-Q filed August 14, 1998).

         5.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities.

         8.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

         8.2*           Opinion of Cravath, Swaine & Moore regarding tax matters.

        23.1* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in Exhibit 5.1).

        23.2* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in Exhibit 8.1).

        23.3*           Consent of Cravath, Swaine & Moore (set forth in Exhibit
                        8.2).

        23.4            Consent of Deloitte & Touche LLP (AES).

        23.5            Consent of Deloitte & Touche LLP (IPALCO).

        23.6 Consent of UBS Warburg LLC (set forth in Annex B to the proxy statement/prospectus).

        24.1            Powers of Attorney (set forth on signature page).

        99.1*           Form of IPALCO Enterprises, Inc. Proxy.

------------------------

*   To be filed by amendment